UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Goldman Sachs Group, Inc.

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The Goldman Sachs Group, Inc.
Proxy Statement 2015 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

Notice of 2015 Annual Meeting of Shareholders

Time and Date	8:30 a.m., local time, on Thursday, May 21, 2015

Place	Goldman Sachs offices located at 555 California Street, San Francisco, California 94104

Items of Business	¡	Election to our Board of Directors of the 13 director nominees named in the attached Proxy Statement for a one-year term

¡	An advisory vote to approve executive compensation (say on pay)

¡	Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2015)

¡	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015

¡	Consideration of shareholder proposals, if properly presented by the relevant shareholder proponents

¡	Transaction of such other business as may properly come before our 2015 Annual Meeting of Shareholders

Record Date	The record date for the determination of the shareholders entitled to vote at our 2015 Annual Meeting of Shareholders, or any adjournments or postponements thereof, was the close of business on March 23, 2015.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 21, 2015. Our Proxy Statement, 2014 Annual Report to Shareholders and other materials are available on our website at www.gs.com/proxymaterials.

By Order of the Board of Directors,

Beverly L. O’Toole

Assistant Secretary

April 10, 2015

Your vote is important to us. Please exercise your shareholder right to vote. By April 10, 2015, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions on how to access our Proxy Statement and 2014 Annual Report to Shareholders and vote online. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about April 14, 2015. For more information, see Frequently Asked Questions.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	i

April 10, 2015

Fellow Shareholders:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of The Goldman Sachs Group, Inc. We will hold the meeting on Thursday, May 21, 2015 at 8:30 a.m., local time, at our offices in San Francisco, California. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, a letter from our Lead Director, the Proxy Statement, a form of proxy and a copy of our 2014 Annual Report to Shareholders. Your vote is very important to us. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted.

While the global economic recovery has remained fragile, we were pleased that our firm performed well, generating solid results for 2014 despite uneven conditions. Our performance benefitted from the strength of our global client franchise, the diversity of our businesses and our culture of adaptability.

We continue to focus on driving returns in a challenging macroeconomic environment while emphasizing the need to protect our ability to provide significant upside to our shareholders as the economic cycle turns. The basis for meeting these goals rests on a strong financial profile and a sustained operating discipline. Since the end of 2007, our balance sheet is down while our equity is up, resulting in gross leverage that has been cut by more than half. Over the same period, we have improved our capital and liquidity measures while maintaining our commitment to serve our clients through our core set of businesses over the cycle.

These efforts not only protected near-term returns, they have also positioned the firm to benefit from operating leverage when the environment improves. In this vein, we see a number of growth opportunities across our major businesses, which Gary Cohn, our President and COO, and I detail in our 2014 Letter to Shareholders. I hope you have a chance to read the letter, which also includes additional discussion on our performance, financial stability, strategy and culture of client focus and teamwork.

Lastly, I want to pause to remember my fellow director and trusted adviser, James J. Schiro, who passed away last year. Jim was an important voice on our Board, serving as an exemplary Lead Director. His wisdom, judgment and probing questions had a significant impact on our Board and our firm. He was an exceptional individual and I was deeply saddened by his passing.

Following Jim’s retirement, Adebayo O. Ogunlesi was appointed Lead Director and the Board and our shareholders are very fortunate to benefit from his experience, intellect and energy.

I would like to thank you for your confidence in Goldman Sachs. I look forward to welcoming many of you to our Annual Meeting.

Lloyd C. Blankfein

Chairman and Chief Executive Officer

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	ii

April 10, 2015

To my fellow shareholders:

It was a great honor to be elected by our independent directors as the Lead Director in July 2014 when James J. Schiro left our Board. Jim was a committed and proactive Lead Director, who developed a sound foundation for shareholder engagement that I intend to follow. Jim was known for his advice, which was much sought after for being both balanced and candid. We were very saddened by his passing and we will miss him, his dedication, his precision and his genuine kindness.

It has been an active eight months, and I wanted to update you on some of the key areas that I have been focused on.

Engagement

As a Board, we are committed to open and constructive dialogue with our shareholders and other key constituents. Engaging directly with our shareholders was one of my first priorities upon assuming my responsibilities. As a result, a few months after taking on the Lead Director role I met with many of our largest shareholders, representing approximately 35% of our shares outstanding, in New York, Boston, Sacramento, San Francisco and Los Angeles. These meetings allowed me to gain valuable insights and be better positioned to serve your interests. I was able to receive direct feedback from you on a wide range of issues, including board composition, board leadership structure, succession planning, executive compensation, the impact of regulation and reputational risk. These conversations proved to be critical inputs to the Board’s deliberations. And, as you will read in more detail in the accompanying Proxy Statement, our Board listened carefully to your feedback and made changes that advance our shared goal of building an increasingly valuable and enduring firm.

Given the importance of the regulatory environment in which we operate, I, along with my fellow directors, also meet with our regulators often to provide direct insight into our Board’s operation and effectiveness and receive their feedback. In addition, the Board remains as focused as ever on our oversight of the firm’s risk management, including such key matters as our Capital Plan submitted as part of the Comprehensive Capital Analysis and Review as well as our Risk Appetite Statement.

Board Effectiveness

We also used the occasion of the change in leadership to take a fresh look at our Board’s effectiveness. It has always been our aim to operate our Board in the most efficient and effective manner possible.

Each year, our Governance Committee, which I chair, conducts an evaluation of the performance of our Board; each of our committees also conducts an annual self-evaluation of its performance. To keep the evaluation process fresh and focus our attention on key topics, we enhanced our process this year. We also added an individual assessment of director performance, as further described in the Proxy Statement. These evaluations, coupled with the one-on-one meetings I conducted with each of our non-employee directors, provided invaluable feedback on the operation of our Board and committees that translates into specific changes.

Committee Structure

This past year we also conducted an additional analysis of our historical committee structure, which had consisted of each of our independent directors serving on each of our standing committees. While there is no doubt that this structure served us well in the past, our Board and its committees have continued to grow, increasing from three committees to five in recent years. In addition, each committee’s remit has expanded, in part due to increasing regulatory requirements. We decided that more focused committees would enable each director to expand his or her focus and expertise in critical areas of the Board’s oversight, such as Audit, Risk and Compensation. Further, in recognition of the exceedingly important work of our Public Responsibilities Subcommittee, we changed the Subcommittee to a standing committee of our Board.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	iii

Board Composition

We are keenly aware that our shareholders, regulators and other constituents are focused on who our directors are. Our review of our Board’s composition is an ongoing, year-round process, focused on ensuring that our Board has the right mix of skills and qualifications to carry out its duties. To this end, we welcomed our two newest directors to our Board in December 2014, Mark Flaherty and Mark Winkelman, who are each also members of our Audit, Governance and Risk Committees. Our evaluations led to us seeking additional directors who had an understanding of risk for the financial services industry and an institutional investor perspective. Mr. Flaherty, with more than twenty years of experience in investment management, including as a former leader of one of the largest institutional investors, brings a wide range of understanding of all of these matters. Mr. Winkelman has worked in a variety of different capacities in the capital markets and has demonstrated keen judgment, market knowledge and effective risk management over his career. I look forward to their continued contributions to our Board.

I also want to take the opportunity to thank our colleague, Claes Dahlbäck, for his many years of dedicated service to our Board. For over a decade, our Board has benefitted from his international perspective, sound judgment and constant counsel. I am glad we will continue to benefit from his dedication to our firm as he continues to provide insight to the board of Goldman Sachs International, a subsidiary of the firm.

In addition to making recommendations regarding new directors, our Governance Committee has also enhanced its processes regarding succession planning for leadership positions on our Board, such as Committee Chairs and the Lead Director. We understand the importance our shareholders and other constituents place on having the right people serving in these integral positions, and are focused on ensuring smooth transitions.

In conclusion, I look forward to continuing our active dialogue with you and other key constituents around important issues facing the firm. I thank each of you for your support.

Adebayo O. Ogunlesi

Lead Director

iv	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Executive Summary

This summary highlights certain information from our Proxy Statement for the 2015 Annual Meeting of Shareholders (Annual Meeting). You should read the entire Proxy Statement carefully before voting.

2015 Annual Meeting Information

Date	Time	Place	Record Date
May 21, 2015	8:30 a.m., local time	Goldman Sachs offices located at: 555 California Street, San Francisco, California 94104	March 23, 2015

For additional information about our Annual Meeting, see Frequently Asked Questions.

Matters to be Voted on at our 2015 Annual Meeting

Board Recommendation
Item 1. Election of Directors (see page 14)	FOR each director
Other Management Proposals
Item 2. Advisory Vote to Approve Executive Compensation (Say on Pay) (see page 66)	FOR
Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (see page 67)	FOR
Item 4. Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2015 (see page 79)	FOR
Shareholder Proposals
Item 5. Shareholder Proposal Regarding Vote-Counting (see page 81) Requests that all matters voted on by shareholders be decided by a majority of votes cast not including abstentions	AGAINST

Item  6. Shareholder Proposal Regarding Vesting of Equity Awards Upon Entering Government Service (see page 83)

Requests a report naming all senior executives who are eligible to receive vesting of equity awards upon entering government service, including dollar value of such awards

AGAINST
Item 7. Shareholder Proposal Regarding Right to Act by Written Consent (see page 84) Requests that shareholders have the right to act by written consent in lieu of a meeting	AGAINST

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	1

Performance Highlights

We have highlighted certain key aspects of our firm’s performance below. Information is provided for 2014 performance, as well as in the broader context of our performance in recent years and relative to peers. We encourage you to read the following highlights as a background to the discussion of our Compensation Highlights that follows.*

Best-In-Class Performance

¡	Against a backdrop of stable revenues, we improved several key metrics in 2014:

[1]	Leverage Ratio is calculated as total assets divided by total shareholders’ equity.
[2]	U.S. peers comprised of Bank of America Corp. (BAC), Citigroup Inc. (C), JPMorgan Chase & Co. (JPM) and Morgan Stanley (MS).

Revenue Replacement

¡	We successfully replaced revenue streams lost from exited businesses:

[1]	Net revenues from business and investments we have exited reflect both operating net revenues and gains on sales in 2012.

¡	Since 2012, we undertook several strategic initiatives to respond to new regulations and at the same time reduce risk for the firm.

¡

We sold a majority stake in our Americas Reinsurance and European Insurance businesses and liquidated our investment in Industrial and Commercial Bank of China Limited. We also sold our hedge fund administration business and our ownership stake in the REDI trading technology platform.

¡

The firm adapted and sourced new revenue opportunities and was able to maintain stable revenues, despite a $2.3 billion decrease since 2012 of net revenues and gains on sales from exited businesses and investments.

*	For definitions of certain terms used in this Executive Summary, see Frequently Asked Questions.

2	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

2012 vs. 2014 Net Revenues Key Shareholder Metrics — Improvement from 2012 to 2014

Performance Enhanced by Share Buybacks

¡	Our longstanding history of active capital management has enhanced our performance:

[1]	Graphic shows impact of the firm’s share buybacks during 2010-2014 on the firm’s 2014 performance metrics as compared to the calculation of these metrics if no such buybacks had occurred.

Disciplined Manager of Capital

¡	We have been a disciplined allocator of capital, returning excess to shareholders through share buybacks and dividends:

[1]

U.S. peers comprised of C, JPM and MS; reflects total repurchases of common stock and total dividends to common shareholders; payout ratio is equivalent to dividends and buybacks divided by net income to common shareholders. BAC is excluded because significant losses during the period resulted in a cumulative payout ratio that is not comparable. The U.S. peer average total payout ratio (2010-2014) including BAC is 36%.

[2]

U.S. peers comprised of BAC, C, JPM and MS; reflects total repurchases of common stock and total dividends to common shareholders during 2010-2014 as a percentage of 2010 beginning common shareholders’ equity.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	3

Benefit of Past Five Years of Buybacks on our 2014 Performance1 Over time, we have seen improvement across all of our capital ratios. For example, since our initial disclosure of our 2nd quarter 2013 Basel III fully phased-in advanced ratio, we have improved the ratio by 180bps.

Disciplined Manager of Expenses

¡	We continue to focus on expense discipline, including compensation expense. Our 2014 compensation ratio of 36.8% is our second-lowest since becoming a public company.

¡	The firm’s 2009-2014 average compensation ratio is 910bps lower than the 2000-2007 average compensation ratio:

Compensation Highlights (see Compensation Matters beginning on page 36)

We provide highlights of our compensation program below. It is important that you review our Compensation Discussion and Analysis and compensation-related tables for a complete understanding of our compensation program.

Our 2014 Named Executive Officers (NEOs) are: Lloyd C. Blankfein (CEO), Gary D. Cohn (COO), Harvey M. Schwartz (CFO), Mark Schwartz (a Vice Chairman and Chairman of Goldman Sachs Asia Pacific) and Michael S. Sherwood (a Vice Chairman and Co-CEO of Goldman Sachs International). We also refer to the individuals (currently six in total) serving as CEO, COO, CFO or Vice Chairman of the firm as our Senior Executives or SEOs.

Shareholder Engagement and Response

¡

Continued Shareholder Outreach. We continued to engage with our investors in 2014, meeting with shareholders representing approximately 55% of our shares outstanding. Our prior advisory votes to approve NEO compensation have received the solid support of our shareholders (average support of approximately 87% of votes cast over the past three years and 83% last year), which our Compensation Committee believes indicates support for our program. Shareholders have consistently expressed the desire for the firm to introduce an element of metrics-based compensation into our annual compensation program.

4	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

GS Average Compensation Ratio

¡

Our Compensation Committee Responded. Our Compensation Committee carefully considered feedback from shareholders and other constituents and has made several enhancements to our executive compensation program that address key points of shareholder focus:

Shareholder Feedback	Our Compensation Committee’s Response
Performance-Based Equity-Based Awards (pages 37,49)
¡ A portion of annual equity-based awards should be metrics-based

✓       For the first time, awarded “PSUs” – performance-based restricted stock units (RSUs), which are RSUs tied to specific pre-established performance metrics – to our CEO, COO and CFO to reflect their firmwide responsibilities

✓        PSUs comprise one-half of each of these executives’ 2014 equity-based awards and will only pay out at target if the firm maintains an average “ROE” (as calculated under the PSUs) of 11% over 2015-2017 (see page 49 for calculation information)

Clawback Policy (page 54)
¡ Implement clawback policy for variable compensation ¡ Expand clawback provisions for restatement of financials due to misconduct (Sarbanes-Oxley Clawback) to all SEOs

✓       Formalized a clawback policy for applicable variable compensation

✓        Expanded Sarbanes-Oxley Clawback (covers equity-based and cash variable compensation) to all SEOs (even though statutory provision applies only to CEO and CFO)

Stock Ownership Guidelines (page 54)
¡ Implement formalized stock ownership guidelines	✓ Adopted stock ownership guidelines for all SEOs (10x base salary for our CEO; 6x base salary for our other SEOs)
Long-Term Performance Incentive Plan (LTIP) (pages 7,51)
¡ Reduce Compensation Committee discretion with respect to operation of our LTIP program

✓       Eliminated its discretion to adjust final payout of new LTIP awards based on individual performance; payout will be determined based on pre-established metrics only (clawback/forfeiture provisions continue to apply)

✓        Set an upfront expectation that awards will have an eight-year performance period, except in limited circumstances, minimizing situations in which the Committee would not extend the performance period

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	5

2014 Annual NEO Compensation Decisions

¡	The following table summarizes our Compensation Committee’s 2014 annual compensation decisions for our NEOs:

(Dollar figures shown in millions)
			Variable Compensation
Name and Principal Position	Salary/Equity- Based Fixed Allowance		Cash	Restricted Stock Units (RSUs)	Performance- Based RSUs (PSUs) (New for 2014)	Total
Lloyd C. Blankfein Chairman and CEO	$ 2.0		$ 7.33	$ 7.33	$ 7.33	$ 24.0
Gary D. Cohn President and COO	1.85		6.72	6.72	6.72	22.0
Harvey M. Schwartz Executive Vice President and CFO	1.85		6.72	6.72	6.72	22.0
Mark Schwartz Vice Chairman	1.85		5.72	11.43	—	19.0
Michael S. Sherwood Vice Chairman	1.85/9.15	*	1.83	9.17	—	22.0
*	Mr. Sherwood, who is based in the U.K., received a cash salary of $1.85 million and a fixed allowance of $9.15 million, payable entirely in equity-based awards. This fixed allowance was provided as a result of applicable U.K. regulatory guidance. See page 48 for more details.

Compensation Committee Rationale for 2014 NEO Compensation Amounts

Our Compensation Committee determined, based on factors including an analysis of peer company compensation, that 2013 compensation amounts were an appropriate baseline for 2014 decisions. It also determined that total 2014 compensation for each NEO should be slightly increased (approximately 3-5%) based on its review of:

¡	The firm’s financial performance (described on pages 2-4), including each NEO’s leadership role in guiding the firm’s:

–	Continued improvement across key financial metrics such as net revenue, EPS, BVPS and ROE;

–	Disciplined management of its balance sheet, capital, liquidity and overall risk;

–	Continued ROE outperformance of its U.S. peer group;[1]

–	Significant efforts to broaden and enhance our client franchise, including a continued commitment to delivering high quality service to our clients;

–	Leading global brand as a result of factors including significant investment in content creation to engage our external constituents across multiple platforms; and

–

Continued commitment to our franchise businesses, with particularly strong performance in investment banking, where the firm led both the equity and M&A league tables in 2014,[2] and in investment management; and

¡	Each NEO’s individual performance, including his focus on risk management and the firm’s safety and soundness (described on pages 40-42 ).

For more detail, see page 38.

[1]	U.S. peers comprised of BAC, C, JPM and MS.

[2]

Goldman Sachs ranked first in worldwide announced and completed mergers and acquisitions and also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year per Thomson Reuters.

6	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Other Key Elements of Executive Compensation Program

¡

Significant Portion of Annual Variable Compensation Paid in Equity-Based Awards. Two-thirds of 2014 annual variable compensation was awarded to each of our NEOs in equity-based awards, other than Mr. Sherwood, who received approximately 83% of his annual variable compensation in the form of equity-based awards as a result of applicable U.K. regulatory requirements. For more information regarding the terms of these awards, please see pages 49-50.

¡

Significant Alignment with Shareholders’ Long-Term Interests. Additionally, our NEOs’ compensation is aligned with our shareholders’ long-term interests given the array of policies we have established that require significant and long-lasting ownership of our Common Stock and a continual focus on our long-term performance:

✓	Shares underlying RSUs are “Shares at Risk”:

¡	Shares generally are delivered over three-year period following RSU grant.

¡

Five-year transfer restrictions (from RSU grant date) apply to all or substantially all Shares at Risk that are delivered to NEOs after applicable tax withholding (other than shares underlying certain RSUs granted to Mr. Sherwood as a result of applicable U.K. regulatory guidance).

✓	Shares at Risk remain subject to our new Stock Ownership Guidelines, as well as contractual retention requirements, even after transfer restrictions no longer apply.

✓	Clawback provisions can result in forfeiture or recapture of equity-based awards and underlying Shares at Risk.

✓	Executive officers are prohibited from hedging or pledging equity-based awards and any shares of Common Stock subject to transfer restrictions.

¡	Executive officers are, in fact, prohibited from hedging any shares, including those that may be freely sold.

¡	None of our executive officers has shares of Common Stock subject to a pledge.

¡

Further Long-Term Alignment through LTIP Awards. Shareholders have told us that they continue to support a longer-term, metrics-based program that incentivizes our NEOs. Our Compensation Committee agrees.

–	Given that the LTIP awards are intended to be longer-term, LTIP payout thresholds are more aspirational than the payout thresholds used for the PSUs.

–	As noted above, based on shareholder feedback, our Compensation Committee made several key changes to our LTIP program, including:

¡

Determining that it was appropriate to eliminate its discretion to adjust the award payout at the end of the performance period based on individual performance (clawback/forfeiture provisions continue to apply); and

¡	Setting an upfront expectation that these awards will have an eight-year performance period, except in limited circumstances.

–	In January 2015, we granted LTIP awards to each of our NEOs with initial notional values as follows: $7.0 million (Mr. Blankfein); $6.7 million (Messrs. Cohn, Harvey Schwartz and Sherwood); and $4.0 million (Mr. Mark Schwartz). The structure, terms and metrics of these LTIP awards are generally consistent with prior LTIP awards.

¡

Sound Compensation Practices. Our Compensation Committee considers our firm’s safety and soundness in making all executive compensation determinations. We have no guaranteed payments or other severance or “golden parachute” payments for executive officers.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	7

2015 Stock Incentive Plan Highlights (see Item  3 beginning on page 67)

Key Facts

¡	We are seeking shareholder approval for a new equity plan one year prior to the expiration of our existing plan as a matter of prudence.

¡

Equity-based awards play a fundamental role in aligning our compensation program with the interests of our shareholders and the requirements of our regulators. We believe a substantial portion of variable pay should be delivered in equity, rather than cash, which also reinforces our long-term risk-management orientation. Accordingly, our Compensation Committee believed it was appropriate to seek shareholder approval for renewal of the plan one year in advance of expiration.

¡

The terms of our new equity plan are unchanged from those previously approved by our shareholders, other than (1) an increase of 50 million in the number of shares authorized for issuance under the plan and (2) an extension of the term of the plan through our 2019 Annual Meeting (i.e., an additional three years). This proposed share increase is consistent with, and based on the same award assumptions that we used in setting the number of shares available for grant under, our shareholder-approved 2013 equity plan.

¡	We generally expect to continue this prudent approach of submitting our equity plan for shareholder approval one year prior to expiration.

¡	We believe our equity plan should be viewed in the context of our disciplined and thoughtful management of compensation expenses (see page 4 ).

Information on our Burn Rate

¡	We understand many shareholders look at burn rate or other similar metrics when assessing equity plan proposals.

¡	We believe our active capital management and focus on equity in our compensation framework provide significant value to our shareholders, despite the impact on our burn rate calculations.

¡	Burn rate is calculated as the number of equity-based awards granted under our equity plan in a given year divided by the weighted average basic share count in that year.

[1]

Based on weighted average basic share count used in the calculation of basic earnings per common share and grants of equity-based awards as reported in public filings. GS weighted average basic share count includes common shares outstanding and restricted stock units granted to employees with no future service requirements. Calculation methodologies for U.S. peers may vary.

[2]	C based on grants of unvested share-based awards disclosed in Form 10-K.

8	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Three-Year Average Burn Rate1 (2012-2014) (Calculated based on public filings)

¡	Our burn rate is high relative to our peers and the broader industry because of the following factors:

–	Broad-based participation. We grant equity-based awards (which would otherwise be delivered in cash) to a significant number of our employees; equity-based awards represent a larger portion of our compensation expense than for any of our U.S. peers (BAC, C, JPM or MS).

–	Peer share count growth. Many peers have significantly increased their weighted average basic share count due to share issuances and lower share repurchase amounts (see below). This inflates the denominator of the burn rate calculation and results in a lower peer average burn rate.

–	Our share buybacks. Our history of managing capital through our share buyback program has been favorable for shareholders, even though it has increased our burn rate.

[1]

Based on weighted average basic share count used in the calculation of basic earnings per common share. GS weighted average basic share count includes common shares outstanding and restricted stock units granted to employees with no future service requirements. Calculation methodologies for U.S. peers may vary.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	9

% Change in Weighted Average Basic Share Count1 (2007-2014) (Calculated based on public filings) Our strong track record of managing our capital is indicated by a weighted average basic share count that is only 6% higher than our full year record low in 2007; most of our peers have seen significant weighted average basic share count increases over the same period.

Corporate Governance Highlights (see Corporate Governance beginning on page 14)

Our Board

¡   We strive to maintain a well-rounded and diverse Board that balances both financial industry expertise and independence and the institutional knowledge of longer-tenured directors with the fresh perspectives brought by newer directors.

¡ We have a robust onboarding process for our new directors, which includes a multi-part orientation session about our business, strategy, governance and Board.
¡ Recent changes in our Board roles and composition:
– Adebayo Ogunlesi became our Lead Director in July 2014 and has embraced this new role, working with our Board to oversee the implementation of recent governance changes described below
– Michele Burns succeeded Mr. Ogunlesi as Chair of our Risk Committee in July 2014
– Peter Oppenheimer joined our Board as an independent director in March 2014 and succeeded Ms. Burns as Chair of our Audit Committee in July 2014
– Mark Flaherty joined our Board as an independent director in December 2014, also joining our Audit, Risk and Corporate Governance and Nominating (Governance) Committees
– Mark Winkelman joined our Board as an independent director in December 2014, also joining our Audit, Risk and Governance Committees

–  Director Retirement: After approximately 12 years of dedicated service on our Board, Claes Dahlbäck determined not to stand for re-election at our 2015 Annual Meeting. We are grateful for his many contributions and unfailing commitment to our Board and our firm. We are pleased we will continue to benefit from his insights through his continued service as a director of Goldman Sachs International.

10	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Remembering our colleague and friend, James J. Schiro With great sadness, in 2014 we mourned the passing of our esteemed colleague and dear friend, Jim Schiro. As our Lead Director, Jim was a vocal advocate for sound governance practices, and was firmly committed to shareholder engagement. Our firm benefited greatly from his valuable contributions, judgment and insights and he will be remembered by all who knew him for the example he set as a leader of our firm.

Director Nominees

Name/Age	Independent	Director Since	Occupation/ Career Highlights	Committee Membership	Other Public Company Boards
Lloyd Blankfein, 60 Chairman	No	April 2003	Chairman & CEO, The Goldman Sachs Group, Inc.	None	0
Adebayo Ogunlesi, 61 Lead Director	Yes	October 2012	Chairman & Managing Partner, Global Infrastructure Partners	Governance (Chair) Ex-Officio Member all other Committees	2
Michele Burns, 57	Yes	October 2011	Retired, Chairman & CEO, Mercer LLC Retired, CFO of each of: Marsh & McLennan Companies, Inc., Mirant Corp. and Delta Air Lines, Inc.	Compensation Governance Risk (Chair)	2
Gary Cohn, 54	No	June 2006	President & COO, The Goldman Sachs Group, Inc.	None	0
Mark Flaherty, 55	Yes	December 2014	Retired, Vice Chairman, Wellington Management Company	Audit Governance Risk	0
William George, 72	Yes	December 2002	Senior Fellow, Harvard Business School	Compensation Governance Public Responsibilities (Chair)	1
James Johnson, 71	Yes	May 1999	Chairman, Johnson Capital Partners	Compensation (Chair) Governance Public Responsibilities	2
Lakshmi Mittal, 64	Yes	June 2008	Chairman & CEO, ArcelorMittal S.A.	Compensation Governance Public Responsibilities	1
Peter Oppenheimer, 52	Yes	March 2014	Retired, Senior Vice President and CFO, Apple, Inc.	Audit (Chair) Governance Risk	0
Debora Spar, 51	Yes	June 2011	President, Barnard College	Compensation Governance Public Responsibilities	0
Mark Tucker, 57	Yes	November 2012	Executive Director, Group Chief Executive & President, AIA Group Limited	Audit Governance Risk	0
David Viniar, 59	No	January 2013	Retired, CFO, The Goldman Sachs Group, Inc.	Risk	0
Mark Winkelman, 68	Yes	December 2014	Private investor	Audit Governance Risk	1

Recent Changes to Our Committee Structure

¡

Since our IPO, each of our independent directors has served on each of our standing committees. While this common knowledge base has served us well, given that the number of our standing committees has increased and the size of our Board has expanded, our Lead Director initiated a review of our committee structure.

¡

As a result, our independent directors determined that it would be in the best interests of our firm and our shareholders to decrease the number of directors serving on each of our Audit, Risk and Compensation Committees.

¡	This change allows our Board to better harness specific director skill sets and permits directors to deepen their focus on committee matters.

¡	In addition, we converted the Public Responsibilities Subcommittee to a standing committee, reflecting the importance of these matters.

¡	For more information on our committee structure changes, see page 24.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	11

Commitment of Our Board – 2014 Meetings

	Director Nominees	Percentage of Independent Director Nominees	2014 Meetings
Board	13	77%	14	54 total Board and Committee meetings in 2014
Audit	4	100%	13
Compensation	5	100%	9
Governance	10	100%	8
Risk	6	83%	6
Public Responsibilities	4	100%	4
Executive Sessions of Independent Directors	—	—	15*
*

Includes 5 executive sessions of our independent directors chaired by our Lead Director and 10 additional sessions led by the chairs of our Audit, Risk and/or Compensation Committees during which our independent directors met without management present.

¡

In addition to formal Board and Committee meetings, our Committee Chairs and Lead Director meet and speak regularly with each other and with members of our management, as well as meet with our regulators, meeting in 2014 over 200 times in the aggregate.

Foundation in Sound Governance Practices

¡	Recently Enhanced: Process regarding succession for Board leadership positions.

¡	Recently Enhanced: Annual Board and Committee evaluations, which incorporate feedback on individual director performance.

¡	Recently Enhanced: Focus of our independent directors on executive succession planning.

¡	Independent Lead Director with expansive duties.

¡	Frequent executive sessions of independent directors.

¡	Comprehensive process for Board refreshment, including a focus on diversity.

¡	Candid, one-on-one discussions between the Lead Director and each non-employee director supplementing formal evaluations.

¡	Shareholders are welcome to recommend director candidates to our Governance Committee.

¡	CEO evaluation process conducted by our Lead Director with our Governance Committee.

¡	Board committee oversight of environmental, social and governance (ESG) matters, including online ESG Report.
¡	Directors may contact any employee of our firm directly, and the Board and its committees may engage independent advisors at their sole discretion.

¡	Annual elections of directors (i.e., no staggered board).

¡	Majority voting with resignation policy for directors in uncontested elections.

¡	Shareholders holding at least 25% of our outstanding shares of Common Stock can call a special meeting.

¡	No supermajority vote requirements in our charter or by-laws.

¡	Director share ownership requirement of 5,000 shares or RSUs, with a transition period for new directors.

–	Directors may not hedge shares of Common Stock; none of our directors has shares of Common Stock subject to a pledge.

–	All RSUs granted as director compensation must be held for the director’s entire tenure on our Board. Directors are not permitted to hedge, pledge, or transfer these RSUs.

12	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Commitment to Year-Round Active Engagement with Our Shareholders

¡

Across our shareholder base, there are a wide variety of viewpoints about the corporate governance issues affecting our firm. We, including our Lead Director, meet and speak with our shareholders and other key constituents throughout the year.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	13

Corporate Governance

Item 1. Election of Directors

After a review of the individual qualifications and experience of each of our director nominees and his or her contributions to our Board, our Board determined unanimously to recommend that shareholders vote FOR all of our director nominees.

Our Directors

Board of Directors’ Qualifications and Experience

Our 13 director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of shareholders.

Diversity is an important factor in our consideration of potential and incumbent directors.

¡

Among the factors the Governance Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers the same factors in determining whether to re-nominate an incumbent director.

¡	Diversity is also considered as part of the annual Board evaluation.

Our Governance Committee considers a number of demographics including race, gender, ethnicity, sexual orientation, culture and nationality, seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Given the nature of our business, our Governance Committee continues to believe that directors with current and prior financial industry experience, among other skills, are critical to an effective Board. We take very seriously, however, any actual or perceived conflicts of interest that may arise, and have taken various steps to address this.

For example, in addition to our policies on director independence and related person transactions, we maintain a policy with respect to outside director involvement with financial firms, such as private equity firms or hedge funds. Under this policy, in determining whether to approve any current or proposed affiliation of a non-employee director with a financial firm, our Board will consider, among other things, the legal, reputational, operational and business issues presented, and the nature, feasibility and scope of any restrictions, procedures or other steps that would be necessary or appropriate to ameliorate any perceived or potential future conflicts or other issues.

14	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Diversity of Skills and Experiences Represented on our Board Financial industry Complex industries Risk management Reputational considerations Corporate governance Global experience Technology Accounting & preparation of financial statements Compliance Core Qualifications and Experiences All of our Director Nominees Possess Integrity, business judgment and commitment Demonstrated management ability Extensive experience in the public, private or not-for-profit sectors Leadership and expertise in their respective fields Financial literacy Active involvement in educational, charitable and community organizations Strategic thinking Operations Established & growth markets Credit evaluation Environmental, social & governance Human capital management Academia Business ethics Government, public policy & regulatory affairs

Each of our director nominees has been recommended for election by our Governance Committee and approved and nominated for election by our Board. With respect to their appointment in December 2014, Messrs. Flaherty and Winkelman were recommended to our Lead Director and our Governance Committee by the Committee’s independent director search firm.

If elected by our shareholders, our director nominees, all of whom are currently members of our Board, will serve for a one-year term expiring at our 2016 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

All of our directors must be elected by majority vote of our shareholders.

¡	A director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board.

¡	Our Governance Committee will then assess whether there is a significant reason for the director to remain on our Board, and will make a recommendation to our Board regarding the resignation.

For detailed information on the vote required for the election of directors and the choices available for casting your vote, please see Frequently Asked Questions.

Biographical information about our director nominees follows. This information is current as of April 1, 2015 and has been confirmed by each of our director nominees for inclusion in our Proxy Statement. There are no family relationships between any of our directors or executive officers.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	15

Comprehensive Re-Nomination Process We appreciate the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions. In considering whether to recommend re-nomination of a director for election at our Annual Meeting, the Governance Committee conducts a detailed review, considering factors such as: a The extent to which the director’s skills, qualifications and experience continue to contribute to the success of our Board; a Feedback from the annual board evaluation and individual discussions between each non-employee director and our Lead Director; a Attendance and participation at, and preparation for, Board and Committee meetings; a Independence; a Shareholder feedback, including the strong support received by director nominees elected at our 2014 Annual Meeting of Shareholders; a Outside board and other affiliations, including any actual or perceived conflicts of interest; and a The extent to which the director continues to contribute to the diversity of our Board.

Lloyd C. Blankfein, 60 Chairman and CEO Director Since: April 2003 Other Public Company Directorships Current: None Past 5 Years: None	Key Experience and Qualifications

¡   Committed and deeply engaged leader with strong communication skills: Over 30 years of experience in various positions across our firm. Mr. Blankfein utilizes this firm-specific knowledge and experience in his role as Chairman and CEO to, among other things, lead the firm and its people, help protect and enhance our culture and articulate a vision of the firm’s strategy. Mr. Blankfein also uses strong communication skills to guide Board discussions and keeps our Board apprised of significant developments in our business and industry

¡   Extensive market and industry knowledge: Leverages extensive familiarity with all aspects of the firm’s industry and business, including our risk management practices and strategy

¡   Face of our firm: Drawing from extensive interaction with our clients, investors and other constituents, provides additional perspective to the Board

Career Highlights

¡    Goldman Sachs

–  Chairman and Chief Executive Officer (June 2006 – Present)

–  President and Chief Operating Officer (January 2004 – June 2006)

–  Vice Chairman with management responsibility for Fixed Income, Currency and Commodities (FICC) and Equities Divisions (April 2002 – January 2004)

–  Co-head of FICC (1997 – April 2002)

–  Head and/or Co-head of the Currency and Commodities Division (1994 – 1997)

Other Professional Experience and Community Involvement

¡   Member, Dean’s Advisory Board, Harvard Law School

¡   Member, Board of Dean’s Advisors, Harvard Business School

¡   Member, Dean’s Council, Harvard University

¡   Member, Advisory Board, Tsinghua University School of Economics and Management

¡   Member, Board of Overseers, Weill Cornell Medical College

¡   Member, Board of Directors, Partnership for New York City

Adebayo O. Ogunlesi, 61

Lead Director

Director Since: October 2012

GS Committees

Governance (Chair)

Ex-officio member:

Audit

Compensation

Public Responsibilities

Risk

Other Public Company Directorships

Current: Callaway Golf Company and Kosmos Energy Ltd.

Past 5 Years: None

Key Experience and Qualifications

¡   Strong leader, including leadership experience in the financial services industry: Founder, Chairman and Managing Partner of Global Infrastructure Partners and a former executive of Credit Suisse with over 20 years of experience in the financial services industry, including investment banking and private equity

¡   International business and global capital markets experience, including emerging markets: Advised and executed transactions and provided capital markets strategy advice globally

¡   Knowledge gained as former Chair of our Risk Committee: Provides additional perspective on key risks facing our firm

¡   Expertise regarding governance and compensation: Service on the boards of directors and board committees of other public companies and not-for-profit entities, and in particular as Chair of the nominating and corporate governance committees at each of Callaway Golf and Kosmos Energy, provides additional governance perspective

Career Highlights

¡   Chairman and Managing Partner, Global Infrastructure Partners, a private equity firm that invests worldwide in infrastructure assets in the energy, transport, water and waste industry sectors (July 2006 – Present)

¡    Credit Suisse, a financial services company

–  Executive Vice Chairman and Chief Client Officer (2004 – 2006)

–  Member of Executive Board and Management Committee (2002 – 2006)

–  Head of Global Investment Banking Department (2002 – 2004)

–  Head of Global Energy Group (1997 – 2002)

–  Various positions (1983 – 1997)

Other Professional Experience and Community Involvement

¡   Member, Board of Trustees, NewYork-Presbyterian Hospital

¡   Member, National Board of Directors, The NAACP Legal Defense and Educational Fund, Inc.

¡   Member, Advisory Board, Smithsonian National Museum of African Art

¡   Member, Board of Directors, Partnership for New York City Fund

¡   Member, Harvard University Global Advisory Council and Harvard Law School Leadership Council of New York

¡   Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court (1980 – 1981)

16	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

M. Michele Burns, 57

Director Since: October 2011

GS Committees

Risk (Chair)

Compensation

Governance

Other Public Company

Directorships

Current: Cisco Systems, Inc., Alexion Pharmaceuticals, Inc., and Etsy, Inc. (IPO pending)

Past 5 Years: Wal-Mart Stores,

Inc.

Key Experience and Qualifications

¡   Leadership, governance and risk expertise: Leverages service on the boards of directors and board committees of other public companies and not-for-profit entities

¡   Accounting and the review and preparation of financial statements: Garnered expertise as former CFO of several global public companies

¡   Human capital management and strategic consulting: Background gained as former CEO of Mercer LLC

¡   Knowledge gained as the former Chair of our Audit Committee: Provides additional perspective on our Board’s audit oversight responsibilities

Career Highlights

¡   Chief Executive Officer, Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc. (MMC); Retirement Policy Center focuses on retirement public policy issues (October 2011 – February 2014)

¡    Chairman and Chief Executive Officer, Mercer LLC, a subsidiary of MMC and a global leader in human resource consulting, outsourcing and investment services (September 2006 – early October 2011)

¡   Chief Financial Officer, MMC, a global professional services and consulting firm (March 2006 – September 2006)

¡   Chief Financial Officer, Chief Restructuring Officer and Executive Vice President, Mirant Corporation, an energy company (May 2004 – January 2006)

¡    Executive Vice President and Chief Financial Officer, Delta Air Lines, Inc., an air carrier, which filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2005 (including various other positions, 1999 – April 2004)

¡   Senior Partner and Leader, Southern Regional Federal Tax Practice, Arthur Andersen LLP, an accounting firm (including various other positions, 1981 – 1999)

Other Professional Experience and Community Involvement

¡    Center Fellow and Strategic Advisor, Stanford University Center on Longevity

¡    Board member and Treasurer, Elton John AIDS Foundation

Gary D. Cohn, 54 President and COO Director Since: June 2006 Other Public Company Directorships Current: None Past 5 Years: None	Key Experience and Qualifications

¡   Broad experience across our firm: More than 20-year career at Goldman Sachs in New York and London with extensive experience across different markets. Mr. Cohn utilizes this experience to, among other things, assist the Board in its oversight of our firm’s strategy and business priorities

¡   Insight into the firm’s various business lines and day-to-day operations: Serves as our President and Chief Operating Officer helping to execute our firm’s strategy and client engagement

¡   Chair of our Firmwide Client and Business Standards Committee: Expertise with respect to our client relationships, business standards and reputational risk management, which assists our Public Responsibilities Committee in its oversight responsibilities

Career Highlights

¡    Goldman Sachs

–  President and Chief Operating Officer (or Co-Chief Operating Officer) (June 2006 – Present)

–  Co-Head of global Securities businesses (December 2003 – June 2006)

–  Co-Head of FICC (September 2002 – December 2003)

–  Co-Chief Operating Officer of FICC, Head of Commodities and other FICC businesses (variously, 1999 – 2002)

–  Head of Commodities (1996 – 1999)

Other Professional Experience and Community Involvement

¡   Trustee, American University

¡   Trustee, NYU Langone Medical Center

¡   Chairman, Advisory Board, NYU Hospital for Joint Diseases

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	17

Mark Flaherty, 55	Key Experience and Qualifications

¡   Investment management: Leverages over 20 years of experience in the investment management industry

¡   Background provides perspective on institutional investors’ approach to company performance and corporate governance

¡   Corporate governance and leadership: Service on the boards of trustees and board committees of not-for-profit entities assists in Governance Committee responsibilities

Director Since: December 2014 GS Committees Audit Governance Risk Other Public Company Directorships Current: None Past 5 Years: None

Career Highlights

¡   Wellington Management Company, an investment management company

–  Vice Chairman (2011 – 2012)

–  Director of Global Investment Services (2002 – 2012)

–  Partner, Senior Vice President (2001 – 2012)

¡   Standish, Ayer and Wood, an investment management company

–  Executive Committee Member (1997 – 1999)

–  Partner (1994 – 1999)

–  Director, Global Equity Trading, (1991 – 1999)

¡   Director, Global Equity Trading, Aetna, a diversified healthcare benefit company (1987 – 1991)

Other Professional Experience and Community Involvement

¡   Member, Board of Trustees, Providence College

¡   Member, Board of Trustees, The Newman School

William W. George, 72	Key Experience and Qualifications

¡   Focus on reputation and environmental, social and governance matters: Utilizes current and prior service on the boards of directors and board committees of several other public companies and not-for-profit entities, particularly as Chair of our Public Responsibilities Committee

¡   Leadership: Served as Chief Executive Officer and Chairman of Medtronic, Inc. and as a senior executive at Honeywell International Inc.

¡   Organizational behavior and management: A senior fellow, former professor of management practice at Harvard Business School and author of books on leadership, which provides academic expertise in business management and corporate governance

Director Since: December 2002 GS Committees Public Responsibilities (Chair) Compensation Governance Other Public Company Directorships Current: Exxon Mobil Corporation Past 5 Years: None

Career Highlights

¡   Harvard Business School

–  Senior Fellow (July 2014 – present)

–  Professor of Management Practice (January 2004 – July 2014)

¡   Medtronic, Inc., a medical technology company

–  Chairman (April 1996 – April 2002)

–  Chief Executive Officer (May 1991 – May 2001)

–  President and Chief Operating Officer (1989 – 1991)

¡   Executive Vice President, Honeywell International Inc., a diversified technology and manufacturing company (1978 – 1989)

Other Professional Experience and Community Involvement

¡   Board member, World Economic Forum USA

¡   Trustee, Mayo Clinic

¡   Director, Destination Medical Center Corporation

¡   Member, National Academy of Engineering

18	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

James A. Johnson, 71	Key Experience and Qualifications

¡   Financial services, including investment management industry: Leverages professional experience in financial services

¡   Government affairs and the regulatory process: Gained through, among other things, his tenure at Fannie Mae and his work with Vice President Walter F. Mondale

¡   Leadership, compensation and governance: Service on the boards of directors of public companies and not-for-profit entities, including in lead director and committee chair roles, provides additional perspective

Director Since: May 1999 GS Committees Compensation (Chair) Governance Public Responsibilities Other Public Company Directorships Current: Forestar Group Inc. and Target Corporation Past 5 Years: None

Career Highlights

¡   Chairman, Johnson Capital Partners, a private consulting company (Present)

¡   Vice Chairman, Perseus L.L.C., a merchant banking and private equity firm (April 2001 – June 2012)

¡   Fannie Mae

–  Chairman of the Executive Committee (1999)

–  Chairman and Chief Executive Officer (February 1991 – 1998)

–  Vice Chairman (1990 – February 1991)

Other Professional Experience and Community Involvement

¡   Chairman Emeritus, John F. Kennedy Center for the Performing Arts

¡   Member, Council on Foreign Relations

¡   Member, American Academy of Arts and Sciences

¡   Member and Treasurer, American Friends of Bilderberg

¡   Chairman Emeritus and Executive Committee Member, The Brookings Institution

¡   Council Member, Smithsonian Museum of African American History and Culture

¡   Chair, Advisory Council, Stanford University Center on Longevity

Lakshmi N. Mittal, 64	Key Experience and Qualifications

¡   Leadership, business development and operations: Founder of Mittal Steel Company and Chairman and Chief Executive Officer of ArcelorMittal S.A., the world’s leading integrated steel and mining company

¡   International business and growth markets: Leading company with operations in over 20 countries on four continents provides global business expertise

¡   Corporate governance and international governance: Current and prior service on the boards of directors of other international public companies and not-for-profit entities assists in Governance Committee responsibilities

Director Since: June 2008 GS Committees Compensation Governance Public Responsibilities Other Public Company Directorships Current: ArcelorMittal S.A. Past 5 Years: ICICI Bank Limited

Career Highlights

¡   ArcelorMittal S.A., a steel and mining company

–  Chairman and Chief Executive Officer (May 2008 – Present)

–  President and Chief Executive Officer (November 2006 – May 2008)

¡   Chief Executive Officer, Mittal Steel Company N.V. (1976 – November 2006)

Other Professional Experience and Community Involvement

¡   Member, International Business Council of the World Economic Forum

¡   Board of Trustees, Cleveland Clinic

¡   Member, Executive Committee, World Steel Association

¡   Member, Executive Board, Indian School of Business

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	19

Peter Oppenheimer, 52 Director Since: March 2014 GS Committees Audit (Chair) Governance Risk Other Public Company Directorships Current: None Past 5 Years: None	Key Experience and Qualifications

¡   Capital and risk management: Garnered experience as CFO and Controller at Apple and Divisional CFO at ADP

¡   Review and preparation of financial statements: Over 20 years as a CFO or controller provides valuable experience and perspective as Audit Committee Chair

¡   Oversight of technology and technology risks: Leverages prior experience in overseeing information systems at Apple

¡   Corporate governance and leadership: Service on the boards of directors of not-for profit entities provides additional perspective on governance

Career Highlights

¡   Apple, Inc., a designer and manufacturer of electronic devices and related software and services

–  Senior Vice President (retired September 2014)

–  Senior Vice President and Chief Financial Officer (2004 – June 2014)

–  Senior Vice President and Corporate Controller (2002 – 2004)

–  Vice President and Corporate Controller (1998 –2002)

–  Vice President and Controller, Worldwide Sales (1997 – 1998)

–  Senior Director, Finance and Controller, Americas (1996 – 1997)

¡   Divisional Chief Financial Officer, Finance, MIS, Administration, and Equipment Leasing Portfolio at Automatic Data Processing, Inc. (ADP), a leading provider of human capital management and integrated computing solutions (1992 – 1996)

¡   Consultant, Information Technology Practice at Coopers & Lybrand, LLP (1988 – 1992)

Other Professional Experience and Community Involvement

¡   Vice Chairman, Foundation Board of Directors, California Polytechnic State University Foundation

¡   Member, Board of Directors, Sacred Heart Schools, Atherton, California

Debora L. Spar, 51 Director Since: June 2011 GS Committees Compensation Governance Public Responsibilities Other Public Company Directorships Current: None Past 5 Years: None	Key Experience and Qualifications

¡   Government and public policy, including the international political economy and growth markets: Experience as former professor at Harvard Business School provides perspective to our Public Responsibilities Committee

¡   Leadership and institutional management: President of Barnard College and an author of numerous books provides additional viewpoints

¡   Corporate governance: Service on the boards of directors of not-for-profit entities assists in Governance Committee responsibilities

Career Highlights

¡   President, Barnard College (July 2008 – Present)

¡   Harvard Business School (1991 – 2008), various positions, including:

–  Spangler Family Professor of Business Administration

–  Senior Associate Dean; Director, Division of Research and Faculty Development

–  Professor of Business, Government and Competition; Chair, Business, Government and the International Economy Unit

Other Professional Experience and Community Involvement

¡    Member, Board of Directors, Markle Foundation

¡    Member, Board of Directors, The Wallace Foundation

¡    Member, American Academy of Arts & Sciences

¡    Member, Council on Foreign Relations

20	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Mark E. Tucker, 57 Director Since: November 2012 GS Committees Audit Governance Risk Other Public Company Directorships Current: None Past 5 Years: None	Key Experience and Qualifications

¡   Financial services industry, including insurance, international business and global capital markets, particularly the Asia-Pacific region: Garnered through executive positions at AIA Group, Prudential plc and HBOS plc

¡   Government and regulatory affairs, particularly regarding the financial system: Leverages prior experience as a non-executive director on The Court of The Bank of England and member of its Audit and Risk and Financial Stability Committees

¡   Risk management: Experience in insurance and financial services industries, including prior service on The Court of The Bank of England, provides perspective to our Risk Committee

Career Highlights

¡    AIA Group Limited (AIA Group), a life insurance group in the Asia Pacific region

–  Executive Director, Group Chief Executive and President, AIA Group (January 2011 – Present)

–  Chairman (February 2011 – Present) and Chief Executive Officer (August 2013 – Present), AIA Company Limited

–  Chairman (February 2011 – Present) and Chief Executive Officer (August 2013 – Present), AIA International Limited

–  Group Executive Chairman and Group Chief Executive Officer, AIA Group (October 2010 – December 2010)

¡   Group Chief Executive and Executive Director, Prudential plc, an international financial services group (2005-2009, and various other positions 1986 – 2003)

¡    Group Finance Director, HBOS plc, a banking and insurance company in the United Kingdom (2004 – 2005)

Other Professional Experience and Community Involvement

¡   Former Non-Executive Director, The Court of The Bank of England

¡   Former Director, Edinburgh International Festival

David A. Viniar, 59 Director Since: January 2013 GS Committees Risk Other Public Company Directorships Current: None Past 5 Years: None	Key Experience and Qualifications

¡   Financial industry, in particular risk management and regulatory affairs: Over 30 years of experience in various roles at Goldman Sachs provides valuable perspective to our Board

¡   Unique insight into our firm’s financial reporting, controls and risk management: As our former CFO, able to provide unique insight about our risks to our Risk Committee

¡   Capital management processes and assessments: Experience gained through serving as the Goldman Sachs CFO for over 10 years

Career Highlights

¡   Goldman Sachs

–  Executive Vice President and Chief Financial Officer (May 1999 – January 2013)

–  Head of Operations, Technology, Finance and Services Division (December 2002 – January 2013)

–  Head of the Finance Division and Co-head of Credit Risk Management and Advisory and Firmwide Risk (December 2001 – December 2002)

–  Co-head of Operations, Finance and Resources (March 1999 – December 2001)

Other Professional Experience and Community Involvement

¡   Director, Square, Inc.

¡    Former Trustee, Union College

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	21

Mark O. Winkelman, 68 Director Since: December 2014 GS Committees Audit Governance Risk Other Public Company Directorships Current: Anheuser-Busch InBev Past 5 Years: None	Key Experience and Qualifications

¡   Audit and financial expertise, corporate governance and leadership: Leverages service on the board of directors and the audit and finance committees of Anheuser-Busch InBev and on the boards of directors and audit, finance and other committees of not-for-profit entities

¡   Financial services industry: Experience gained through his role as operating partner at J.C. Flowers and through other industry experience

¡   Knowledge about our firm, including our fixed income business, and an understanding of the risks we face: Utilizes his previous tenure at Goldman Sachs

Career Highlights

¡   Private investor (Present)

¡   Operating Partner, J.C. Flowers & Co., a private investment firm focusing on the financial services industry (2006 – 2008)

¡   Goldman Sachs

–  Retired Limited Partner (1994 – 1999)

–  Management Committee Member and Co-Head of Fixed Income Division (1987 – 1994)

–  Various positions at the firm, including Head of J. Aron Division (1978 – 1987)

¡   Senior Investment Officer, The World Bank (1974 – 1978)

Other Professional Experience and Community Involvement

¡   Trustee, University of Pennsylvania

¡   Chairman of the Board, Penn Medicine

22	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Independence of Directors

10 of our 13 director nominees are independent

A director is considered independent under NYSE rules if our Board determines that the director does not have any direct or indirect material relationship with Goldman Sachs. Our Board has established a Policy Regarding Director Independence (Director Independence Policy) that provides standards to assist our Board in determining which relationships and transactions might constitute a material relationship that would cause a director not to be independent.

Our Board determined, upon the recommendation of our Governance Committee, that Ms. Burns, Mr. Flaherty, Mr. George, Mr. Johnson, Mr. Mittal, Mr. Ogunlesi, Mr. Oppenheimer, Dr. Spar, Mr. Tucker and Mr. Winkelman, as well as Mr. Dahlbäck who is retiring in May 2015, are “independent” within the meaning of NYSE rules and our Director Independence Policy. Prior to his retirement from our Board in 2014, Mr. Schiro, who served as our Lead Director for a portion of the year, also was determined to be independent. Furthermore, our Board has determined that all of our independent directors satisfy the heightened audit committee independence standards under SEC and NYSE rules, and Compensation Committee members also satisfy the relevant heightened standards under NYSE rules.

Process for Independence Assessment

To assess independence, our Governance Committee and our Board were provided with detailed information about any relationships between the independent directors (and their immediate family members and affiliated entities) on the one hand, and Goldman Sachs and its affiliates on the other. Specifically, our Governance Committee and our Board reviewed and considered the following categories of transactions, which our Board has determined are immaterial under our Director Independence Policy. For more detail on certain of these transactions, see Certain Relationships and Related Transactions as well as Additional Details on Director Independence in Annex A.

¡	Ordinary course business transactions between us and an entity where a director or immediate family member is or was during 2014:

–	An executive officer or employee of a for-profit entity – Burns, Dahlbäck (a family member), George (a family member), Mittal (and family members), Ogunlesi, Oppenheimer and Tucker;

–	A non-executive board member or a similar position of a for-profit entity – Burns, Dahlbäck, George, Johnson, Mittal (and family members), Ogunlesi and Winkelman;

–	A less than 5% equity holder or limited partner and an investment advisor, advisory director or similar position – Dahlbäck; and

–	An executive officer, employee, trustee, board member or similar position of a not-for-profit organization – Burns, Dahlbäck, George (and family members), Johnson, Mittal (and family members), Ogunlesi (and a family member), Spar and Winkelman.

¡

Charitable donations made in the ordinary course (including pursuant to our matching gift program) by the firm, The Goldman Sachs Foundation or the donor advised funds under our Goldman Sachs Gives program (GS Gives) to a not-for-profit organization where the director or immediate family member is an employee, trustee, board member or has a similar position – Burns, Flaherty, George (and a family member), Johnson, Mittal (and family members), Ogunlesi (and a family member), Oppenheimer, Spar and Winkelman.

¡

Client relationships where the director or an immediate family member is our client (for example, brokerage, discretionary and other similar accounts) on substantially the same terms as similarly-situated clients – Burns (and a family member), George (and family members), Mittal (and family members), Ogunlesi (and a family member), Spar (and a family member), Tucker and Winkelman (and family members).

¡	Fund investments by a director, on substantially the same terms as similarly-situated clients, in funds sponsored or managed by us – Burns, George, Mittal and Ogunlesi.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	23

Structure of our Board and Governance Practices

Our Board Committees

2014 Review of Committee Structure

¡

In addition to our formal Board and Committee evaluation process, during 2014 our Governance Committee, at the initiative of our Lead Director, conducted a comprehensive review of the Board’s committee structure, under which historically all independent directors served on all standing Board committees.

–	This structure was effective in providing our directors with a common knowledge base.

¡

However, as our Board has grown in size and with the increase in the number of standing committees, our independent directors determined that a structural change would be in the best interests of our firm and our shareholders.

¡

As such, to allow our Board to better harness specific director skill sets and permit directors to deepen their focus on committee matters, as well as to enable additional focus at Board meetings on firm strategy and divisional updates, effective March 5, 2015:

–	The size of each of the Audit, Risk and Compensation Committees was reduced.

–	Each independent director will generally serve on only three committees.

–	Our Lead Director, who Chairs the Governance Committee, will be an ex-officio member of all other committees.

¡	In addition:

–	We converted the Public Responsibilities Subcommittee into a standing Public Responsibilities Committee of the Board: a further acknowledgement of the important matters covered by this committee’s mandate, including reputational risk oversight and ESG matters.

–	All independent directors remain on the Governance Committee: permits collective focus of our independent directors on key governance practices such as board composition, CEO performance and executive succession planning.

24	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Our Committees

Our Board has five standing committees: Audit, Compensation, Governance, Public Responsibilities and Risk. Each of our committees:

¡	Operates pursuant to a written charter (available on our website at www.gs.com/charters).

¡	Evaluates its performance annually.

¡	Reviews its charter annually.

The firm’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing committees and our Board considers the potential effect of any matter on our reputation.

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Audit All independent Peter Oppenheimer* Claes Dahlbäck Mark Flaherty Mark Tucker Mark Winkelman Adebayo Ogunlesi (ex-officio) Key Skills & Experiences Represented a Audit/Tax/Accounting a Preparation or oversight of financial statements a Compliance Key Responsibilities a Assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence and performance, internal audit function performance and internal controls over financial reporting. a Decide whether to appoint, retain or terminate our independent auditors. a Pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors. a Appoint and oversee the work of our Director of Internal Audit and annually assess her performance and administrative reporting line. a Prepare the Audit Committee Report. * A majority of the members of our Audit Committee, including the Chair, have been determined to be “audit committee financial experts”. Compensation All independent James Johnson Michele Burns William George Lakshmi Mittal Debora Spar Adebayo Ogunlesi (ex-officio) Key Skills & Experiences Represented a Setting executive compensation a Evaluating executive and firmwide compensation programs a Human capital management Key Responsibilities a Determine and approve the compensation of our CEO and other executive officers. a Approve, or make recommendations to our Board for it to approve, our incentive, equity-based and other compensation plans. a Assist our Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management, including: – recruiting; – retention; – career development and progression; – management succession (other than that within the purview of the Governance Committee); and – diversity and employment practices. a Prepare the Compensation Committee Report.

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Governance All independent Adebayo Ogunlesi Michele Burns Claes Dahlbäck Mark Flaherty William George James Johnson Lakshmi Mittal Peter Oppenheimer Debora Spar Mark Tucker Mark Winkelman Key Skills & Experiences Represented a Corporate governance a Talent development and succession planning a Public company board service Key Responsibilities a Recommend individuals to our Board for nomination, election or appointment as members of our Board and its committees. a Oversee the evaluation of the performance of our Board and our CEO. a Review, and concur with, the succession plans for our CEO and other members of senior management. a Take a leadership role in shaping our corporate governance, including developing, recommending to the Board and reviewing on an ongoing basis the corporate governance principles and practices that apply to us. a Review periodically the form and amount of director compensation and make recommendations to the Board with respect thereto. Public Responsibilities All independent William George Claes Dahlbäck James Johnson Lakshmi Mittal Debora Spar Adebayo Ogunlesi (ex-officio) Key Skills & Experiences Represented a Government and regulatory affairs a ESG a Philanthropy Key Responsibilities a Assist our Board in its oversight of our reputation and our firm’s relationships with major external constituencies. a Oversight of the development, implementation and effectiveness of our policies and strategies relating to citizenship, corporate engagement and relevant significant public policy issues. Risk Independent Michele Burns Mark Flaherty Peter Oppenheimer Mark Tucker Mark Winkelman Adebayo Ogunlesi (ex-officio) Non-independent David Viniar Key Skills & Experiences Represented a Understanding of how risk is undertaken, mitigated and controlled in complex industries a Technology a Understanding of financial products a Risk expertise Key Responsibilities a Assist our Board in its oversight of our firm’s overall risk-taking tolerance and management of financial and operational risks, including market, credit and liquidity risk. a Review and discuss with management our firm’s capital plan, regulatory capital ratios and internal capital adequacy assessment process and the effectiveness of our financial and operational risk management policies and controls.

Board Leadership Structure

Our Current Board Leadership Structure

As a result of its most recent board leadership review in December 2014, which included feedback from our shareholders, our Governance Committee determined that continuing to combine the roles of Chairman and CEO is the most effective leadership structure for our Board and our firm at this time. If at any time our Governance Committee concludes otherwise, it will not hesitate to appoint an independent Chairman.

Among other reasons:

¡

Our Board leadership structure is enhanced by the independent leadership provided by our Lead Director and independent committee chairs, the independence of our Board and the governance policies and practices in place at our firm. For example:

– Our independent Lead Director has an expansive list of enumerated duties, including working with the Chairman to set the Board agenda, and is focused on shareholder engagement.
– Our Chairman and CEO and our Lead Director meet and speak with each other regularly about our Board and our firm.
– Our independent committee chairs meet and speak regularly between meetings with each other and with members of our management as well as non-management employees.

¡	A combined Chairman-CEO structure provides our firm with a single leader who communicates the firm’s business and strategy to our shareholders, clients, employees, regulators and the public.

–	This structure demonstrates clear accountability to our shareholders, clients and others.

¡	Our current structure provides for enhanced communication between the Board and management, and facilitates messaging from the Board to our people.

¡	Our CEO has extensive knowledge of all aspects of our current business, operations and risks, which he brings to Board discussions as Chairman.

–	A combined Chairman-CEO can serve as a knowledgeable resource for our independent directors both at and between Board meetings.

–	Combining the roles at our firm has been effective in promulgating a strong and effective leader of the firm, particularly in times of economic challenge and regulatory change affecting our industry.

Annual Assessment of Board Leadership Structure

Our Board does not have a policy as to whether the roles of Chairman and CEO should be separate or combined. Our Governance Committee annually assesses these roles and deliberates the merits of the Board’s leadership structure to ensure that the most efficient and appropriate structure is in place for our firm’s needs, which may evolve over time. If at any time the Chairman is not an independent director, our independent directors will appoint an independent Lead Director.

Key Components of Annual Review

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28	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

a Chairs Board meetings. a Chairs annual shareholder meeting. a Serves as the public face of our Board and our firm. a Works with Lead Director to set agenda for Board meetings (which the Lead Director also approves) and reviews schedule for Board meetings. a Guides discussions at Board meetings and encourages directors to voice their views. a Serves as a resource for our Board. a Communicates significant business developments and time-sensitive matters to the Board. a Establishes the “tone-at-the-top” in coordination with the Board, and embodies these values for our firm. a Responsible for managing the day-to-day business and affairs of our firm. a Sets and leads the implementation of corporate policy and strategy. a Interacts regularly with our COO, CFO and other senior leadership of our firm. a Manages senior leadership of our firm. a Meets frequently with clients and shareholders, providing an opportunity to understand and respond to concerns and feedback; communicates feedback to our Board. Powers and duties of our Independent Lead Director a Provides independent leadership. a Sets agenda for Board meetings, working with our Chairman (including adding items to and approving the agenda) and approves the related materials; approves the schedule for Board and committee meetings; sets agenda and approves materials for Governance Committee meetings; approves agenda for other committee meetings (along with our other independent committee chairs, who also approve the materials for these meetings). a Engages with our other independent directors to identify matters for discussion at executive sessions of independent directors. a Presides at executive sessions of independent directors. a Advises our Chairman of any decisions reached and suggestions made at the executive sessions, as appropriate. a Calls meetings of the independent directors. a Presides at any Board meeting at which the Chairman is not present. a Facilitates communication between the independent directors and our Chairman, including by presenting the Chairman’s views, concerns and issues to the independent directors and raising to the Chairman, as appropriate, views, concerns and issues of the independent directors. a Engages with our Chairman between Board meetings and assists with informing or engaging non-employee directors, as appropriate. a Engages with each non-employee director individually regarding the performance and functioning of the Board and other matters as appropriate. a Oversees our Board’s governance processes, including Board evaluations, succession planning and other governance-related matters. a Leads the annual CEO evaluation. a Meets directly with management and nonmanagement employees of our firm. a Consults and directly communicates with shareholders and other key constituents, as appropriate.

Year-Round Review of Board Composition

Our Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration.

Board Process for Identification and Review of Director Candidates to Join our Board

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Committee carries out this function through an ongoing, year-round process, which includes the Committee’s annual evaluation of our Board and individual director evaluations. Each director and director candidate is evaluated by the Governance Committee based on his or her individual merits, taking into account our firm’s needs and the composition of our Board.

To assist in this evaluation, the Committee utilizes as a discussion tool a matrix of certain skills and experiences that would be beneficial to have represented on our Board and on our Committees at any particular point in time.

In particular, the Committee has enhanced its focus on what skills are beneficial for service in key Board positions, such as Lead Director and Committee Chairs, and has undertaken a succession planning process for those positions.

In identifying and recommending director candidates, the Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including:

¡	Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

¡	Diversity of viewpoints, backgrounds, experiences and other demographics;

¡	Business or other relevant experience; and

¡

The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board will build a strong and effective board that is collegial and responsive to the needs of our firm.

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Governance Committee should follow the instructions in Frequently Asked Questions.

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Director Orientation

Director education about our firm and our industry is an on-going, year-round process, which begins when a director joins our Board.

Upon joining our Board, new directors are provided with a comprehensive orientation about our firm, including our business, strategy and governance. For example, new directors typically meet with senior leaders covering each of our divisions and regions, and undergo in-depth training on the work of each of the Board committees (such as an Audit and Risk Committee orientation session with our CFO, Controller, Treasurer and Chief Risk Officer (CRO), as well as a session with the director of internal audit). Additional training is also provided when a director assumes a leadership role, such as becoming a committee chair.

Board and Committee Evaluations

We recognize the critical role that Board and committee evaluations play in ensuring the effective functioning of our Board. It is important to take stock of Board, committee and director performance and to solicit and act upon feedback received from each member of our Board. To this end, our Governance Committee is responsible for evaluating the performance of our Board annually, and each of our Board’s committees also annually conducts a self-evaluation.

2014 Evaluations – A Multi-Step Process

The Governance Committee periodically reviews the format of the Board and Committee evaluation process to ensure that actionable feedback is solicited on the operation of the Board and director performance.

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Topics considered during the Board and Committee evaluations include:

Director Performance	Board and Committee Operations	Board Performance	Committee Performance

¡ Individual director performance ¡ Lead Director (in that role) ¡ Each Committee Chair (in that role)

¡  Board and committee membership, including director skills, background, expertise and diversity

¡  Materials and information, including quality and quantity of information received from management

¡  Access to firm personnel

¡  Conduct of meetings, including time allocated for, and encouragement of, candid dialogue

¡ Key areas of focus for the Board ¡ Consideration of reputation ¡ Strategy oversight ¡ Shareholder value ¡ Shareholder feedback

¡  Performance of committee duties under committee charters

¡  Consideration of reputation

¡  Effectiveness of outside advisers

¡  Identification of topics that should receive more attention and discussion

Board Oversight of our Firm

Key Areas of Board Oversight

Our Board is responsible for, and committed to, the oversight of the business and affairs of our firm. In carrying out this responsibility, our Board advises our senior management to help drive success for our clients and long-term value creation for our shareholders. Our Board discusses and receives regular updates on a wide variety of matters affecting our firm.

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Strategy

¡   Our Board takes an active role in overseeing management’s formulation and implementation of the firm’s strategic plans.

–  Receives presentations covering firmwide, divisional and regional strategy and discusses these matters throughout the year both during and outside of Board meetings.

¡   Our Board’s focus on overseeing risk management enhances our directors’ ability to provide insight and feedback to senior management, and, if necessary, to challenge management, on our firm’s strategic direction.

¡    Our Lead Director helps facilitate our Board’s oversight of strategy by ensuring that the directors receive adequate information about strategy and by discussing strategy with independent directors at executive sessions.

Risk Management

¡   Our Board is responsible for overseeing the risk management of our firm, which is carried out at the full Board as well as at each of its Committees, and in particular the Risk Committee.

¡   Board risk management oversight includes:

–  Strategic and financial considerations

–  Legal, regulatory and compliance risks

–  Other risks considered by committees

¡    Risk Committee risk management oversight includes:

–  Overall risk taking tolerance and risk governance, as well as Risk Appetite Statement

–  Liquidity, market, credit and operational risks

–  Our Capital Plan, capital ratios and capital adequacy

–  Technology and cybersecurity risks

¡    Audit Committee risk management oversight includes:

–  Financial, legal and compliance risk, in coordination with our full Board

–  Coordination with our Risk Committee, including with respect our risk assessment and risk management practices

¡    Compensation Committee risk management oversight includes:

–  Design firmwide compensation program and policies that are consistent with the safety and soundness of our firm and do not raise risks reasonably likely to have a material adverse effect on our firm

–  Jointly with our Risk Committee, annual CRO compensation-related risk assessment (CRO Risk Assessment) (see Compensation Matters—Compensation Discussion and Analysis)

¡    Governance Committee risk management oversight includes:

–  Managing risks related to board composition and board and executive succession

¡   Public Responsibilities Committee risk management oversight includes:

–  Brand and reputational risk, including client and business standards considerations

–  Environment, social and governance risk

CEO Performance

¡   Under the direction of our Lead Director, our Governance Committee annually evaluates Mr. Blankfein’s performance.

–  The evaluation process includes an executive session of independent directors, a closed session with Mr. Blankfein, and additional discussion between our Lead Director and Mr. Blankfein.

¡    The Committee reviews the results of Mr. Blankfein’s evaluation under our “360 degree” review process (360° Review Process) and also assesses Mr. Blankfein’s performance both as CEO and as Chairman of the Board against the key criteria and responsibilities for these roles that were developed by the Governance Committee.

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Executive Succession Planning

¡   Our Governance Committee has adopted a framework relating to executive succession planning, under which the Committee defines specific criteria for, and responsibilities of, each of the CEO, COO and CFO roles. The Committee then focuses on the particular skill set needed to succeed in each of these roles at our firm.

¡   Our Lead Director also meets on this topic separately with our CEO and facilitates additional discussions with our independent directors about succession planning throughout the year, including at executive sessions.

Financial Reporting

¡   Our Board, through its Audit Committee, is responsible for overseeing management’s preparation and presentation of our annual and quarterly financial statements and the effectiveness of our internal control over financial reporting.

–  Each quarter, our Audit Committee meets with members of our management, the Director of Internal Audit and our independent auditors to review and discuss our annual and quarterly financial statements as well as our quarterly earnings releases.

¡   In addition, our Audit Committee is directly responsible for overseeing the independence, performance and compensation of our independent auditors.

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Commitment of our Board – 2014 Meetings

	2014 Meetings
Board	14
Audit	13
Compensation	9
Governance	8
Risk	6
Public Responsibilities	4
Executive Sessions of Independent Directors	15	*

*

Includes 5 executive sessions of our independent directors chaired by our Lead Director and 10 additional sessions led by the chairs of our Audit, Risk and/or Compensation Committees during which our independent directors met without management present.

Each of our current directors attended over 75% (the threshold for disclosure under SEC rules) of the meetings of our Board and the committees on which he or she served during 2014 for the period he or she served as director. Overall attendance at Board and committee meetings during 2014 was over 97% for our current directors as a group.

We encourage our directors to attend our annual meetings. All of our current directors who were members of our Board at the time attended the 2014 Annual Meeting.

Actively Engaged Directors Outside of Board Meetings

Engagement outside of Board meetings provides our directors with additional insight into our business and our industry, as well as valuable perspective on the performance of our firm, the Board, our CEO and other members of senior management.

¡	Our individual directors have discussions with each other and with our CEO, members of our senior management team and other key employees, as well as with our regulators.

¡	Our directors also receive weekly informational packages that include updates on recent developments, press coverage and current events that relate to our business.

¡	Our Committee Chairs and Lead Director meet and speak regularly with each other and with members of our management in connection with planning for meetings.

–	Among other things, each Chair, working with management, sets the agendas and reviews, provides feedback on and approves the draft materials for their respective committee meetings. The Lead Director also sets the Board agenda and reviews, provides feedback on and approves materials for meetings of the full Board, as well as the schedule of the Board and committee meetings.

2014 Meetings Attended by our Lead Director and Committee Chairs in that Capacity

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Shareholder Engagement

Our Commitment to Active Engagement with Our Shareholders

Across our shareholder base, there are a wide variety of viewpoints about the corporate governance issues affecting our firm. We, including our Lead Director, meet and speak with our shareholders throughout the year.

2014 Lead Director Engagement

How to Contact Us

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Compensation Matters

Compensation Discussion and Analysis

Key Topics Covered in our CD&A

What We Paid	Page 37
How Our Compensation Committee Made Its Decisions	Page 38
2014 Firmwide Performance	Page 38
2014 Individual Performance	Page 40

Why We Avoid a Formulaic, Strictly Metrics-Based Compensation Program	Page 43

Key Pay Practices (What We Do and What We Don’t Do)	Page 44

Annual Variable Compensation	Page 48
Long-Term Performance Incentive Plan	Page 51

Stock Ownership Guidelines and Retention Requirements	Page 54
Clawback Policy	Page 54

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2014 Year-End Compensation Determinations

What We Paid

The following table shows our Compensation Committee’s determinations of the form and amount of 2014 annual compensation awarded to our NEOs (dollar amounts shown in millions) as well as applicable 2013 information for individuals who were NEOs in that year, and is different from the SEC required tables in 2014 Summary Compensation Table below. The LTIP awards granted to our NEOs (discussed on pages  7 and 51) are not part of annual compensation and are not included in this table because no amounts are earned until the end of the relevant performance period.

		Salary/Equity- Based Fixed Allowance						Equity-Based Awards as % of Annual Variable Comp.
				Annual Variable Compensation					Equity-Based Awards as % of Total
Name and Principal Position	Year			Cash	RSUs	PSUs (New for 2014)	Total
Lloyd C. Blankfein Chairman and CEO	2014	$ 2.0		$ 7.33	$ 7.33	$ 7.33	$ 24.0	67	61
	2013	2.0		6.30	14.70	—	23.0	70	64
Gary D. Cohn President and COO	2014	1.85		6.72	6.72	6.72	22.0	67	61
	2013	1.85		5.75	13.41	—	21.0	70	64
Harvey M. Schwartz Executive Vice President and CFO	2014	1.85		6.72	6.72	6.72	22.0	67	61
	2013	1.85		5.75	13.41	—	21.0	70	64
Mark Schwartz Vice Chairman	2014	1.85		5.72	11.43	—	19.0	67	60
Michael S. Sherwood Vice Chairman	2014	1.85/9.15	*	1.83	9.17	—	22.0	83	83**

*	Mr. Sherwood, who is based in the U.K., received a cash salary of $1.85 million and a fixed allowance of $9.15 million, payable entirely in equity-based awards. This fixed allowance was provided as a result of applicable U.K. regulatory guidance. See page 48 for more details.

**	This percentage reflects the RSUs paid to Mr. Sherwood as annual variable compensation, as well as the fixed allowance described above.

New for 2014 – Introduction of PSUs. Based on shareholder feedback, our Compensation Committee awarded PSUs to our CEO, COO and CFO, who have ultimate responsibility for firmwide performance and are uniquely positioned to drive our strategic plan. These metrics-based PSUs tie their compensation more closely to firm performance.

¡    PSUs represent one-half of the 2014 equity-based variable compensation granted to our CEO, COO and CFO.

¡    PSUs will pay out in cash between 0-150% of target based on our average “ROE” as calculated under the PSUs over 2015-2017.

¡   In order for the NEO to receive a 100% payout, our average “ROE” for 2015-2017 must be 11%:

¡   The Committee determined that a 50-50 split balances more traditional equity compensation tied to firm performance through stock price with metrics-based awards that use specific performance criteria.

¡    Payout thresholds were set by the Committee so that the PSUs will pay out at target if the firm performs at a level that is roughly equivalent to 2014. If these goals are not met, the PSUs will be reduced or even completely forfeited.

¡   The Committee chose ROE because it is an important indicator of the firm’s operating performance.

¡   Average “ROE” is calculated using the same methodology that applies to our LTIP awards, meaning that it is based on our publicly reported ROE, subject to certain adjustments (see page 49).

*Payout is scaled if results are between 4% and 14%

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How Our Compensation Committee Made Its Decisions

¡

Our Compensation Committee made its NEO annual compensation determinations in the context of our Compensation Principles, which encompass a pay for performance philosophy (see more detail on page 45), and carefully considered:

– Firmwide financial performance, including relative to peers (described below on this page and page 39); and

– Individual performance, including each NEO’s position and responsibilities (described on pages 40-42).

¡	Based on factors including an analysis of peer company compensation, the Committee determined that 2013 compensation amounts were appropriate to use as a baseline for 2014 decisions.

¡	Based on its assessments, the Committee determined that total 2014 compensation for each of our NEOs should be slightly increased (approximately 3-5%).

2014 Firmwide Performance

Our Compensation Committee focused on each NEO’s leadership role in guiding the firm’s:

¡	Continued improvement across key financial metrics such as net revenue, EPS, BVPS and ROE;

¡	Disciplined management of its balance sheet, capital, liquidity and overall risk;

¡	Continued ROE outperformance of its U.S. peer group;[1]

¡	Significant efforts to broaden and enhance our client franchise, including a continued commitment to delivering high quality service to our clients;

¡	Leading global brand, including as a result of significant investment in content creation to engage our external constituents across multiple platforms; and

¡

Continued commitment to our franchise businesses, with particularly strong performance in investment banking, where the firm led both the equity and M&A league tables in 2014[2] and in investment management.

[1]	U.S. Peers are BAC, C, JPM and MS.
[2]

Goldman Sachs ranked first in worldwide announced and completed mergers and acquisitions and also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year per Thomson Reuters.

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The Committee reviewed our financial performance, focusing on EPS, BVPS and ROE, as well as our stock price performance, pre-tax earnings, net revenues, net earnings, compensation and benefits expense, non-compensation expense and ratio of compensation and benefits expense to net revenues. The Committee focused on EPS, BVPS and ROE as measures of our operating performance and ability to generate shareholder value in 2014. All metrics were considered on a year-over-year basis, as well as relative to our peers and in the context of the broader environment in which the firm operates.

Our Compensation Committee places substantial importance on firmwide performance metrics when assessing NEO compensation amounts. Firmwide performance is considered by the Committee in a holistic manner without ascribing specific weights to any single financial metric.

*Figures	reflect change vs. 2013.

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2014 Individual Performance

Our Compensation Committee also considered key performance highlights and individual achievements of our NEOs in connection with determining their 2014 annual compensation. Our NEOs are evaluated under our 360° Review Process, which includes both qualitative narrative and quantitative feedback in key areas such as those summarized below:

360° Review Process

¡

CEO: Under the direction of our Lead Director, our Governance Committee evaluated the performance of our CEO, including a summary of his evaluation under the 360° Review Process. Our Compensation Committee considered this evaluation and also discussed our CEO’s performance as part of its executive session to determine his compensation.

¡

Other NEOs: Our CEO discussed the performance of our COO, including a summary of his evaluation under the 360° Review Process, with our Compensation Committee. Our CEO and COO reviewed the performance of our other NEOs, including summaries of their evaluations, with our Compensation Committee. In addition, our CEO submitted variable compensation recommendations to the Committee for our other NEOs, but did not make recommendations about his own compensation.

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Lloyd C. Blankfein Chairman and CEO

Key Responsibilities: Our Chairman and CEO is responsible for managing our business operations and overseeing our senior leaders. He leads the implementation of corporate policy and strategy and is the primary liaison between our Board and the management of our firm. In addition to his role as the leader of our organization and people, he also serves as the primary public face of our firm.

Key Performance Achievements:

¡   Led the firm to its strong financial performance, particularly in light of replacement of lost revenue streams resulting from recent divestitures in response to regulatory considerations and a focus on expense discipline and capital management.

¡   Navigated a challenging operating environment, both in terms of its effect on the business of the firm’s clients and impact of new regulatory requirements on the firm itself.

¡    Focused on managing risk and encouraging continuity in strategy, key examples of his ability to serve the firm by establishing a “tone-at-the-top.”

¡   Demonstrated ongoing leadership within both the financial services industry and the broader corporate community.

Gary D. Cohn President and COO

Key Responsibilities: Our President and COO is responsible for managing our day-to-day business operations and executing on firmwide priorities. He serves as a senior public face of our firm.

Key Performance Achievements:

¡   Focused on maintaining strong client relationships, particularly in the hedge fund, asset management and technology sectors as well as growth markets.

¡    Demonstrated leadership and strong judgment in overseeing the firm’s Business Selection and Conflicts Resolution group, which reviews and vets transactions and other opportunities involving multiple business lines and divisions.

¡   Guided the firm’s Client and Business Standards Committee in its critical oversight of business standards and practices, reputational risk management and client service.

¡    Successfully led the firm’s 2014 partner selection process in a manner that built firmwide consensus and emphasized diversity, among other important issues.

Harvey M. Schwartz CFO

Key Responsibilities: Our CFO is responsible for managing the firm’s overall financial condition, including appropriate consideration of risk management. He is also responsible for financial analysis and reporting, as well as our operations and technology functions. He is a primary liaison to our investors.

Key Performance Achievements:

¡   Showed continued skill as a spokesperson for the firm with clients, investors, analysts, rating agencies, regulators and government officials.

¡   Played a leading role in the firm’s continued efforts to improve its financial profile (e.g., reducing its balance sheet, increasing common equity and decreasing gross leverage).

¡    Demonstrated leadership with respect to the firm’s regulatory interactions and processes.

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Mark Schwartz Vice Chairman and Chairman of Goldman Sachs Asia Pacific

Key Responsibilities: Our Chairman of Goldman Sachs Asia Pacific is responsible for the firm’s business and activities in the Asia Pacific (APAC) region. He serves as an important public face for the firm, particularly in China.

Key Performance Achievements:

¡   Focused on strengthening significant long-term client relationships and developing new business in the APAC region while remaining committed to risk management.

¡    Provided decisive, effective leadership for the firm in a key region of focus.

¡    Demonstrated a strong commercial impact in China.

Michael S. Sherwood Vice Chairman and Co-CEO of Goldman Sachs International

Key Responsibilities: Our Co-CEO of Goldman Sachs International is responsible for the firm’s business and activities in the Europe, Middle East and Africa (EMEA) region and growth markets. He is a key leadership presence and liaison with regulators, particularly in the U.K.

Key Performance Achievements:

¡    Demonstrated strong leadership in connection with the firm’s efforts in growth markets businesses, utilizing a highly practical approach to business opportunities.

¡   Served as Chairman of the firm’s Partnership Committee from 2011-2014, helping to guide the recruitment, development, citizenship and performance of our partner and managing director communities.

¡    Committed to championing commercial ideas while maintaining a strong focus on reputational and financial risk management.

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Importance of Discretion

Our Compensation Committee continues to believe that discretion is a critical feature of the firm’s executive compensation program. Our business is dynamic and requires us to respond rapidly to changes in our operating environment. The Committee does not believe there is a single metric, combination of metrics or formula that fully encapsulates our Compensation Principles.

Our Compensation Committee has made thoughtful enhancements to our compensation program over time, which has allowed us to ensure that our executive compensation program continues to be appropriately aligned with our overarching goal of enhancing shareholder value while promoting the safety and soundness of our firm.

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Why We Avoid a Formulaic, Strictly Metrics-Based Compensation Program a A rigid, formulaic program based on metrics could have unintended consequences a We expect our executives to act prudently on behalf of both shareholders and clients, regardless of prevailing market conditions – This goal could be compromised by a strictly formulaic program, which might encourage executives to place undue focus on achieving specific metrics at the expense of others a Formulaic compensation would not permit adjustments based on less quantifiable factors such as a disparity between absolute and relative performance levels or recognition of key individual achievements a Equity-based awards, which are a significant portion of annual variable compensation for our NEOs, ensure long-term alignment without the disadvantages of purely formulaic compensation Our Compensation Committee Exercises Discretion to Actively Manage our Pay Programs

Key Pay Practices

Our Compensation Committee considers the design of our executive compensation program to be integral to furthering our compensation principles, including paying for performance and effective risk management. The following chart summarizes certain of our key pay practices.

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What We Do Focus on aligning pay with performance, including through use of RSUs, PSUs and LTIP awards Grant equity-based awards as a significant portion (at least 2/3) of our NEOs’ annual variable compensation Award RSUs with underlying “Shares at Risk”; five-year transfer restrictions (from RSU grant date) apply to all or substantially all delivered Shares at Risk (after applicable tax withholding) Exercise judgment responsive to the cyclical nature of our business Review and carefully consider shareholder feedback in structuring executive compensation Impose clawback policy on all variable compensation awards, as applicable Utilize Stock Ownership Guidelines for SEOs and retention requirements for participating managing directors (PMDs) Provide for annual assessment by our CRO of our compensation programs to ensure programs do not encourage imprudent risk-taking Utilize an independent compensation consultant What We Don’t Do x No employment, “golden parachute” or severance agreements with our NEOs x No guaranteed bonus arrangements with our NEOs x No tax gross-ups for our NEOs x No repricing of underwater stock options x No excessive perquisites x No ongoing pension benefit accruals for NEOs x No hedging transactions or short-sales permitted for any executive officer

Framework for Compensation Decisions

Our Compensation Principles

Our Compensation Principles guide our Compensation Committee in its review of compensation at our firm, including the Committee’s determination of NEO compensation. The full text of our Compensation Principles is available on our public website. We have highlighted some of the key elements of the Compensation Principles below:

Compensation Committee Framework to Determine NEO Compensation

In addition to our Compensation Principles, our Compensation Committee is guided by our Compensation Framework, which more broadly governs the variable compensation process for employees who can expose us to material amounts of risk (such as our NEOs). Pursuant to the Compensation Framework, our Committee considered the following factors in using its discretion to determine the amount and form of compensation to be awarded to each of our NEOs (firmwide financial performance and individual performance are discussed above on pages 38-42):

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Paying for Performance Encouraging Firmwide Orientation and Culture Firmwide compensation should directly relate to firmwide performance over the cycle. Employees should think and act like long-term shareholders, and compensation should reflect the performance of the firm as a whole. Discouraging Excessive Risk- Taking Attracting and Retaining Talent Compensation should be carefully designed to be consistent with the safety and soundness of our firm. Risk profiles must be taken into account in annual performance reviews, and factors like liquidity risk and cost of capital should also be considered. Compensation should reward an individual’s ability to identify and create value, but the recognition of individual performance should not be out of line with the competitive market for talent.

Firmwide Individual Shareholder Financial Performance Feedback Performance Independent Compensation Risk Compensation Committee Management Consultant Input Decisions Regulatory Market for Considerations Talent

Shareholder Feedback

¡	In making NEO compensation decisions, our Compensation Committee reviews and carefully considers:

–	Specific feedback received from shareholders and other constituents; and

–	The results of our say on pay votes.

¡

The Committee believes that the results of recent say on pay votes indicate that our shareholders generally support the Committee’s emphasis on prudent use of discretion in making compensation decisions.

¡

As a result, the Committee has focused on being responsive in addressing key points of focus raised by our shareholders while still adhering to our overall executive compensation framework (see page 5).

Risk Management

¡	Effective risk management underpins everything that we do, and compensation is carefully designed to be consistent with the safety and soundness of our firm.

¡	Our CRO presents his risk assessment annually to our Compensation Committee and our Risk Committee jointly in order to assist them with this goal.

–	This assessment is focused on whether our program is consistent with regulatory guidance requiring that financial services firms ensure that variable compensation does not encourage imprudent risk-taking.

–	Our CRO’s view was that the various components of our compensation programs and policies work together to balance risk and reward in a manner that does not encourage imprudent risk-taking.

¡	Our CRO also reviewed the new enhancements to our executive compensation structure described elsewhere in this CD&A, concluding that these new elements also are appropriate from a risk perspective.

Market for Talent

¡

Our Compensation Committee reviews the competitive market for talent as part of its review of our compensation program’s effectiveness in attracting and retaining talent, as well as in order to help determine our NEOs’ compensation.

–	Our goal is always to be in a position to appoint our most senior leaders from within our firm, and our executive compensation program is intended to incentivize our people to stay at our firm and aspire to these senior roles.

¡

The Committee receives information and assistance from our Global Head of Human Capital Management (HCM) and members of her team, including information related to plan design and compensation levels for named executive officers, which is used as part of its compensation determination process.

¡

The Committee performs an evaluation of our existing NEO compensation program, comparing it to that of the following financial services firms (based on information obtained from an analysis of public filings by our Finance and HCM Divisions as well as compensation surveys conducted by Towers Watson & Co.):

–	U.S. Peers: Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley

–	Other Key Financial Institutions: American Express Company, Barclays PLC, Credit Suisse Group AG, Deutsche Bank AG, UBS AG and Wells Fargo & Company

Regulatory Considerations

¡

Our Compensation Committee also considers regulatory matters and the views of our regulators when determining our NEOs’ compensation. Throughout 2014, our senior management briefed the Committee on relevant regulatory developments.

Independent Compensation Consultant Input

¡

Our Compensation Committee recognizes the importance of using an independent compensation consultant that is appropriately qualified and that provides services solely to our Committee and not to our firm. Accordingly, the Committee again retained Semler Brossy as its independent compensation consultant in 2014.

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¡	The Committee uses Semler Brossy because of its:

–	Extensive experience working with a broad cross-section of companies;

–	Multi-faceted business perspective;

–	Expertise in the areas of executive compensation, management incentives and performance measurement; and

–	Quality of counsel.

¡	In 2014, the Committee asked Semler Brossy to assess our compensation program for our PMDs, including our NEOs. In its assessment, Semler Brossy confirmed that, consistent with last year, our program:

–	Is aligned with, and is sensitive to, corporate performance;

–	Includes features that reinforce significant alignment with shareholders and a long-term firmwide focus; and

–	Utilizes policies and procedures, including subjective determinations, that facilitate the firm’s approach to risk-taking and risk management by supporting the mitigation of known and perceived risks.

¡	Semler Brossy did not recommend, and was not involved in determining, the amount of any NEO’s compensation.

¡

In addition to providing its assessment of our compensation program for PMDs, Semler Brossy also participated in the discussion of our CRO Risk Assessment presentation and reviewed the information provided to the Committee by our Finance Division, our HCM Division and Towers Watson.

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Semler Brossy’s Independence Semler Brossy provides services only to the Committee (and not to our firm) Semler Brossy has no significant business or personal relationship with any member of the Committee or any executive officer In May 2014, our Compensation Committee determined that Semler Brossy had no conflicts of interest in providing services to the Committee and was independent under thefactors set forth in the NYSE rules for compensation committee advisors based on these factors: The fees our firm paid to Semler Brossy are not material to Semler Brossy’s total revenues None of Semler Brossy’s principals owns any shares of our Common Stock

Overview of Compensation Elements

The following chart summarizes the compensation elements that comprised our CEO’s, COO’s and CFO’s 2014 annual compensation. Additional information regarding these and other compensation elements, as well as our LTIP, is provided below.

Fixed Compensation

¡	Fixed compensation provides our NEOs with a predictable level of income that is competitive with peers.

¡	We made no changes to NEO base salaries, and our Compensation Committee believes that these salary levels are competitive in the market for talent.

¡

New requirements of the European Union’s Fourth Capital Requirements Directive (CRDIV) impact the amount of variable compensation that is permitted to be granted to certain U.K. employees. In order to deliver the appropriate balance of fixed and variable components of pay and comply with CRDIV, in January 2014 the Committee established a fixed allowance of $9.15 million for Mr. Sherwood, which was paid entirely in the form of equity-based awards, in addition to his base salary.

–	Thirty percent of Mr. Sherwood’s fixed allowance was paid in RSUs that delivered into immediately transferrable shares of Common Stock in January 2015, and the remaining 70% was paid in RSUs that will deliver into Shares at Risk in three approximately equal installments in each of 2016, 2017 and 2018. Substantially all of these Shares at Risk will be restricted until January 2020.

–	For 2015, our Compensation Committee determined to increase Mr. Sherwood’s fixed allowance to $11.15 million, which is currently expected to be paid entirely in the form of equity-based awards.

Annual Variable Compensation

¡

Variable compensation provides our NEOs with the opportunity to realize cash and equity-based incentives that are aligned with firmwide and individual performance. Amounts were determined based on our Compensation Committee’s assessment of firmwide and individual performance, among other factors.

¡

In 2014, we paid annual variable compensation to our NEOs in the form of cash, RSUs, PSUs and/or short-term RSUs. The following table summarizes the key elements of each of these components. Certain elements are common to some or all components, including:

–	Clawback and forfeiture provisions, which are described more fully on pages 54-55; and

–	Treatment of RSUs and short-term RSUs upon a termination of employment or change-in-control, which is described more fully in Executive Compensation—Potential Payments Upon Termination or Change-in-Control on pages 63-65.

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Variable Compensation Element – Recipients (Timeframe)	Key Facts

Cash Variable Compensation – all NEOs	¡ Provides NEO with cash-based incentives on an annual basis

RSUs* – all NEOs (5-year Shares at Risk)

¡   Provides NEO with annual equity-based incentives; value tied to firm performance through stock price

¡   Shares underlying RSUs are Shares at Risk, meaning that transfer restrictions apply to all or substantially all Shares at Risk that are delivered (after applicable tax withholding) for five years after grant date

–  Approximately fifty percent of underlying shares are transferable upon delivery to permit NEOs to satisfy tax withholding obligations

¡   Vested at grant; Shares at Risk generally delivered in three approximately equal installments on first, second and third anniversaries of grant (subject to terms of award agreement)

¡    Transfer restrictions prohibit sale, transfer, hedging or pledging of underlying Shares at Risk for five years from date of grant, even if the NEO leaves our firm (limited exceptions, including for death and “conflicted employment”; see pages 63-65 for more detail)

–  Our Compensation Committee may permit limited exceptions for transfers (for example, gifts to estate planning entities) so long as underlying Shares at Risk continue to be subject to applicable transfer restrictions

¡    Each RSU includes a dividend equivalent payment right

PSUs* – CEO, COO and CFO (3-year performance period)

¡   Newly added for 2014; value tied to firm performance both through stock price and metrics-based component

¡   Awards will be settled in cash based on the average closing price of our Common Stock over a period of ten trading days

¡    Performance is measured by our firm’s average “ROE” (calculated as described below) over the three-year performance period (2015-2017) against certain specified thresholds (see page 37 for more detail on these thresholds)

¡    Average “ROE” is the average of the annual “ROE” (calculated as described below) for each year during the performance period. Annual “ROE” is calculated for each year by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity, adjusted for the after-tax effects of amounts that would be excluded from “Pre-Tax Earnings” under The Goldman Sachs Amended and Restated Restricted Partner Compensation Plan (RPCP)

–  The types of amounts that could be excluded from “Pre-Tax Earnings” include, but are not limited to, amounts related to: exit or disposal activities, impairment of goodwill and other intangible assets, net provisions for litigation and other regulatory proceedings and items that are unusual in nature or infrequent in occurrence and that are separately disclosed, in each case if the aggregate net effect of such amounts on Pre-Tax Earnings exceeds a pre-established threshold (for relevant RPCP provisions, see page 3 of Exhibit 10.1 of our Quarterly Report on Form 10-Q for the period ended February 24, 2006, filed April 5, 2006)

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Variable Compensation Element – Recipients (Timeframe)	Key Facts

–  Additionally, if necessary or appropriate to maintain intended economics of PSUs, our Compensation Committee may make adjustments for any accounting changes, rule changes or other actions that impact capital and may also determine, in its sole discretion, whether exceptional events or transactions will be included or excluded from the calculation

¡   Each PSU includes a cumulative dividend equivalent payment right payable only if and when the underlying PSU award pays out

¡   Terms of the PSUs are not affected by a future termination of employment or change-in-control.

Short-Term RSUs* – Mr. Sherwood only (6-month delivery schedule)

¡   As required by U.K. regulations, Mr. Sherwood received 50% of the 2014 annual variable compensation that he otherwise would have received in cash in the form of short-term RSUs

¡    Short-term RSUs represent one-fifth (approximately $1.83M million) of annual variable equity-based compensation

¡   Underlying shares deliver in July 2015 and will be immediately transferrable

¡   Terms are otherwise generally consistent with the 2014 year-end RSUs granted to Mr. Sherwood

*	With respect to the RSUs, PSUs, and short-term RSUs awarded for 2014 year-end annual compensation, the amount of units awarded was determined in each case by dividing the dollar value of the applicable component of each NEO’s variable compensation by the closing price of our Common Stock on the grant date ($175.63 on January 20, 2015).

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Long-Term Performance Incentive Plan

In January 2015, our Compensation Committee also granted to each NEO a long-term incentive compensation award. The Committee considered the roles and responsibilities of each individual, including his ability to impact future firm performance, in determining the following initial notional values: Mr. Blankfein – $7.0 million; Mr. Cohn – $6.7 million; Mr. Harvey Schwartz – $6.7 million; Mr. Mark Schwartz – $4.0 million; and Mr. Sherwood – $6.7 million.

  LTIP – Key Facts

Why We Use the LTIP and How It Operates

¡

Our Compensation Committee believes that our LTIP awards help to further tie our NEOs’ pay outcomes to long-term growth in the value of our firm. Because LTIP awards have longer-term performance periods with aspirational payout thresholds directly linked to future performance in certain key metrics, the Committee considers them separately from annual compensation.

¡	Our NEOs do not earn any amounts under LTIP awards until the end of the performance period.

¡

Consistent with prior LTIP awards, any amounts earned under the 2015 LTIP awards will be based on certain firmwide performance metrics and will be paid in cash. Our Compensation Committee also determined that it was appropriate to eliminate its discretion to adjust the payout at the end of the performance period based on individual performance; clawback/forfeiture provisions continue to apply.

¡	The 2015 LTIP awards are calculated in three steps, as follows:

–	Step 1: Our Compensation Committee determines the LTIP award’s initial notional value based on the grantee’s roles and responsibilities and ability to impact future performance, as well as other factors such as an analysis of peer company compensation.

–	Step 2: On an annual basis, the LTIP award’s notional value increases/decreases by the year’s annual “ROE,” as calculated under the LTIP (the Annual “ROE” Adjustment), subject to a 12% cap.

–	Step 3: At the end of the performance period, the final balance of the LTIP award is adjusted based on average “ROE” and average change in BVPS over the entire performance period (the Average “ROE”/BVPS Adjustment), subject to a cap of 150% of the amount determined following Step 2.

¡	Additional detail regarding the calculations applicable in Steps 2 and 3, including defined terms, can be found below under —Additional Details Regarding LTIP Calculations.

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New for 2015 – Modifications to LTIP. Based on shareholder feedback, our Compensation Committee made several important modifications to our 2015 awards: a The Committee determined that it was appropriate to eliminate its discretion to adjust the payouts at the end of the performance period based on individual performance (clawback/forfeiture provisions continue to apply); and a The Committee set an upfront expectation that new awards will have an eight-year performance period. These changes also apply to many of our prior LTIP awards, as described in more detail below.

Key Terms and Decisions for 2015 LTIP Awards

¡	The LTIP awards are forward-looking cash awards; payout is based on average “ROE” and average change in BVPS over the performance period.

–	ROE and BVPS continue to be important indicators of our operating performance and our ability to generate shareholder value.

–	The thresholds for these metrics continue to be appropriate based on our Compensation Committee’s review of our historical data and the macroeconomic environment.

¡	The awards will have a 0% payout if performance is below minimum thresholds.

¡	Given that the LTIP awards are intended to be longer-term, their thresholds are designed to be more aspirational than the thresholds used for the PSUs, without incentivizing undue risk-taking.

¡	No amounts are earned based on performance in one year; negative performance would offset positive performance during the performance period.

¡	The awards are expected to have an eight-year performance period (i.e., January 1, 2015 through December 31, 2022), except in limited circumstances.

–	An eight-year performance period is an appropriate period of time during which to assess management’s performance over the long-term and accounts for the cyclical nature of our business and the broader macroenvironment in which we operate.

–	Our Compensation Committee retains the flexibility to determine prior to the end of 2016 if, due to unforeseen circumstances, a three-year performance period would be more appropriate for a particular 2015 LTIP award (for example, due to a change in applicable regulatory guidance regarding incentive compensation).

–	Payout would occur in the month immediately following the end of the performance period (generally January 2023).

¡	The LTIP awards are subject to our clawback policy (see pages 54-55).

–	Our Compensation Committee has the ability to recapture any payment under a 2015 LTIP award that is made based on materially inaccurate financial statements or performance criteria.

–	The 2015 LTIP awards are also subject to the same clawback provisions as the 2014 year-end equity awards and underlying Shares at Risk for the entire performance period.

–	Additionally, in the event an NEO’s employment terminates within the first six months of the performance period, the Committee will have the ability to reduce the award payout to $0 based on an evaluation of certain factors it deems appropriate.

¡

Our Compensation Committee does not have discretion to adjust the final award value of the 2015 LTIP awards based on individual performance; clawback/forfeiture provisions continue to apply. The Committee also determined that it was appropriate to eliminate its discretion to adjust the ultimate payout of any of the LTIP awards granted in February 2012, January 2013 and February 2014 based on individual performance.

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Extension of Performance Period for LTIP Awards Granted in January 2013 (2013 LTIP Awards)

¡

In December 2014, our Compensation Committee extended the performance period of the 2013 LTIP awards from December 2015 to December 2020 for each of our NEOs who received a 2013 LTIP award (Messrs. Blankfein, Cohn, Mark Schwartz and Sherwood).

–	Our Compensation Committee decided to make this extension to align with its intention that all LTIP awards would have an eight-year performance period.

¡

In connection with this extension, our Compensation Committee also determined to apply the terms of the 2015 LTIP awards to the extension period of the 2013 LTIP awards. In addition to the elimination of discretion discussed above, the key differences now applicable to the extension period are (1) the Annual “ROE” Adjustment is now subject to an annual cap of 12% and (2) with respect to the Average “ROE”/BVPS Adjustment, the threshold required for 100% payout under the average “ROE” metric is now increased to 12% from 10%.

–	The original terms of the 2013 LTIP awards will still apply to the initial three-year period, and the Average “ROE”/BVPS Adjustment (using the original thresholds applicable to the award) will occur at the end of that three-year period based solely on our firm’s performance for that period.

–	The resulting value will serve as a starting point for the notional value of the award during the extension period. During that extension period, the 12% cap will apply to the Annual “ROE” Adjustment, and at the end of the extension period the Average “ROE”/BVPS Adjustment (using the increased average “ROE” threshold) will be applied based solely on our firm’s performance for the extension period.

–	Additionally, the maximum potential payout for each of these 2013 LTIP awards is limited to 150% of the award’s initial notional value, as adjusted by the Annual “ROE” Adjustment over the eight-year period.

Additional Details Regarding LTIP Calculations

LTIP Performance Metrics

¡	“ROE” is calculated under the LTIP in a manner identical to that described for our PSUs above; see pages 49-50 for more detail

¡	Average “ROE” is the average of the annual “ROE” for each year during the performance period

¡	Average change in BVPS is the average of the annual changes in our firm’s book value per common share for each year during the performance period

¡

If necessary or appropriate to maintain intended economics of the LTIP awards, our Compensation Committee may adjust these calculations for any accounting changes, rule changes or other actions that impact capital and may also determine, in its sole discretion, whether exceptional events or transactions will be included or excluded from the calculations

Thresholds Applicable to Average “ROE”/BVPS Adjustment for 2015 LTIP Awards

Payout(a)	Average “ROE” Over Performance Period (Applies to 50% of Adjusted Notional Value at End of Performance Period)	Average Change in BVPS Over Performance Period (Applies to 50% of Adjusted Notional Value at End of Performance Period)
Zero	<5%	<2%
50%	5%	2%
100%	12%	7%
150%	≥ 15%	≥ 12%
(a)	Payout is scaled if results are between specified percentages.

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Other Compensation Policies and Practices

Stock Ownership Guidelines and Retention Requirements

New for 2015 – Adopted Stock Ownership Guidelines. Based on shareholder feedback, our Board adopted stock ownership guidelines for all of our SEOs that supplement our existing retention requirements and transfer restrictions.

¡	On our Compensation Committee’s recommendation, our Board adopted Stock Ownership Guidelines in January 2015. These guidelines provide that:

–	Our CEO must retain beneficial ownership of a number of shares of Common Stock equal to 10x his base salary for so long as he remains our CEO; and

–	Each of our other SEOs (including our other NEOs) must retain beneficial ownership of a number of shares of Common Stock equal to 6x his base salary for so long as he remains an SEO.

–	Additional transition rules would apply in the event that an individual becomes newly appointed to a Senior Executive position.

¡	Each SEO currently meets these new Stock Ownership Guidelines.

¡

Separate from the Stock Ownership Guidelines, our Shareholders’ Agreement continues to impose retention requirements for each of our SEOs with respect to shares of Common Stock received in respect of equity awards (although short-term RSUs are not subject to the retention requirements).

–	Our CEO is required, for so long as he holds that position, to retain (including, in certain cases, ownership through his spouse or estate planning entities established by him) at least 75% of the shares of Common Stock received (net of payment of any option exercise price and withholding taxes) as compensation (After-Tax Shares) since becoming an SEO.

–

Similarly, each of our other SEOs is required, for so long as he holds that position, to retain at least 50% of After-Tax Shares received beginning in January 2015, and 75% of After-Tax Shares received as an SEO prior to January 2015.

¡

In connection with adopting the Stock Ownership Guidelines, the Committee felt it appropriate to reassess our existing retention requirement policies for our SEOs, and ratified a reduction going forward of the retention requirement under the Shareholders’ Agreement for our SEOs (other than our CEO) to 50% of After-Tax Shares.

Clawback Policy

New for 2015 – Formalized Clawback Policy. Based on shareholder feedback, our Compensation Committee formalized and expanded our longstanding clawback practices in a comprehensive, standalone document that covers equity-based awards (PSUs and RSUs), underlying Shares at Risk, cash variable compensation and LTIP awards, as applicable.

¡	Our Compensation Committee approved the formalized clawback policy in January 2015. The policy applies to all of our SEOs and permits recovery of awards in certain circumstances.

¡

The clawback policy also expands the Sarbanes-Oxley Clawback provisions to apply to variable compensation (whether cash- or equity-based) paid to any of our SEOs (even though the Sarbanes-Oxley Act provision applies only to our CEO and CFO).

¡	As in prior years, 2014 year-end RSUs and PSUs and underlying Shares at Risk are subject to forfeiture or recapture by us in certain cases, even after the transfer restrictions lapse.

–	If we determine that Shares at Risk may be recaptured after delivery, we can require the return of those shares to us or the repayment to us of the fair market value of the shares (including those withheld to pay withholding taxes) and any other amounts paid or delivered in respect thereof.

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¡	2014 year-end RSUs and PSUs (and, in certain cases, underlying Shares at Risk) provide for forfeiture or recapture if:

–	The Committee determines that during 2014, the NEO participated (including, in certain cases, participation in a supervisory role) in actions on behalf of our firm or our clients without appropriately considering risk of any kind to our firm or the broader financial system, which has or reasonably could be expected to result in a material adverse impact on our firm, the NEO’s business unit or the broader financial system;

–	Our firm is determined by bank regulators to be “in default” or “in danger of default” as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or fails to maintain for 90 consecutive business days the required “minimum Tier 1 capital ratio” (as defined under Federal Reserve Board regulations);

–	The NEO engages in conduct constituting “cause” (e.g., any material violation of any firm policy or other conduct detrimental to our firm) (generally applicable to PSUs and RSUs prior to settlement and to any underlying delivered Shares at Risk thereafter until January 2020); or

–	The NEO becomes associated with any business enterprise that competes with any portion of our business (generally applicable to PSUs and RSUs prior to settlement).

¡

Mr. Sherwood’s year-end RSUs (other than short-term RSUs), including in certain cases underlying Shares at Risk, are also subject to several additional clawback provisions mandated by U.K. regulatory guidance. These provisions contemplate clawback in the event of:

–	A material downturn in financial performance suffered by the firm or certain business units;

–	A material failure of risk management suffered by the firm or certain business units on or before December 31, 2021;

–	Serious misconduct that is sufficient to justify summary termination of employment under English law occurring on or before December 31, 2021 (to the extent not otherwise covered by the “cause” clawback described above); and

–	A failure of supervision (i.e., a forfeiture resulting from the serious misconduct of an employee over which Mr. Sherwood has supervisory responsibility, where the forfeiture relates to compliance, control or risk) that occurred during 2014.

Hedging Policy; Pledging of Common Stock

Our NEOs are prohibited from hedging any shares of our Common Stock, even shares they can freely sell, as long as they remain executive officers. In addition, our NEOs and all other employees are prohibited from hedging their equity-based awards. Our employees, other than our executive officers, may hedge only shares of our Common Stock that they can otherwise sell. However, they may not enter into uncovered hedging transactions and may not “short” shares of our Common Stock. Employees also may not act on investment decisions with respect to our Common Stock except during applicable “window periods.” None of our executive officers has any shares of Common Stock subject to a pledge.

Qualified Retirement Benefits

During 2014, each of our NEOs (other than Mr. Sherwood) participated in The Goldman Sachs 401(k) Plan (401(k) Plan), which is our U.S. broad-based tax-qualified retirement plan. In 2014 these individuals were eligible to make pre-tax, and/or “Roth” after-tax, contributions to our 401(k) Plan and receive a dollar-for-dollar matching contribution from us on the amount they contribute, up to a maximum of $10,400. For 2014 these individuals each received a matching contribution of $10,400.

Mr. Sherwood has not participated in The Goldman Sachs UK Retirement Plan (GS U.K. Pension Plan) since April 2006, when he elected not to accrue any future pension benefits in respect of his continuing service with the firm. The firm provides each employee who has opted out of future participation in the GS U.K. Pension Plan, including Mr. Sherwood, with an annual payment in lieu of his or her participation. For employees who opted out in April 2006, including Mr. Sherwood, the amount of this payment is $27,027, which has remained fixed since 2006 and is approximately equal to the firm’s annual cost in respect of each such employee’s participation in the GS U.K. Pension Plan at that time.

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Perquisites and Other Benefits

Our NEOs received in 2014 certain benefits that are considered “perquisites” for purposes of the SEC rules regarding compensation disclosure. While our Compensation Committee was provided with the estimated value of these items, it determined, as in prior years, not to give these amounts significant consideration in determining our NEOs’ 2014 variable compensation.

During 2014, we made available to each of these individuals a car and driver and, in some cases, other services for security and/or business purposes. Car and driver services were contracted through a third party for our NEOs based outside the U.S. (Messrs. Mark Schwartz and Sherwood; there was no incremental cost to the firm for making this service available to Mr. Sherwood). We also offered our NEOs benefits and tax counseling services, generally provided or arranged by our subsidiary, The Ayco Company, L.P., to assist them with tax and regulatory compliance and to provide them with more time to focus on the needs of our business. Additionally, at our request, Mr. Mark Schwartz previously relocated to our Beijing office, and received international assignment-related benefits and tax equalization-related payments in connection with that arrangement.

Our PMDs, including our NEOs, participate in our executive medical and dental program and receive executive life insurance while they remain PMDs. Our PMDs, including our NEOs, also receive long-term disability insurance coverage. Our NEOs are also eligible for a retiree health care program and receive certain other perquisites, some of which have no incremental cost to us. See “All Other Compensation” and footnote (b)  in —Executive Compensation—2014 Summary Compensation Table.

Section 162(m)

Under current law, our U.S. federal corporate tax deduction for compensation paid to certain of our NEOs is limited to $1 million of non-performance-based compensation. Our NEOs’ variable compensation for 2014, including equity-based awards, is determined under the RPCP, which is our shareholder-approved plan under which we pay variable compensation to members of our Management Committee, including our NEOs. The RPCP provides for a maximum amount of variable compensation determined pursuant to a formula contained in the RPCP, with the Compensation Committee retaining the discretion to pay less than the formula amount. Amounts awarded pursuant to the RPCP are intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (which does not count against the $1 million deduction limit). However, we may decide to pay non-deductible variable compensation. In addition, because salaries are not considered performance-based compensation under Section 162(m), salaries paid to our NEOs in excess of $1 million are not fully tax deductible by us.

GS Gives

We established our GS Gives program to coordinate, facilitate and encourage global philanthropy by our PMDs. Since 2009, we have reduced the amount of compensation available to pay our PMDs in connection with GS Gives. We ask our PMDs to provide us with recommendations of not-for-profit organizations that should receive donations from these contributions. These recommendations help to ensure that GS Gives invests in a diverse group of charities that improve the lives of people in communities where we work and live. GS Gives focuses on underserved communities, and we encourage our PMDs to make recommendations of grants to organizations consistent with one of four thematic pillars: building and stabilizing communities; increasing educational opportunities; creating jobs and economic growth; and honoring service and veterans.

During 2014, GS Gives accepted the recommendations of over 500 current and retired PMDs and granted over $146 million to over 1,800 not-for-profit organizations around the world. GS Gives underscores our commitment to philanthropy through diversified and impactful giving. GS Gives undertakes diligence procedures for each donation and has no obligation to follow recommendations made by our PMDs. The amounts donated in 2014 by GS Gives based on the following individuals’ recommendations were: Mr. Blankfein – $4.3 million; Mr. Cohn – $3.3 million; Mr. Harvey Schwartz – $3.9 million; Mr. Mark Schwartz – $2.3 million and Mr. Sherwood – $3.3 million. (The amount for Mr. Sherwood has been converted from British Pounds Sterling into U.S. Dollars at a rate of 1.6455 Dollars per Pound, which was the average daily rate in 2014.)

This year, we reduced the 2014 variable compensation available for our PMDs, including our NEOs, by approximately $157 million in the aggregate in connection with GS Gives.

56	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Executive Compensation

The following tables include compensation information for our NEOs for the last three years. For a discussion of 2014 NEO compensation, please read —Compensation Discussion and Analysis above.

The 2014 Summary Compensation Table below sets forth compensation information relating to 2014, 2013 and 2012. Pursuant to SEC rules, compensation information for Messrs. Harvey Schwartz, Mark Schwartz and Sherwood is only reported beginning with the year that each executive became a named executive officer (2013 for Mr. Harvey Schwartz and 2014 for Messrs. Mark Schwartz and Sherwood).

Pursuant to SEC rules, the 2014 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash variable compensation to be included in the year earned, even if payment is made after year-end.

Generally, we grant equity-based awards and pay any cash variable compensation for a particular year shortly after that year-end. As a result, annual equity-based awards and cash variable compensation are disclosed in each row of the table as follows:

2014

¡	“Bonus” is cash variable compensation for 2014

¡	“Stock Awards” are RSUs awarded for 2013

¡

PSUs and RSUs awarded for 2014, as well as Mr. Sherwood’s equity-based fixed allowance for 2014, are not included because they were granted in January 2015. (See —Compensation Discussion and Analysis above for a discussion of these equity-based awards.)

2013

¡	“Bonus” is cash variable compensation for 2013

¡	“Stock Awards” are RSUs awarded for 2012

2012

¡	“Bonus” is cash variable compensation for 2012

¡	“Stock Awards” are RSUs awarded for 2011

2014 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)	Change in Pension Value	All Other Compensation(b)	Total
Lloyd C. Blankfein Chairman and CEO	2014	$2,000,000	$7,333,333	$12,495,134	$8,602	$ 325,843	$22,162,912
	2013	2,000,000	6,300,000	11,305,054	—	323,759	19,928,813
	2012	2,000,000	5,700,000	5,273,409	3,943	323,514	13,300,866
Gary D. Cohn President and COO	2014	1,850,000	6,716,667	11,394,314	2,033	237,070	20,200,084
	2013	1,850,000	5,745,000	10,204,277	—	233,688	18,032,965
	2012	1,850,000	5,145,000	5,273,409	968	216,419	12,485,796
Harvey M. Schwartz Executive Vice President and CFO	2014	1,850,000	6,716,667	11,394,314	753	216,063	20,177,797
	2013	1,850,000	5,745,000	13,515,005	—	175,168	21,285,173
Mark Schwartz Vice Chairman and Chairman of Goldman Sachs Asia Pacific	2014	1,850,000	5,716,667	9,199,166	17,944	7,441,685	24,225,462
Michael S. Sherwood Vice Chairman and Co-CEO of Goldman Sachs International	2014	1,850,000	1,833,333	17,139,416	110,252	128,872	21,061,873

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	57

(a)

Amounts included for 2014 represent the grant date fair value of RSUs, including short-term RSUs, granted in January 2014 for services in 2013 (2013 Year-End RSUs), in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718 Compensation—Stock Compensation (ASC 718). Grant date fair value for 2013 Year-End RSUs is determined by multiplying the aggregate number of RSUs by $166.25, the closing price per share of Common Stock on the NYSE on January 28, 2014, the grant date, and, other than with respect to short-term 2013 Year-End RSUs granted to Mr. Sherwood as a result of applicable regulatory guidance in the U.K., includes a 15% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2013 Year-End RSUs. Amounts included for 2013 represent the grant date fair value of RSUs granted in January 2013 for services in 2012 (2012 Year-End RSUs), in accordance with ASC 718. Grant date fair value for 2012 Year-End RSUs is determined by multiplying the aggregate number of RSUs by $141.01, the closing price per share of Common Stock on the NYSE on January 17, 2013, the grant date, and includes a 15% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2012 Year-End RSUs. Amounts included for 2012 represent the grant date fair value of RSUs granted in February 2012 for services in 2011 (2011 Year-End RSUs), in accordance with ASC 718. Grant date fair value for 2011 Year-End RSUs is determined by multiplying the aggregate number of RSUs by $113.45, the closing price per share of Common Stock on the NYSE on February 1, 2012, the grant date, and includes an approximately 25% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2011 Year-End RSUs.

(b)	The charts and narrative below describe the benefits and perquisites for 2014 contained in the “All Other Compensation” column above.

Name	401(k) Matching Contribution	Term Life Insurance Premium	Executive Medical and Dental Plan Premium	Long-Term Disability Insurance Premium	Executive Life Premium	Benefits and Tax Counseling Services*	Car**
Lloyd C. Blankfein	$10,400	$120	$74,200	$763	$21,545	$63,970	$58,147
Gary D. Cohn	10,400	120	74,200	763	13,040	77,612	52,934
Harvey M. Schwartz	10,400	120	74,200	763	9,599	67,234	50,528
Mark Schwartz***	10,400	120	24,737	763	17,597	52,644	34,671
Michael S. Sherwood****	—	204	14,232	1,228	8,761	71,733	—

*	Amounts reflect the incremental cost to us of benefits and tax counseling services provided by Ayco or by another third-party provider. For services provided by Ayco, cost is determined based on the number of hours of service provided by, and compensation paid to, individual service providers. For services provided by others, amounts are payments made by us to those providers.

**	Amounts reflect the incremental cost to us attributable to commuting and other non-business use. We made available to each of our NEOs in 2014 a car and driver for security and business purposes. Car and driver services were contracted through a third party for our NEOs based outside the U.S. (Messrs. Mark Schwartz and Sherwood; there was no incremental cost to the firm for making this service available to Mr. Sherwood). The cost of providing a car is determined on an annual basis and includes, as applicable, driver compensation, annual car lease, car rental or car service fees and insurance cost as well as miscellaneous expenses (for example, fuel and car maintenance).

***	Certain of the amounts for Mr. Mark Schwartz have been converted from Chinese Yuan into U.S. Dollars at a rate of 6.1602 Yuan per Dollar, which was the average daily rate in 2014.

****	Amounts for Mr. Sherwood have been converted from British Pounds Sterling into U.S. Dollars at a rate of 1.6455 Dollars per Pound, which was the average daily rate in 2014.

Also included in the “All Other Compensation” column are amounts reflecting the incremental cost to us of providing our identity theft safeguards program for U.S. PMDs, assistance with certain travel arrangements, in-office meals and security services. We provide security (the incremental cost of which was $92,073 for Mr. Blankfein) for the benefit of our firm and our shareholders. We do not consider these security measures to be personal benefits but rather business-related necessities due to the high-profile standing of our NEOs.

Mr. Mark Schwartz previously relocated to our Beijing office at our request and, for 2014, received international assignment-related benefits of $1,000,000 and tax equalization-related payments of $6,300,000. These amounts were paid after year-end on a discretionary basis under the RPCP. The international assignment-related benefits were consistent with our Global Mobility Services program applicable to expatriate employees, and the tax equalization-related payments are intended to place Mr. Schwartz in a similar net tax position as a similarly compensated employee in the United States.

For Mr. Sherwood, the amount in the “All Other Compensation” column also includes $27,027, which was the amount paid to him in lieu of his participation in the firm’s U.K. retirement plan.

We provide our NEOs, on the same terms as are provided to other PMDs and at no incremental out-of-pocket cost to our firm, waived or reduced fees and overrides in connection with investments in certain funds managed or sponsored by Goldman Sachs, unused tickets to certain events and certain negotiated discounts with third-party vendors.

We make available to our NEOs, for business use, private aircraft from third-party vendors. Our policy is not to permit personal use of such aircraft by our NEOs except in connection with business trips where the NEO pays our firm for any additional costs. In situations where an NEO brings a personal guest as a passenger on a business-related flight, the NEO pays us an amount equal to the greater of: (a) the aggregate incremental cost to us of the usage by the guest, and (b) the price of a first-class commercial airline ticket for the same trip.

58	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

2014 Grants of Plan-Based Awards

The awards included in this table are 2013 Year-End RSUs granted in January 2014 and LTIP awards granted in February 2014.

The following table sets forth plan-based awards granted in early 2014. In accordance with SEC rules, the table does not include awards that were granted in 2015. See —Compensation Discussion and Analysis above for a discussion of those awards.

Name	Grant Date					All Other Stock Awards: Number of Shares of Stock or Units (#)(b)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(c)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)
		Threshold ($)	Target ($)	Maximum ($)
Lloyd C. Blankfein	1/28/2014	—	—	—		88,422	—	—	$12,495,134
	2/27/2014	0	6,000,000	22,283,669	(d)	—	—	—	—
Gary D. Cohn	1/28/2014	—	—	—		80,632	—	—	$11,394,314
	2/27/2014	0	6,000,000	22,283,669	(d)	—	—	—	—
Harvey M. Schwartz	1/28/2014	—	—	—		80,632	—	—	$11,394,314
	2/27/2014	0	5,000,000	18,569,724	(d)	—	—	—	—
Mark Schwartz	1/28/2014	—	—	—		65,098	—	—	$9,199,166
	2/27/2014	0	4,000,000	14,855,779	(d)	—	—	—	—
Michael S. Sherwood	1/28/2014	—	—	—		115,189	—	—	$17,139,416
	2/27/2014	0	6,000,000	22,283,669	(d)	—	—	—	—
(a)

Consists of cash awards made under our LTIP that are earned based on firmwide performance metrics. The initial performance period is three years beginning with 2014, although our Compensation Committee will make determinations at the end of 2015 regarding the extension of the period for another five years through the end of 2021. As discussed in the context of our 2015 LTIP awards, the Committee has an expectation that LTIP awards will have an eight-year performance period. The initial notional value of these awards will be adjusted upward or downward by an amount equal to our annual “ROE” (as calculated under the LTIP) for each year of the performance period, subject to an annual 12% cap. At the end of the performance period, we calculate our average “ROE” and average change in BVPS over the entire performance period. The adjusted notional value as of the end of the performance period based on annual “ROE” is then further adjusted based 50% on average “ROE” and 50% on average change in BVPS. Please see —Compensation Discussion and Analysis—Long-Term Performance Incentive Plan in our Proxy Statement for our 2014 Annual Meeting of Shareholders, dated April 4, 2014, for additional details on these LTIP awards, including further detail regarding the relevant calculations described above.

(b)	Consists of 2013 Year-End RSUs. See —2014 Non-Qualified Deferred Compensation and —Potential Payments Upon Termination or Change-in-Control below for additional information on the 2013 Year-End RSUs.

(c)

Amounts included represent the grant date fair value in accordance with ASC 718. Grant date fair value was determined by multiplying the aggregate number of RSUs by $166.25, the closing price per share of our Common Stock on the NYSE on the grant date, and, other than with respect to short-term 2013 Year-End RSUs granted to Mr. Sherwood as a result of applicable regulatory guidance in the U.K., includes a liquidity discount of 15% to reflect the transfer restrictions on the Common Stock underlying the 2013 Year-End RSUs.

(d)	This potential maximum value is calculated based on an eight-year performance period through the end of 2021.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	59

2014 Outstanding Equity Awards at Fiscal Year-End

No stock options (Options) have been granted to our NEOs since December 2008.

The following table sets forth outstanding unexercised Options as of December 31, 2014, all of which were vested. Mr. Mark Schwartz does not hold any awards reportable in this table.

	Option Awards					Stock Awards
Name	Option Award Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Lloyd C. Blankfein	2007	322,104	—	204.16	11/24/2017	—	—
	2006	209,228	—	199.84	11/25/2016
	2005	218,872	—	131.64	11/27/2015
Gary D. Cohn	2007	317,400	—	204.16	11/24/2017	—	—
	2006	205,228	—	199.84	11/25/2016
	2005	253,816	—	131.64	11/27/2015
Harvey M. Schwartz	2008	211,603	—	78.78	12/31/2018	—	—
Michael S. Sherwood	2007	271,416	—	204.16	11/24/2017	—	—
	2006	201,224	—	199.84	11/25/2016
	2005	220,392	—	131.64	11/27/2015

2014 Option Exercises and Stock Vested

The following table sets forth information with respect to our NEOs regarding option exercises in 2014, as well as the value of the 2013 Year-End RSUs granted in January 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting ($)(c)
Lloyd C. Blankfein	—	—	88,422	14,700,158
Gary D. Cohn	—	—	80,632	13,405,070
Harvey M. Schwartz	91,285	8,949,581	80,632	13,405,070
Mark Schwartz	—	—	65,098	10,822,543
Michael S. Sherwood	—	—	115,189	19,150,171

(a)

Values were determined by multiplying the number of shares of our Common Stock underlying the Options by the difference between the closing price per share of our Common Stock on the NYSE on the date of exercise and the exercise price of the Options.

(b)

Includes shares of Common Stock underlying 2013 Year-End RSUs, which were vested upon grant. One-third of these shares were delivered in January 2015, and one-third are deliverable on or about each of the second and third anniversaries of the grant date. For Mr. Sherwood, approximately 30% of his 2013 Year-End RSUs were short-term RSUs delivered in July 2014, with the remainder being delivered in approximately equal installments on the schedule described in the prior sentence. Substantially all of the shares of Common Stock underlying the 2013 Year-End RSUs that are delivered to our NEOs (other than with respect to the short-term RSUs granted to Mr. Sherwood) are subject to transfer restrictions until January 2019.

(c)

Values were determined by multiplying the aggregate number of RSUs by $166.25, the closing price per share of our Common Stock on the NYSE on January 28, 2014, the grant date. In accordance with SEC rules the —2014 Summary Compensation Table and —2014 Grants of Plan-Based Awards sections above include the grant date fair value of the 2013 Year-End RSUs calculated in accordance with ASC 718.

60	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

2014 Pension Benefits

The following table sets forth pension benefit information as of December 31, 2014. The Goldman Sachs Employees’ Pension Plan (GS Pension Plan) was frozen November 27, 2004, and none of our NEOs has accrued additional benefits thereunder since November 27, 1998 (at the latest). Mr. Sherwood has not accrued benefits under the GS U.K. Pension Plan since March 31, 2006.

Name	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Lloyd C. Blankfein	GS Pension Plan	3	40,147	—
Gary D. Cohn	GS Pension Plan	1	8,112	—
Harvey M. Schwartz	GS Pension Plan	1	2,775	—
Mark Schwartz	GS Pension Plan	6	84,412	—
Michael S. Sherwood	GS U.K. Pension Plan	17	701,004	—

(a)	Our employees, including each NEO, were credited for service for each year employed by us while eligible to participate in our GS Pension Plan or GS U.K. Pension Plan (as applicable).

(b)

Represents the present value of the entire accumulated benefit and not the annual payment an NEO would receive once his benefits commence. Prior to being frozen, our GS Pension Plan provided an annual benefit equal to between 1% and 2% of the first $75,000 of the participant’s compensation for each year of credited service under our GS Pension Plan. The normal form of payment is a single life annuity for single participants and an actuarially equivalent 50% joint and survivor annuity for married participants. The present values shown in this column were determined using the following assumptions: payment of a single life annuity following retirement at normal retirement age (age 65); a 4.20% discount rate; and mortality estimates based on the RP-2014 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality. Our GS Pension Plan provides for early retirement benefits in some cases, and all of our participating NEOs are eligible to elect early retirement benefits at any time prior to normal retirement age.

The GS U.K. Pension Plan currently provides for an annual benefit equal to 1.25% of the first £81,000 of the participant’s compensation for each year of credited service. Mr. Sherwood ceased participation in April 2006. The normal form of payment is a single life annuity plus a contingent spouse’s annuity equal to two-thirds of the member’s pension. The present value shown in this column reflects Mr. Sherwood’s accrued benefits with an annual cost of living adjustment that is applied pursuant to the terms of the GS U.K. Pension Plan and was determined using the following assumptions: payment of a joint life annuity following retirement at normal retirement age 60; a 3.8% discount rate; and mortality estimates based on the S1 Light series fully generational mortality table, with adjustments to reflect continued improvements in mortality. The GS U.K. Pension Plan provides for early retirement benefits and Mr. Sherwood will be eligible to elect early retirement benefits upon reaching age 55.

For a description of our 401(k) Plan, our tax-qualified defined contribution plan, see page 55 above.

2014 Non-Qualified Deferred Compensation

The following table sets forth information for each NEO, as applicable, with respect to (i) vested RSUs granted for services in prior years and for which the underlying shares of Common Stock had not yet been delivered as of the beginning of 2014 (Vested and Undelivered RSUs) and (ii) our Non-Qualified Deferred Compensation Plan (NQDC Plan), which was closed to new participants and deferrals in December 2008.

Vested and Undelivered RSUs. The Vested and Undelivered RSUs generally were awarded for services in 2013, 2012, 2011 and 2010. RSUs generally are not transferable.

¡	Amounts shown as “Registrant Contributions” represent the 2013 Year-End RSUs, which were vested at grant;

¡

Amounts shown as “Aggregate Earnings” reflect the change in market value of the shares of Common Stock underlying Vested and Undelivered RSUs, as well as dividend equivalents earned and paid, during 2014; and

¡	Amounts shown as “Aggregate Withdrawals/Distributions” reflect the value of shares of Common Stock underlying RSUs that were delivered, as well as dividend equivalents paid, during 2014.

NQDC Plan. Prior to December 2008 (when our NQDC Plan was frozen), each participant in our NQDC Plan was permitted to elect to defer up to $1 million of his or her year-end cash variable compensation for up to the later of (i) 10 years or (ii) six months after termination of employment. Messrs. Blankfein and Cohn are the only NEOs who participated in our NQDC Plan. Amounts deferred under our NQDC Plan are generally not forfeitable and were adjusted based on the performance of certain available “notional investments” selected by each participant. Distributions from our

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	61

NQDC Plan to each of our participating NEOs will be made in lump-sum cash payments and will commence no earlier than 2016. These individuals are not subject to U.S. federal income tax on amounts that they deferred or on any “notional investment” earnings until those amounts are distributed to them, and we do not take a tax deduction on these amounts until they are distributed.

Name	Plan or Award	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Fiscal Year End(c)
Lloyd C. Blankfein	Vested and Undelivered RSUs	—	$ 14,700,158	$3,227,107	$ 13,239,774	$33,313,562
	NQDC Plan	—	—	68,137	—	1,506,733(d)(e)
Gary D. Cohn	Vested and Undelivered RSUs	—	13,405,070	2,918,004	12,704,191	30,616,999
	NQDC Plan	—	—	175,108	—	3,026,776(e)(f)
Harvey M. Schwartz	Vested and Undelivered RSUs	—	13,405,070	3,021,217	14,074,326	32,737,693
Mark Schwartz	Vested and Undelivered RSUs	—	10,822,543	2,254,647	2,257,285	17,454,392
Michael S. Sherwood	Vested and Undelivered RSUs	—	19,150,171	3,217,952	17,033,658	28,475,759

(a)

Values were determined by multiplying the aggregate number of RSUs by $166.25, the closing price per share of our Common Stock on the NYSE on January 28, 2014, the grant date. In accordance with SEC rules, the —2014 Summary Compensation Table and —2014 Grants of Plan-Based Awards sections include the grant date fair value of the 2013 Year-End RSUs calculated in accordance with ASC 718.

(b)

Aggregate earnings include changes in the market value of the shares of Common Stock underlying Vested and Undelivered RSUs during 2014. In addition, each RSU includes a dividend equivalent right, pursuant to which the holder is entitled to receive an amount equal to any ordinary cash dividends paid to the holder of a share of Common Stock approximately when those dividends are paid to shareholders. Amounts earned and paid on vested RSUs during 2014 pursuant to dividend equivalent rights also are included. The vested RSUs included in these amounts and their delivery dates are as follows (to the extent received by each NEO):

Vested RSUs	Delivery
2013 Year-End RSUs

One-third delivered in January 2015; one-third deliverable on or about the second and third anniversaries of grant.

For Mr. Sherwood, approximately 30% of his 2013 Year-End RSUs were delivered in July 2014, with the remainder being delivered in approximately equal installments on the same general schedule described in the prior sentence.

2012 Year-End RSUs	One-third delivered in each of January 2014 and January 2015; one-third deliverable on or about the third anniversary of grant. For Mr. Sherwood, approximately 33% of his 2012 Year-End RSUs were delivered in July 2013, with the remainder being delivered in approximately equal installments on the same general schedule described in the prior sentence.
2011 Year-End RSUs	One-third delivered in each of December 2012, January 2014 and January 2015. For Mr. Sherwood, approximately 37% of his 2011 Year-End RSUs were delivered in August 2012, with the remainder being delivered in approximately equal installments on the same general schedule described in the prior sentence.
2010 Year-End RSUs (RSUs granted on January 26, 2011 for services in 2010)	One-third delivered in each of January 2012, December 2012 and January 2014. For Mr. Sherwood, approximately 25% of his 2010 Year-End RSUs were delivered in July 2011, with the remainder being delivered in approximately equal installments on the same general schedule described in the prior sentence.

Delivery of shares of Common Stock underlying RSUs may be accelerated in certain limited circumstances (for example, in the event that the holder of the RSU dies or leaves us to accept a governmental position where retention of the RSU would create a conflict of interest). See —Potential Payments Upon Termination or Change-in-Control for treatment of the RSUs upon termination of employment.

With respect to our NQDC Plan, NEO account balances under our NQDC Plan were adjusted to reflect gains (or losses) based on the performance of certain “notional investments” (selected by each participant from various hedge funds and mutual funds available under the plan in 2014) to the same extent as if the participant had actually invested in those funds.

(c)

The Vested and Undelivered RSUs included in these amounts are 2013 Year-End RSUs, 2012 Year-End RSUs and 2011 Year-End RSUs (to the extent received by each NEO). These stock awards were previously reported in the Summary Compensation Table (to the extent that the NEO was a

62	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

named executive officer in the applicable year of grant). Values for RSUs were determined by multiplying the number of RSUs by $193.83, the closing price per share of our Common Stock on the NYSE on December 31, 2014.

(d)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2005 Summary Compensation Table for Mr. Blankfein.

(e)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2006 Summary Compensation Table for Messrs. Blankfein and Cohn.

(f)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2007 Summary Compensation Table for Mr. Cohn.

Potential Payments Upon Termination or Change-in-Control

Our NEOs do not have employment agreements that provide for severance or “golden parachute” payments.

Our RPCP, The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) and its predecessor plans, and our retiree health care program may provide for potential payments to our NEOs in conjunction with a termination of employment. The amounts potentially payable to our NEOs under our pension plans, vested RSUs and our NQDC Plan are set forth under —2014 Pension Benefits and —2014 Non-Qualified Deferred Compensation sections above. The terms of the outstanding LTIP awards are not affected by a future termination of employment or change-in-control, except that following a change-in-control our Compensation Committee may not amend the terms of the awards with respect to an NEO without the NEO’s consent.

Each of our NEOs participated in our RPCP in 2014. Under our RPCP, if a participant’s employment at Goldman Sachs terminates for any reason before the end of a “contract period” (generally a one-year period as defined in the RPCP), our Compensation Committee has the discretion to determine what, if any, variable compensation will be provided to the participant for services provided in that year, subject to the formula in the RPCP. There is no severance provided under our RPCP.

Set forth below is a calculation of the potential benefits to each of our NEOs assuming a termination of employment occurred on December 31, 2014, in accordance with SEC rules. The narrative disclosure that follows the table provides important information and definitions regarding specific payment terms and conditions.

Termination Reason	Name	Value of Unvested RSUs that Vest Upon Termination	Present Value of Premiums for Retiree Health Care Program (e)	Total
Cause or Termination with Violation(a)	Lloyd C. Blankfein	$ 0	$0	$0
	Gary D. Cohn	0	0	0
	Harvey M. Schwartz	0	0	0
	Mark Schwartz	0	0	0
	Michael S. Sherwood	0	0	0
Termination without Violation(a), Death(b), Change-in-Control,	Lloyd C. Blankfein	0	393,611	393,611
Disability or Conflicted Employment(c) or Downsizing(d)	Gary D. Cohn	0	467,904	467,904
	Harvey M. Schwartz	0	499,359	499,359
	Mark Schwartz	0	395,100	395,100
	Michael S. Sherwood	0	452,834	452,834

(a)

Except as discussed below, upon an NEO’s termination without Violation (as defined below), shares of Common Stock underlying RSUs will continue to be delivered on schedule, and Options will remain exercisable for their full term, provided that, for RSUs, the NEO does not become associated with a Competitive Enterprise (as defined below). If the NEO does become associated with a Competitive Enterprise, the NEO will forfeit his benefits under our retiree health care program and, for 2013 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2014; will forfeit two-thirds of these awards if the association occurs in 2015; and will forfeit one-third of these awards if association occurs in 2016. For 2012 Year-End RSUs, the NEO generally would have forfeited two-thirds of these awards if the association occurred in 2014 and will forfeit one-third of these awards if the association occurs in 2015. For 2011 Year-End RSUs, the NEO generally would have forfeited one-third of these awards if the association occurred in 2014. This non-competition condition may be removed upon a termination of employment that is characterized by us as “involuntary” or by “mutual agreement” if the individual executes an appropriate general waiver and release of claims and an agreement to pay any associated tax liability.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	63

The occurrence of a Violation, including any event constituting Cause (as defined below) or the Solicitation (as defined below) of employees or clients of our firm, by an NEO prior to delivery (in the case of RSUs) or prior to exercise (in the case of Options) will result in forfeiture of all RSUs and Options, and in some cases may result in the NEO having to repay amounts previously received. In the event of certain Violations (for example, NEO engaging in Cause) following delivery of shares of Common Stock underlying RSUs but prior to the lapse of transfer restrictions, these shares also may be required to be returned to the firm.

RSU awards also are subject to additional risk-related clawback provisions included in the definition of Violations below. As a result of these provisions, for example, an NEO will forfeit all of his 2013 Year-End RSUs, 2012 Year-End RSUs and 2011 Year-End RSUs, and any shares of Common Stock delivered under these RSUs may be recaptured, if our Compensation Committee determines that his failure to properly consider risk in 2013 (with respect to 2013 Year-End RSUs), 2012 (with respect to 2012 Year-End RSUs) or 2011 (with respect to 2011 Year-End RSUs) has, or reasonably could be expected to have, a material adverse impact on his business unit, our firm or the broader financial system.

(b)

In the event of an NEO’s death, delivery of shares of Common Stock underlying RSUs is accelerated and Options remain exercisable for their full term. Any transfer restrictions on the shares of Common Stock underlying RSUs and shares from Option exercises are removed. For information on the number of vested RSUs and unexercised Options held by the NEOs at year-end, see —2014 Outstanding Equity Awards at Fiscal Year-End and —2014 Non-Qualified Deferred Compensation above. These amounts do not reflect, in the case of death, the payment of a death benefit under our executive life insurance plan, which provides each NEO with $4.5 million of term life insurance coverage through age 75.

(c)

If a Change-in-Control (as defined below) occurs, and within 18 months thereafter we terminate an NEO’s employment without Cause or if the NEO terminates his employment for Good Reason (as defined below): (i) delivery of shares of Common Stock underlying RSUs is accelerated; and (ii) Options remain exercisable for their full term. In addition, any transfer restrictions on the shares of Common Stock underlying RSUs are removed.

In the case of a disability, Options remain exercisable for their full term and, provided that the NEO does not become associated with a Competitive Enterprise, shares of Common Stock underlying RSUs continue to deliver on schedule. If the NEO does become associated with a Competitive Enterprise, the awards would be treated as set forth in footnote (a) above for that situation.

In the case of a termination in which an NEO resigns and accepts a position that is deemed Conflicted Employment (as defined below), the NEO will receive, at our sole discretion, (i) with respect to RSUs, either a cash payment or an accelerated delivery of, and removal of transfer restrictions on, the shares of Common Stock underlying those RSUs; and (ii) with respect to Options, one of the following: (x) a cash payment (in respect of cancellation of those Options) equal to the fair market value of the shares underlying the vested Options over the exercise price of those Options, (y) acceleration of the exercisability of those Options and removal of all transfer restrictions on the underlying shares of Common Stock or (z) permission for the participant to transfer those vested Options to another party for value.

(d)	In the event of a termination due to Downsizing (as described below), shares of Common Stock underlying RSUs deliver on schedule and Options remain exercisable for their full term.

(e)

PMDs with eight or more years of service as a PMD are eligible to receive medical and dental coverage under our retiree health care program for themselves and eligible dependents through our firm at a 75% subsidy. All of our NEOs are eligible for this coverage. The values shown in this column reflect the present value of the cost to us of the 75% subsidy and were determined using a December 31, 2014 retirement date and the following assumptions: a 4.20% discount rate; mortality estimates based on the RP-2014 white collar fully generational table (U.S. NEO’s) and S1PMA_L table (Mr. Sherwood), with adjustments to reflect continued improvements in mortality; estimates of future increases in healthcare costs of 8.5% (initial rate for medical and pharmacy) and 2.5% (ultimate rate for medical and pharmacy), and 5.25% for dental; and assumptions for subsequent eligibility for alternative coverage, which would limit or eliminate coverage under our program (35% primary, 35% secondary and 30% no coverage). Values and assumptions shown reflect that effective January 1, 2018, the value of the benefit under our U.S. retiree health care program for our NEOs will not exceed the annual limits under Section 4980I of the U.S. Code.

As PMDs, our NEOs are generally subject to a policy of 90 days’ notice of termination of employment. We may require that an NEO be inactive (i.e., on “garden leave”) during the notice period (or we may waive the requirement).

For purposes of describing our RSUs and Options, the above-referenced terms have the following meanings:

“Cause” means the NEO (a) is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or on an equivalent charge, (b) engages in employment disqualification conduct under applicable law, (c) willfully fails to perform his or her duties to Goldman Sachs, (d) violates any securities or commodities laws, rules or regulations or the rules and regulations of any relevant exchange or association of which we are a member, (e) violates any of our policies concerning hedging or pledging or confidential or proprietary information, or materially violates any other of our policies, (f) impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests or (g) engages in conduct detrimental to us.

“Change-in-Control” means the consummation of a business combination involving Goldman Sachs, unless immediately following the business combination either:

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At least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Goldman Sachs that were outstanding immediately prior to the transaction (or by shares into which the securities of Goldman Sachs are converted in the transaction); or

¡

At least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were, at the time of our Board’s approval of the execution of the initial agreement providing for the transaction, directors of Goldman Sachs on the date of grant of the RSUs and Options (including directors whose election or nomination was approved by two-thirds of the incumbent directors).

64	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

“Competitive Enterprise” includes a business enterprise that (a) engages in any activity, (b) owns or controls a significant interest in or (c) is owned by, or a significant interest in which is owned or controlled by, any entity that engages in any activity, that, in any case, competes anywhere with any activity in which we are engaged (and with respect to 2013 and 2014 Year-End RSUs, a business enterprise that may reasonably be expected to take such actions).

“Conflicted Employment” occurs where (a) a participant resigns solely to accept employment at any U.S. federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by our Compensation Committee, and as a result of such employment the participant’s continued holding of our equity-based awards would result in an actual or perceived conflict of interest, or (b) a participant terminates employment and then notifies us that he/she has accepted or intends to accept employment of the nature described in clause (a).

Whether employment is terminated by reason of “Downsizing” is determined solely by us.

“Good Reason” means (a) as determined by our Compensation Committee, a materially adverse change in the participant’s position or nature or status of the participant’s responsibilities from those in effect immediately before the Change-in-Control or (b) Goldman Sachs requiring the participant’s principal place of employment to be located more than 75 miles from the location where the participant is principally employed at the time of the Change-in-Control (except for required travel consistent with the participant’s business travel obligations in the ordinary course prior to the Change-in-Control).

“Solicitation” means any direct or indirect communication of any kind whatsoever, regardless of who initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Violation” includes any of the following:

¡	For awards granted after 2009, engaging in materially improper risk analysis or failing to sufficiently raise concerns about risks during the year for which the award was granted;

¡	Soliciting our clients or prospective clients to transact business with one of our competitors, or to refrain from doing business with us or interfering with any of our client relationships;

¡	Failing to perform obligations under any agreement with us;

¡	Bringing an action that results in a determination that the terms or conditions for the exercise of Options or the delivery of shares of Common Stock underlying RSUs are invalid;

¡

Attempting to have a dispute under our equity compensation plan or the applicable award agreement resolved in a manner other than as provided for in our equity compensation plan or the applicable award agreement;

¡	Any event constituting Cause;

¡	Failing to certify compliance to us or otherwise failing to comply with the terms of our equity compensation plan or the applicable award agreement;

¡

Upon the termination of employment for any reason, receiving grants of cash, equity or other property (whether vested or unvested) from an entity to which the participant provides services, to replace, substitute for or otherwise in respect of Options or RSUs;

¡

Hiring of, or entering into a partnership or similar arrangement with, any of our employees or consultants with whom the participant worked while employed by us or who, at any time during the year preceding the participant’s termination of employment with us, worked in the same division as the participant or who is in a specified position at the firm (Selected Firm Personnel) by a competitor of ours that the participant controls or otherwise forms or is a partner or has similar status, or that bears the participant’s name, or where the participant will have responsibility over the Selected Firm Personnel, or hiring or identifying for potential hiring (or participating in any such activity) Selected Firm Personnel whether on behalf of the participant, a competitor of ours or any other person;

¡	Soliciting any of our employees to resign or to accept employment with a competitor; or

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With respect to RSUs, our firm failing to maintain our “minimum tier 1 capital ratio” (as defined in the Federal Reserve Board regulations) for 90 consecutive business days or the Federal Reserve Board or Federal Deposit Insurance Corporation (FDIC) makes a written recommendation for the appointment of the FDIC as a receiver based on a determination that we are “in default” or “in danger of default.”

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	65

Report of our Compensation Committee

Our Compensation Committee reviewed the CD&A, as prepared by management of Goldman Sachs, and discussed the CD&A with management of Goldman Sachs. Semler Brossy and the CRO also reviewed the CD&A. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee*

James A. Johnson, Chair

M. Michele Burns

Claes Dahlbäck

William W. George

Lakshmi N. Mittal

Adebayo O. Ogunlesi

Peter Oppenheimer

Debora L. Spar

Mark E. Tucker

*	The listed directors were members of the Committee when the 2014 compensation determinations were made. Committee membership changed effective March 5, 2015.

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our NEOs.

Our say on pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We will include this advisory vote on an annual basis, at least until the next advisory vote on the frequency of our say on pay votes (no later than our 2017 Annual Meeting of Shareholders).

Continued Focus on Shareholder Feedback

Our Board and Compensation Committee continue to recognize the fundamental interest our shareholders have in executive compensation. We continued our shareholder outreach program in 2014, and shareholder feedback obtained through these efforts, as well as the results of our prior say on pay votes, played an important role in our Compensation Committee’s decisions regarding our executive compensation.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of shareholder feedback on our executive compensation program:

¡	“Compensation Highlights” in our Executive Summary (see page 4);

¡	“2014 Year-End Compensation Determinations” in our CD&A (see page 37);

¡	“Importance of Discretion” in our CD&A (see page 43); and

¡	“Key Pay Practices” (see page 44).

Please note that the above sections are only key excerpts of this Proxy Statement and therefore should be read in conjunction with our entire CD&A (see page 36), as well as the executive compensation tables and related disclosure that follow (see page 57).

66	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

2014 Say on Pay Vote

As required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (Exchange Act), the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the CD&A, the executive compensation tables and related disclosure.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the holders of Common Stock approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosure.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the 2015 SIP)

Our Board Unanimously Recommends a Vote FOR Approval of the 2015 SIP.

On March 6, 2015, upon the recommendation of our Compensation Committee, our Board of Directors unanimously approved the 2015 SIP, subject to approval by our shareholders at this Annual Meeting. The 2015 SIP would replace The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) (the 2013 SIP) and would apply to awards granted on or after the date of our Annual Meeting. The terms of the 2015 SIP are identical to those of the shareholder-approved 2013 SIP, other than (1) an increase of 50 million in the number of shares authorized for issuance under the plan and (2) an extension of the term of the plan through our 2019 Annual Meeting (i.e., an additional three years). This proposed share increase is consistent with, and based on the same award assumptions that we used in setting the number of shares available for grant under, our 2013 SIP.

  2015 SIP – Key Facts

We are seeking shareholder approval one year prior to the 2013 SIP’s expiration as a matter of prudence as equity awards play a fundamental role in aligning our compensation program with the interests of our shareholders and the requirements of our regulators.

¡	We generally expect to continue this prudent approach of submitting our equity plan for shareholder approval one year prior to expiration.

Our active capital management and focus on equity in our compensation framework provide significant value to our shareholders, despite the impact on our burn rate calculations.

¡	Burn rate is calculated as the number of equity-based awards granted under our equity plan in a given year divided by the weighted average basic share count in that year.

¡	Our burn rate is high relative to our peers and the broader industry because of the following factors:

–	Broad-based participation. We grant equity-based awards (which would otherwise be delivered in cash) to a significant number of our employees; equity-based awards represent a larger portion of our compensation expense than for any of our U.S. peers (BAC, C, JPM or MS).

–	Peer share count growth. Many peers have significantly increased their weighted average basic share count due to share issuances and lower share repurchase amounts (see below). This inflates the denominator of the burn rate calculation and results in a lower peer average burn rate.

–	Our share buybacks. Our history of managing capital through our share buyback program has been favorable for shareholders, even though it has increased our burn rate.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	67

Three-Year Average Burn Rate1 (2012-2014)

(Calculated based on public filings)

[1]

Based on weighted average basic share count used in the calculation of basic earnings per common share and grants of equity-based awards as reported in public filings. GS weighted average basic share count includes common shares outstanding and restricted stock units granted to employees with no future service requirements. Calculation methodologies for U.S. peers may vary.

[2]	C based on grants of unvested share-based awards disclosed in Form 10-K.

% Change in Weighted Average Basic Share Count1 (2007-2014)

(Calculated based on public filings)

[1]

Based on weighted average basic share count used in the calculation of basic earnings per common share. GS weighted average basic share count includes common shares outstanding and restricted stock units granted to employees with no future service requirements. Calculation methodologies for U.S. peers may vary.

The 2015 SIP continues to include features designed to protect shareholder interests and to reflect our Compensation Principles.

✓ No “evergreen” provision (i.e., no automatic increase in the number of shares available under the plan)	✓ No hedging or pledging of equity-based awards

✓ Double-trigger change in control provisions that do not accelerate vesting based on a change in control alone	✓ No repricing or below-market grants of stock options and stock appreciation rights (SARs)

✓ 50% change in control and merger consummation thresholds

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Importance of the 2015 SIP. Our equity plan continues to be a crucial component of our compensation program, both for our executives and for other key employees. Without a shareholder-approved equity plan, we would be reliant on cash-settled awards as our sole method of incentive-based compensation. Our ability to grant equity-based awards is critical to us and our shareholders:

¡

Satisfy Regulatory Expectations. Our regulators across the globe, including the Federal Reserve Board and the Prudential Regulation Authority in the U.K., expect that a substantial portion of variable compensation awarded to executives and certain other employees will be in equity or equity-based instruments.

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Provide for Pay for Performance and Alignment with Shareholders. A key element of our compensation philosophy is to pay a significant portion of variable compensation in the form of equity-based awards. We believe that equity-based compensation generally provides employees with long-term exposure to the firm’s performance, aligns employees’ interests with those of our shareholders and discourages imprudent risk-taking. For 2014 approximately one-third of our total staff received a portion of their annual variable compensation in equity-based awards, and each year an average of approximately 3,800 additional employees[1] receive shares under our program that provides equity-based awards to employees who have not previously received equity-based awards (new and junior employees). Of the total equity-based awards granted for 2014, less than 3% were granted to our NEOs.

Historic Burn Rate and Potential Dilution. Our equity-based compensation program results in a relatively high burn rate because of the broad-based participation of our employees and the higher percentage of our compensation and benefits expense that is equity-based compared to our U.S. peers. However, as indicated in the chart below, share repurchases have offset increases in our weighted average basic share count:

	2012	2013	2014	Total/Average
(a) Equity-based awards granted(1)	11,213,901	17,457,769	14,400,323	43,071,993
(b) Shares repurchased(2)	(42,034,488)	(39,302,898)	(31,834,909)	(113,172,295)
(c) Weighted average basic share count	496,200,000	471,300,000	458,900,000	—
(d) Weighted average basic share count (adjusted for cumulative repurchases since 2000)(3)(4)	823,693,905	839,462,598	862,631,502	—
(e) Burn rate (a/c)(5)	2.3%	3.7%	3.1%	3.0	%(6)
(f) Burn rate (adjusted for repurchases) (a/d)(5)	1.4%	2.1%	1.7%	1.7	%(6)

(1)

Reflects the gross number of shares underlying equity-based awards (i.e., restricted stock units and restricted stock) granted during the applicable year. The 2014 amount does not include approximately 14 million shares underlying awards granted in January 2015 with respect to 2014 service. For more information on our share repurchase program and our 2014 equity-based awards, see Notes 19 and 29, respectively, to our consolidated financial statements included in Part II, Item 8 of our 2014 Annual Report on Form 10-K.

(2)	Repurchases are subject to the approval of the Federal Reserve Board and past levels of repurchases do not guarantee any particular rate of repurchase in the future.

(3)	We repurchased approximately 306.5 million shares of Common Stock from the beginning of 2000 through December 31, 2011.

(4)

Calculated as the sum of (A) weighted average basic share count for the respective year (row (c) above), (B) aggregate repurchases since 2000 as of the end of the immediately preceding year and (C) 50% of repurchases (in order to estimate the average share number) during the relevant year.

(5)	Not adjusted for projected forfeitures or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account.

(6)	Average of underlying figures.

The potential dilution resulting from issuing all of the 50 million additional shares authorized under the 2015 SIP, if approved, would be 10.9%, based on our full year weighted average basic share count in 2014 (458.9 million shares).2 We believe that, like our burn rate, the potential dilutive effect should be considered in the context of our historic share repurchases, which has helped maintain the appropriate level of common equity. In light of these repurchases, our full year weighted average basic share count is down approximately 4% from the end of fiscal 1999 to 2014, compared to an average increase in full year weighted average basic share count of over 200% for our U.S. peers (BAC, C, JPM and MS) over the same period.3

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

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[1]	Based on awards granted under the program since its inception in 2004.

[2]

The potential dilution resulting from shares under outstanding awards issued under the 2003 SIP (as defined below) and the 2013 SIP (approximately 47.4 million shares as of March 23, 2015), the remaining shares available for grant under the 2013 SIP (approximately 33.4 million shares as of March 23, 2015) and, if approved, the additional shares authorized under the 2015 SIP (50 million shares), would be 28.5% (calculated as remaining shares available for grant under the 2013 SIP, together with the additional shares authorized under the 2015 SIP, plus shares under outstanding awards under the 2003 SIP and the 2013 SIP, divided by our full year weighted average basic share count in 2014 (458.9 million shares).

[3]

GS weighted average basic share count includes common shares outstanding and restricted stock units granted to employees with no future service requirements. Calculation methodologies for U.S. peers may vary.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 and as of March 23, 2015 regarding securities to be issued on exercise of outstanding stock options or pursuant to outstanding RSUs and securities remaining available for issuance under our 2013 SIP and its predecessor plan (referred to herein as the 2003 SIP), the only equity plans that remained in effect between January 1, 2014 and March 23, 2015.

		Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
	Plan Category	As of 12/31/14	As of 3/23/15	As of 12/31/14	As of 3/23/15	As of 12/31/14		As of 3/23/15
Equity compensation plans approved by security holders	2003 SIP	34,456,777(a)	24,379,512(b)	$120.40(c)	$122.01(c)	—		—
	2013 SIP	13,514,109(d)	23,041,949(d)	—	—	45,678,241	(e)	33,438,606	(e)
Equity compensation plans not approved by security holders	None	—	—	—	—	—		—
Total		47,970,886	47,421,461			45,678,241		33,438,606

(a)

Includes: (i) 19,955,338 shares of Common Stock that may be issued upon exercise of outstanding options and (ii) 14,501,439 shares that may be issued pursuant to outstanding RSUs, in each case granted under the 2003 SIP. These awards are subject to vesting and other conditions to the extent set forth in the respective award agreements, and the underlying shares, in each case, will be delivered net of any required tax withholding.

(b)

Includes: (i) 18,552,636 shares of Common Stock that may be issued upon exercise of outstanding options and (ii) 5,826,876 shares that may be issued pursuant to outstanding RSUs, in each case granted under the 2003 SIP. These awards are subject to vesting and other conditions to the extent set forth in the respective award agreements, and the underlying shares, in each case, will be delivered net of any required tax withholding.

(c)

This weighted-average exercise price relates only to the options described in footnotes (a) and (b), as applicable. Shares underlying RSUs are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.

(d)

Consists of shares that may be issued pursuant to outstanding RSUs granted under the 2013 SIP. These awards are subject to vesting and other conditions to the extent set forth in the respective award agreements, and the underlying shares, in each case, will be delivered net of any required tax withholding.

(e)

Represents shares remaining to be issued under the 2013 SIP as of the applicable date, excluding shares reflected in the corresponding entry under the second column. The total number of shares of Common Stock that may be delivered pursuant to awards granted under the 2013 SIP cannot exceed 60 million shares.

Summary of Material Terms of the 2015 SIP

In assessing the appropriate terms of the 2015 SIP, our Compensation Committee considered, among other items, the existing terms of the 2013 SIP, our compensation philosophy and practices, feedback from our shareholders, feedback from our regulators on our philosophy and practices, as well as input from Semler Brossy, the Committee’s independent compensation consultant.

The following summary of the material terms of the 2015 SIP is qualified in its entirety by reference to the complete text of the 2015 SIP, which is attached hereto as Annex B. As noted above, the terms of the 2015 SIP are identical to those of the 2013 SIP, other than (1) an increase of 50 million in the number of shares authorized for issuance under the plan and (2) an extension of the term of the plan through our 2019 Annual Meeting (i.e., an additional three years).

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Purpose. The purposes of the 2015 SIP are to:

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attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for Goldman Sachs, to compensate them for their contributions to the long-term growth and profits of Goldman Sachs and to encourage them to acquire a proprietary interest in our success;

¡	align the interests of officers, directors, employees, consultants and other service providers with those of our shareholders;

¡	assist us in ensuring that our compensation program does not provide incentives to take imprudent risks; and

¡	comply with regulatory requirements.

Types of Awards. The 2015 SIP provides for grants of the following specific types of awards, and also permits other equity-based or equity-related awards (each, an Award and, collectively, Awards). Each Award will be evidenced by an award agreement (together with any award statement or supplemental documents, an Award Agreement), which will govern that Award’s terms and conditions.

¡

RSUs. An RSU is an unfunded, unsecured obligation to deliver a share of Common Stock (or cash or other securities or property) at a future date upon satisfaction of the conditions specified in the Award Agreement (including, with respect to our PSUs, performance based conditions).

¡

Restricted Shares. A Restricted Share, including a Share at Risk, is a share of Common Stock that is registered in the recipient’s name, but that is subject to transfer restrictions and may be subject to forfeiture or vesting conditions for a period of time as specified in the Award Agreement. The recipient of a Restricted Share has the rights of a shareholder, including voting and dividend rights, subject to any restrictions and conditions specified in the Award Agreement.

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Dividend Equivalent Rights. A dividend equivalent right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of Common Stock if those shares were owned by the recipient. A dividend equivalent right may be granted alone or in connection with another Award. Under the 2015 SIP, no payments will be made in respect of dividend equivalent rights at a time when any applicable performance goals relating to the dividend equivalent right or the related Award have not been satisfied.

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Options and SARs. An option entitles the recipient to purchase a share of Common Stock at an exercise price specified in the Award Agreement (including through a cashless exercise). The 2015 SIP permits grants of Options that qualify as “incentive stock options” under Section 422 of the Code (ISOs) and nonqualified stock options. A SAR may entitle the recipient to receive shares of Common Stock, cash or other property on the exercise date having a value equal to the excess of market value of the underlying Common Stock over the exercise price specified in the Award Agreement. Options and SARs will become exercisable as and when specified in the Award Agreement but not later than 10 years after the date of grant. The 2015 SIP provides that we may not reset the exercise price for options and SARs and that we may not issue any options or SARs with an exercise price less than the lesser of the closing price and the average of the high and low sale prices of a share of Common Stock on the NYSE on the date of grant. Grants of Options and SARs are subject to the individual limits described below.

Eligibility. The 2015 SIP permits grants of Awards to any current or prospective director, officer or employee of, or consultant or other service provider to, Goldman Sachs, and to any former director, officer or employee of, or consultant or other service provider to, Goldman Sachs with respect to the year of their departure from, or completion of service to, the firm.

Term. The 2015 SIP will terminate at, and no more Awards will be permitted to be granted thereunder without further shareholder approval on or after, the date of our annual meeting of shareholders that occurs in 2019. The termination of the 2015 SIP will not affect previously granted Awards. We expect to seek shareholder approval of a new equity compensation plan again in 2018 as described above; however, we may seek shareholder approval earlier if we were to use all of the shares available for grant under the 2015 SIP prior to that date, or if earlier approval is otherwise deemed appropriate by our Compensation Committee (see —Shares Subject to the Plan; Other Limitations of Awards below).

Administration. The 2015 SIP generally will be administered by our Compensation Committee (and those to whom it delegates authority), unless our Board determines otherwise. For purposes of this summary, we refer to the committee that administers the 2015 SIP, and to any person or group to whom this committee delegates authority, as the

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	71

“Committee.” The Committee will make all determinations in respect of the 2015 SIP, and will have no liability for any action taken in good faith. Our Board, in its sole discretion, also may grant Awards or administer the 2015 SIP.

Shares Subject to the Plan; Other Limitations of Awards. Up to approximately 83 million shares of Common Stock may be delivered pursuant to Awards granted under the 2015 SIP (i.e., 50 million shares plus the additional approximately 33 million that remain available for issuance under the 2013 SIP). These shares may be newly issued shares or treasury shares. Each Award or share of Common Stock underlying an Award will count as one share of Common Stock for these purposes. If any Award granted under the 2015 SIP or 2013 SIP is forfeited, otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award (including to satisfy federal, state, local or foreign taxes) or shares of Common Stock are tendered to pay the exercise price of any Award granted under the 2015 SIP or 2013 SIP, then the shares covered by such forfeited, terminated or canceled Award or equal to the number of shares surrendered, withheld or tendered will again become available to be delivered pursuant to Awards granted under the 2015 SIP. In the case of an acquisition, any shares of Common Stock that we deliver with respect to an Award that we become obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not count against the shares of Common Stock available to be delivered pursuant to Awards under the 2015 SIP.

No more than 24 million shares of Common Stock may be delivered under the 2015 SIP pursuant to the exercise of ISOs. In addition, no more than 1 million shares of Common Stock underlying options or SARs may be granted to any one individual in a particular fiscal year. This 1 million share threshold is intended to qualify the options and SARs as performance-based compensation under Section 162(m) of the Code.

In the event of any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from certain corporate transactions that affect the capitalization of Goldman Sachs, the Committee will adjust the number of shares of Common Stock issuable under the 2015 SIP and the terms of any outstanding Awards in such manner as it deems appropriate to prevent the enlargement or dilution of rights.

As of March 23, 2015, the closing price of a share of Common Stock on the NYSE was $191.96.

Amendment. The Board may, at any time, suspend, discontinue, revise or amend the 2015 SIP in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any recipients of Awards. In general, we will seek shareholder approval of any suspension, discontinuance, revision or amendment only to the extent necessary to comply with any applicable law, rule or regulation.

Double-Trigger Change in Control. The Committee may include provisions in any Award Agreement relating to a Change in Control, including the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding Awards. No such acceleration, lapse or deemed satisfaction may occur with respect to a Change in Control unless (in addition to any other conditions set forth in the Award Agreement):

¡	the Change in Control occurs; and

¡	the recipient’s employment is terminated by us without Cause or by the recipient for Good Reason within 18 months following the Change in Control.

“Change in Control,” “Cause” and “Good Reason” are defined in the 2015 SIP and, unless the Award Agreement indicates otherwise, have the same meanings set forth above under —Executive Compensation—Potential Payments Upon Termination or Change-in-Control.

No Hedging, Pledging or Transferring Awards. Except as provided in the Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the 2015 SIP may be sold, transferred, pledged, hedged or otherwise disposed of (including through the use of any cash-settled instrument) other than by will or by the laws of descent and distribution, and all Awards (and any rights thereunder) shall be exercisable during the life of the recipient only by the recipient or by the recipient’s legal representative. The Committee may adopt procedures pursuant to which some or all recipients of RSUs or Restricted Shares may transfer some or all of these Awards through a gift for no consideration to any immediate family member or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% (or such lesser amount as determined by the Committee from time to time) of the beneficial interest (as determined pursuant to the procedures), provided that the Award will continue to remain subject to the same terms and conditions. In addition, the Committee may adopt procedures pursuant to which a recipient may be permitted to bequeath some or all of the recipient’s outstanding RSUs under the recipient’s will to a charitable organization.

72	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Repayment. If the Committee determines that all terms and conditions of the 2015 SIP and the Award Agreement in respect of an Award were not satisfied, then the recipient will be obligated immediately upon our demand, as determined by us in our sole discretion, (A) either to (1) return to us the number of shares of Common Stock received under the Award or (2) pay us an amount equal to the fair market value of such shares determined at the time of receipt, in each case, without reduction for any shares of Common Stock or amount applied to satisfy withholding tax or other obligations in respect of such shares (other than the payment of an exercise price), and (B) to repay to us property or cash received under any Dividend Equivalent Rights.

Right of Offset. We have the right to offset against our obligation to (i) deliver shares of Common Stock (or other property or cash), (ii) release restrictions and/or other terms and conditions in respect of Restricted Shares or (iii) pay dividends or payments under Dividend Equivalent Rights (granted alone or in connection with any Award), in each case, under the 2015 SIP or any Award Agreement any outstanding amounts the recipient then owes to us and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Our right to offset is subject to the constraints of Section 409A of the Code.

Other Terms of Awards. No recipient of any Award under the 2015 SIP will have any of the rights of a shareholder of Goldman Sachs with respect to shares subject to an Award until the delivery of the shares. Awards under 2015 SIP may be granted in lieu of, or determined by reference to, cash bonus and/or other compensation.

New Plan Benefits

The amount of each participant’s Awards, if any, for 2015 will be determined in the discretion of the Committee and therefore cannot be calculated. As a result, we cannot determine the number or type of Awards that will be granted under the 2015 SIP to any participant for 2015. The RSUs, PSUs and/or Restricted Shares granted for 2014, which would not have changed if the 2015 SIP had been in place instead of the 2013 SIP, were as follows:

Name and Position	Dollar Value(a)	Number of Units
Lloyd C. Blankfein, Chairman and CEO	$14.67 million	83,510
Gary D. Cohn, President and COO	13.43 million	76,488
Harvey M. Schwartz, CFO	13.43 million	76,488
Mark Schwartz, Vice Chairman	11.43 million	65,099
Michael S. Sherwood, Vice Chairman	18.32 million	104,293
Current executive officers as a group	99.63 million	567,298
Current non-employee directors as a group	5.97 million	33,976
Employees other than executive officers as a group	2.38 billion	13.55 million

(a)	Dollar value reflects the gross number of RSUs, PSUs or Restricted Shares granted by our Compensation Committee multiplied by the closing price per share of our Common Stock on the NYSE on the applicable grant date.

U.S. Federal Tax Implications of RSUs, Options and SARs

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of RSUs, stock options and SARs. This description is not intended to, and does not, provide or supplement tax advice to recipients of Awards. Recipients are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of Awards under the 2015 SIP, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

Restricted Stock Units. A recipient of an RSU (whether time-vested or subject to achievement of performance goals) will not be subject to income taxation at grant. Instead, the recipient will be subject to income tax at ordinary rates on the fair market value of the Common Stock (or the amount of cash) received on the date of delivery. The recipient will be subject to FICA (Social Security and Medicare) tax at the time any portion of such Award is deemed vested for tax purposes. The fair market value of the Common Stock (if any) received on the delivery date will be the recipient’s tax basis for purposes of determining any subsequent gain or loss from the sale of the Common Stock, and the recipient’s holding period with respect to such Common Stock will begin at the delivery date. Gain or loss resulting from any sale of Common Stock delivered to a recipient will be treated as long- or short-term capital gain or loss depending on the holding period.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	73

Nonqualified Options and SARs. The grant of a nonqualified option (i.e., other than an ISO) or SAR will create no tax consequences at the grant date for the recipient or Goldman Sachs. Upon exercising such an option or SAR, the recipient will recognize ordinary income equal to the excess of the fair market value of the vested shares of Common Stock (and/or cash or other property) acquired on the date of exercise over the exercise price, and will be subject to FICA tax in respect of such amounts. A recipient’s disposition of Common Stock acquired upon the exercise of a nonqualified option or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in the acquired shares of Common Stock generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

Special Tax Treatment of ISOs. A recipient will not recognize taxable income upon exercising an ISO except that the alternative minimum tax may apply. Upon a disposition of Common Stock acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the Common Stock at the date of exercise of the ISO over the exercise price or (ii) the amount realized upon the disposition of the ISO Common Stock over the exercise price. Otherwise, a recipient’s disposition of Common Stock acquired upon the exercise of an ISO for which the ISO holding periods are met generally will result in long-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in the acquired shares of Common Stock for which the ISO holding periods are met generally being the exercise price of the ISO).

Deduction. Goldman Sachs generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of Common Stock pursuant to an RSU, or the exercise of an option or SAR. Goldman Sachs will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to disposition of Common Stock, and is generally not entitled to a tax deduction with respect to any amount that represents compensation in excess of $1 million paid to covered employees that is not qualified performance-based compensation under Section 162(m) of the Code. For this purpose, a “covered employee” means our chief executive officer and our three highest compensated employees other than the chief executive officer and the chief financial officer (based on compensation reported to our shareholders). The 2015 SIP is intended to satisfy the “performance-based compensation” exception under Section 162(m) of the Code with respect to options and SARs, and RSUs and other Awards may be deemed to be performance-based compensation if awarded as part of compensation granted in accordance with the RPCP.

Section 409A. Some Awards under the 2015 SIP may be considered to be deferred compensation subject to special U.S federal income tax rules (Section 409A of the Code). Failure to satisfy the applicable requirements under these provisions for Awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties. The 2015 SIP and Awards under the 2015 SIP are intended to be designed and administered so that any Awards under the 2015 SIP that are considered to be deferred compensation will not give rise to any negative tax consequences to the recipient under these provisions.

74	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Non-Employee Director Compensation Program

Our non-employee director compensation program (Director Compensation Program) is designed to attract highly qualified directors who are compensated for the substantial time and effort necessary to serve as a director of a complex, global and highly regulated financial firm.

2014 Director Compensation Program

The 2014 Director Compensation Program consists of the components listed below; changes that were made to the 2014 Director Compensation Program by the Board at the Governance Committee’s recommendation are as follows:

New for 2014 – Key Changes to Director Compensation Program

¡

Fixed-Dollar Amount Annual Grant: The Board approved a change to the annual grant from a fixed number of 3,000 RSUs to a fixed-dollar amount of $500,000 paid in RSUs, which resulted in a decrease to directors’ 2014 compensation. This change aligns the Director Compensation Program with the general market practice of awarding director compensation in fixed-dollar amounts and ensures our directors receive a constant compensation amount each year reflecting their workload.

¡	Elimination of Lead Director Fee: Commencing with Mr. Ogunlesi’s term as our Lead Director, the Board determined to eliminate our Lead Director fee.

Directors who served for the entirety of 2014 received:

Components of Director Compensation Program For 2014 Service	Value of Award	Form of Payment
Annual Grant	$500,000	2,847 vested and deferred RSUs
Annual Retainer	$75,000	428 vested RSUs or $75,000, as per election
Committee Chair Fee	$25,000	143 vested RSUs or $25,000, as per election

¡

For any director who started after the beginning of the year, became a Committee Chair after the beginning of the year or retired during the year, relevant compensation was prorated according to the number of months during which he or she served in that position during that year. Our non-employee directors do not receive any incremental fees for attending Board or committee meetings. Our Chairman and CEO and our President and COO do not receive any incremental compensation for Board service.

Director Compensation Program Aligned With Long-Term Shareholder Interests

¡	Emphasis on Equity Compensation: The most significant portion of the Director Compensation Program, the annual grant, is payable in RSUs.

¡

Hold-Through-Retirement Requirement: Non-employee directors must hold all RSUs granted to them during their entire tenure until they retire, and shares of Common Stock underlying these RSUs are not delivered until the third quarter of the year following the year in which a director retires from our Board. Directors are not permitted to hedge, pledge or transfer these RSUs.

¡

Equity Ownership Requirement: All non-employee directors are required, within three years of becoming a director, to own at least 5,000 shares of Common Stock or vested RSUs at all times during their tenure within three years of becoming a director. Directors may not hedge shares of Common Stock or RSUs; none of our directors has shares of Common Stock subject to a pledge.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	75

2014 Director Compensation Program Table

The chart below indicates the elements and total value of RSUs and cash compensation granted to each non-employee director for services performed in 2014.

Name	Annual Grant in RSUs	Annual Retainer	Committee/ Subcommittee Chair Fee	Total Value(d)
M. Michele Burns	✓	✓	✓	$600,019
Claes Dahlbäck	✓	✓		575,189
Mark Flaherty(a)	✓	✓		48,050
William W. George	✓	✓	✓	600,304
James A. Johnson	✓	✓	✓	600,304
Lakshmi N. Mittal	✓	✓		575,189
Adebayo O. Ogunlesi	✓	✓	✓	600,304
Peter Oppenheimer(a)	✓	✓	✓	491,940
James J. Schiro(b)	✓	✓	✓	365,135
Debora L. Spar	✓	✓		575,019
Mark E. Tucker	✓	✓		575,189
David A. Viniar(c)	✓	✓		575,019
Mark O. Winkelman(a)	✓	✓		48,050

(a)

Messrs. Flaherty, Oppenheimer and Winkelman each received prorated compensation for the period during which they served as a director in 2014. Mr. Oppenheimer received a prorated committee chair fee for the period during which he served as Audit Chair in 2014.

(b)

Mr. Schiro retired from our Board in July 2014, and compensation prorated for the period during which he served as a director in 2014 was paid to his estate. Our Board determined to pay this prorated compensation in cash-settled RSUs that settle six months from January 20, 2015, the grant date. A prorated annual grant of $291,722, a prorated retainer of $43,908, a prorated committee chair fee of $14,753 and a prorated Lead Director fee of $14,753 was delivered to Mr. Schiro’s estate.

(c)

For Mr. Viniar, these values do not reflect amounts related to his prior service as our CFO. Due to his prior employment as CFO of our firm, Mr. Viniar continued to be able to recommend not-for-profit organizations that should receive donations from GS Gives as discussed in —Compensation Discussion and Analysis—GS Gives. The amount donated to not-for-profit organizations in 2014 by GS Gives based on Mr. Viniar’s recommendations was $3,050,000. In addition, in January 2015 Mr. Viniar received a payout under his LTIP award granted in February 2012 (when he served as our CFO), the performance period for which ended in December 2014. The initial notional value of the award was $3.0 million, and the final payout amount was $4,843,459, with our Compensation Committee determining not to exercise its discretion to adjust the award’s payout amount based on Mr. Viniar’s individual performance. For a complete description of the terms of Mr. Viniar’s 2012 LTIP award, please see our Proxy Statement for our 2012 Annual Meeting of Shareholders, dated April 13, 2012.

(d)

Comprised of cash and/or RSUs, as described above. The grant date fair value of RSUs granted on January 20, 2015 for service in 2014 was calculated in accordance with ASC 718. Grant date fair value is determined based on the closing price per share of Common Stock on the NYSE on the date of grant ($175.63).

Retention of Independent Non-Employee Director Compensation Consultant

Our Governance Committee continued to engage Frederic W. Cook & Co., Inc. (Cook & Co.), a compensation consultant, to provide an analysis of peer company compensation to the Governance Committee regarding our peers’ non-employee director compensation programs. In connection with the engagement of Cook & Co., our Governance Committee considered certain information regarding Cook & Co.’s relationship with our firm, including that Cook & Co. provides no services to our firm other than to our Governance Committee, the fees paid by our firm to Cook & Co. for this analysis in the context of Cook & Co.’s total revenues, that Cook & Co. has no significant business or personal relationship with any member of our Governance Committee or any executive officer and that none of the members of Cook & Co.’s consulting team for our firm owns any shares of our Common Stock. Considering this information, our Governance Committee determined that Cook & Co. is independent and does not have conflicts of interest in providing services to our Governance Committee.

76	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Director Summary Compensation Table

The following table sets forth the 2014 compensation for our non-employee directors as determined by SEC rules, which require us to include equity awards granted during 2014 and cash compensation earned for 2014. Accordingly, this table includes RSUs granted in January 2014 for services performed in 2013 and cash paid in January 2015 for services performed in 2014 for those directors who received cash payments.

As a result, the total compensation shown in the table below is higher for directors whose amounts include both equity-based compensation for 2013 service and cash compensation for 2014 service.

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	All Other Compensation(c)	Total
M. Michele Burns	$ 100,000	$498,750	$ 20,000	$618,750
Claes Dahlbäck	0	573,895	25,000	598,895
Mark Flaherty	6,250	0	0	6,250
William W. George	0	598,999	20,000	618,999
James A. Johnson	0	598,999	20,000	618,999
Lakshmi N. Mittal	0	573,895	0	573,895
Adebayo O. Ogunlesi	0	590,687	10,000	600,687
Peter Oppenheimer	0	0	20,000	20,000
James J. Schiro	0	624,103	0	624,103
Debora L. Spar	75,000	498,750	2,500	576,250
Mark E. Tucker	0	573,895	20,000	593,895
David A. Viniar(d)	75,000	457,188	20,000	552,188
Mark Winkelman	6,250	0	20,000	26,250

(a)	For 2014, Ms. Burns elected to receive the annual retainer and Committee Chair fee in cash, and Messrs. Flaherty, Viniar and Winkelman and Dr. Spar elected to receive the annual retainer in cash.

(b)

The grant date fair value of RSUs granted on January 28, 2014 for service in 2013 was calculated in accordance with ASC 718. Grant date fair value is determined based on the closing price per share of Common Stock on the NYSE on the date of grant ($166.25). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day in the third quarter of the year following the year of the director’s retirement from our Board.

(c)

For non-employee directors other than Mr. Dahlbäck, these values reflect the amounts that were donated to charities by our firm to match personal donations made by non-employee directors in connection with requests by these directors as of March 23, 2015 under the Goldman Sachs employee matching gift program for 2014. We allow our directors to participate in our employee matching gift program on the same terms as our non-PMD employees, matching gifts of up to $20,000 per participating individual. For Mr. Dahlbäck, the amount represents a cash fee of $25,000 for his service in 2014 as a member of the board of directors of our subsidiary, Goldman Sachs International.

(d)

For Mr. Viniar, these values do not reflect amounts related to his prior service as our CFO. See footnote (c) to our 2014 Director Compensation Program Table on page 76 for further detail regarding such amounts.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	77

The following table sets forth outstanding equity awards (all of which are vested) held by each non-employee director as of March 23, 2015, including RSUs granted in January 2015 for services performed in 2014. All outstanding Options were granted for services performed prior to 2010.

Name	Number of RSUs Outstanding	Number of Options Outstanding
M. Michele Burns	10,289	0
Claes Dahlbäck	36,692	5,800
Mark Flaherty	238	0
William W. George	37,595	0
James A. Johnson	35,759	11,600
Lakshmi N. Mittal	18,800	0
Adebayo O. Ogunlesi	7,854	0
Peter Oppenheimer	2,801	0
James J. Schiro(a)	2,079	0
Debora L. Spar	10,692	0
Mark Tucker	7,316	0
David A. Viniar(b)	33,976	423,564
Mark Winkelman	238	0

(a)	As noted above, Mr. Schiro retired from our Board in July 2014, and the shares underlying his RSUs will be settled in cash in July 2015.

(b)

These numbers represent all RSUs and Options held by Mr. Viniar. Of the total RSUs held by Mr. Viniar, 5,597 were received as compensation for his service as a non-employee director. All options held by Mr. Viniar were received during his prior employment at our firm.

78	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Audit Matters

Report of our Audit Committee

Management is responsible for the preparation, presentation and integrity of Goldman Sachs’ financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of Goldman Sachs’ financial statements and of its internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of Goldman Sachs’ financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent auditors have free access to the Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements with each of management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by applicable requirements of the PCAOB. The Committee has received the written disclosures from the independent auditors in accordance with the applicable requirements of the PCAOB regarding the auditors’ independence and has discussed with the auditors the auditors’ independence. The Committee, or the Committee Chair if designated by the Committee, approves in advance all audit and any non-audit services rendered by PricewaterhouseCoopers LLP to us and our consolidated subsidiaries. See —Item 4. Ratification of Appointment of Independent Registered Public Accounting Firm.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Goldman Sachs for 2014 be included in the 2014 Annual Report on Form 10-K.

Audit Committee*

Peter Oppenheimer, Chair

M. Michele Burns

Claes Dahlbäck

Mark Flaherty

William W. George

James A. Johnson

Lakshmi N. Mittal

Adebayo O. Ogunlesi

Debora L. Spar

Mark E. Tucker

Mark O. Winkelman

*	The listed directors were members of the Committee when the 2014 financial statements were approved. Committee membership changed effective March 5, 2015.

Item 4. Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements.

¡

Our Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. Further, our Audit Committee or the Audit Committee Chair approves in advance all services rendered by PricewaterhouseCoopers LLP to us and our consolidated subsidiaries. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, risk and control services and due diligence-related services) and tax services, subject to quarterly fee limits applicable to each project and to each category of services.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	79

¡

In order to ensure continuing auditor independence, our Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in connection with the mandated rotation of our independent registered public accounting firm’s lead engagement partner, our Audit Committee and the Audit Committee Chair are directly involved in the periodic selection of PricewaterhouseCoopers LLP’s new lead engagement partner.

The members of our Audit Committee and our Board believe that the continued retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of our firm and its shareholders.

In light of this, our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at our Annual Meeting as we do each year.

We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice, although we are not legally required to do so. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our firm and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at our Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information about fees paid by us to PricewaterhouseCoopers LLP.

	2014 ($ in millions)	Percent of 2014 Services Approved by Audit Committee	2013 ($ in millions)	Percent of 2013 Services Approved by Audit Committee
Audit fees	$53.5	100%	$52.2	100%
Audit-related fees(a)	$8.5	100%	$7.6	100%
Tax fees(b)	$1.7	100%	$2.2	100%
All other fees	—	—	—	—

(a)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits.

(b)

The nature of the tax services is as follows: tax return preparation and compliance, tax advice relating to transactions, consultation on tax matters and other tax planning and advice. Of the $1.7 million for 2014, approximately $1.4 million was for tax return preparation and compliance services.

PricewaterhouseCoopers LLP also provides audit and tax services to certain merchant banking, asset management and similar funds managed by our subsidiaries. Fees paid to PricewaterhouseCoopers LLP by these funds for these services were $63.1 million in 2014 and $60.5 million in 2013.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

80	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Shareholder Proposals

We are committed to active engagement with our shareholders. If you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

For detailed information on the vote required with respect to these shareholder proposals and the choices available for casting your vote, please see Frequently Asked Questions.

Item 5. Shareholder Proposal Regarding Vote-Counting

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

Equality Network Foundation, 10033 – 12th Avenue NW, Seattle, Washington, 98177, beneficial owner of 20 shares of Common Stock, is the proponent of the following shareholder proposal. Equality Network Foundation has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponent’s Statement

RESOLVED: Shareholders of Goldman Sachs Group, Inc. (“Goldman Sachs” or “Company”) hereby request the Board of Directors to initiate the steps necessary to amend the Company’s governing documents to provide that all matters presented to shareholders, other than the election of directors, shall be decided by a simple majority of the shares voted FOR and AGAINST an item. This policy shall apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

SUPPORTING STATEMENT:

This proposal is needed because Goldman Sachs counts votes two different ways in its proxy – a practice we feel is confusing, inconsistent, does not fully honor voter intent, and harms shareholder best-interest.

Vote Calculation Methodologies, a CalPERS / GMI Ratings report, studied companies in the S&P 500 and Russell 1000 and found that 48% employ simple majority vote-counting, as requested by this Proposal. See http://www.calpers-governance.org/docs-sof/provyvoting/calpers-russell-1000-vote-calculation-methodology-final-v2.pdf

Recently, Cardinal Health, ConAgra Foods, Plum Creek Timber, and Smucker’s each implemented the request of this Proposal.

The Securities and Exchange Commission dictates (Staff Legal Bulletin No.14 F.4.) a specific vote-counting formula for the purpose of establishing eligibility for resubmission of shareholder-sponsored proposals. This formula – which we will call the “Simple Majority Vote” – is the votes cast FOR, divided by two categories of vote, the:

¡	FOR votes, plus

¡	AGAINST votes.

However, Goldman Sachs does not uniformly follow the Simple Majority Vote. With respect to adopting a shareholder-sponsored proposal (versus determining its eligibility for resubmission), the Company’s proxy states that abstentions will be “treated as a vote against”.

Thus, results are determined by the votes cast FOR a proposal, divided by not two, but three categories of vote:

¡	FOR votes,

¡	AGAINST votes, plus

¡	ABSTAIN votes.

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At the same time as Goldman Sachs applies this more restrictive formula that includes abstentions to shareholder-sponsored items (and other management ones), it employs the Simple Majority Vote and excludes abstentions for management’s Proposal 1 (in uncontested director elections), saying they are “not counted”.

These practices boost the appearance of support for management’s Proposal 1, but depress the calculated level of support for other items – including every shareholder proposal.

Invariably, abstaining voters have not followed the Board’s typical recommendation to vote AGAINST each shareholder-sponsored item. Despite this, Goldman Sachs counts every abstain vote – without exception – as if the voter agreed with the Board’s AGAINST recommendation.

In our view, the Company’s use of two vote-counting formulas is confusing, inconsistent, does not fully honor voter intent, and harms shareholder best-interest.

Therefore, please vote FOR good governance and Simple Majority Voting at Goldman Sachs.

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our voting standards are clearly disclosed, consistently applied, and we believe they reflect the intent of our shareholders. As such, our Board does not believe that revising them would be in the best interests of our firm or our shareholders.

¡	Our voting standards, which we clearly disclose, honor the intent of our shareholders.

–

Our voting standards are clearly described in this Proxy Statement in Frequently Asked Questions and this year we have further enhanced this disclosure to provide our shareholders with additional information about our voting standards.

–

To stop counting abstentions would effectively disenfranchise our shareholders who make the informed choice to “abstain” on a particular matter. We believe that our shareholders recognize the impact of their “abstain” vote and expect that it will be included in the vote count as described in this Proxy Statement.

¡	We have a majority vote standard that counts all shares that are present in person or represented by proxy for both management and shareholder proposals.

–	We have no supermajority vote requirements.

–

As a Delaware corporation, we are subject to Delaware General Corporation Law. We apply the default voting standard under Delaware law for both management and shareholder proposals (other than director elections as described below), and we believe the majority of Delaware corporations in the S&P 500 adhere to the same default voting standard.

–	We count votes the same way for a management proposal such as say on pay or approval of our equity compensation plan as we do for all shareholder proposals, including this shareholder proposal.

–

Like most Fortune 500 companies, we moved from plurality voting to majority voting in uncontested director elections, which we believe is a governance best practice. As is typical of companies with majority voting for uncontested director elections, we adopted the standard of a majority of votes cast “for” or “against.”

¡	Unlike the assertions of the proposal’s supporting statement, there is no “SEC Standard” for vote calculation.

–	The SEC does not mandate or prescribe any preferred voting standard for determining how the vote results at a meeting of shareholders should be calculated.

–	The SEC calculation rules referenced in the proposal are solely in connection with requirements for a proponent to resubmit a proposal at a subsequent annual meeting.

¡	Our Board reviews any matter that receives the significant support of our shareholders, regardless of whether the matter has technically “passed” under the applicable legal standard.

82	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Item 6. Shareholder Proposal Regarding Vesting of Equity Awards Upon Entering Government Service

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

The AFL-CIO Reserve Fund, 815 Sixteenth Street N.W., Washington, D.C. 20006, beneficial owner of 301 shares of Common Stock, is the proponent of the following shareholder proposal. The AFL-CIO Reserve Fund has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponent’s Statement

RESOLVED: Shareholders of The Goldman Sachs Group, Inc. (the “Company”) request that the Board of Directors prepare a report to shareholders regarding the vesting of equity-based awards for senior executives due to a voluntary resignation to enter government service (a “Government Service Golden Parachute”). The report shall identify the names of all Company senior executives who are eligible to receive a Government Service Golden Parachute, and the estimated dollar value amount of each senior executive’s Government Service Golden Parachute.

For purposes of this resolution, “equity-based awards” include stock options, restricted stock and other stock awards granted under an equity incentive plan. “Government service” includes employment with any U.S. federal, state or local government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any electoral campaign for public office.

SUPPORTING STATEMENT:

Our Company provides its senior executives with vesting of equity-based awards after their voluntary resignation of employment from the Company to pursue a career in government service. In other words, a “golden parachute” for entering government service.

At most companies, equity-based awards vest over a period of time to compensate executives for their labor during the commensurate period. If an executive voluntarily resigns before the vesting criteria are satisfied, unvested awards are usually forfeited. While government service is commendable, we question the practice of our Company providing accelerated vesting of equity-based awards to executives who voluntarily resign to enter government service.

The vesting of equity-based awards over a period of time is a powerful tool for companies to attract and retain talented employees. But contrary to this goal, our Company’s Stock Incentive Plan contains a “Conflicted Employment” clause that permits the accelerated vesting of equity awards or an equivalent cash payment to executives who voluntarily resign to pursue a government service career.

We believe that compensation plans should align the interests of senior executives with the long-term interests of the Company. We oppose compensation plans that provide windfalls to executives that are unrelated to their performance. For these reasons, we question how our Company benefits from providing Government Service Golden Parachutes. Surely our Company does not expect to receive favorable treatment from its former executives.

Issuing a report to shareholders on the Company’s use of Government Service Golden Parachutes will provide an opportunity for the Company to explain this practice and provide needed transparency for investors about their use.

For these reasons, we urge shareholders to vote FOR this proposal.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	83

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

In light of our current disclosure, both in our Proxy Statement and on our website, our Board does not believe that preparing additional reports would be in the best interests of our firm or our shareholders.

¡

No Senior Executive has an employment agreement that provides for guaranteed payments, severance or “golden parachute” payments upon the Senior Executive’s departure for government service or otherwise.

¡	None of our Senior Executives holds any equity-based awards whose vesting would be triggered by their voluntary resignation to enter into government service.

–

This is clearly disclosed in our public “Report on Vesting of Equity-Based Awards Due to Voluntary Resignation to Enter Government Service,” which is available on our website at www.gs.com/corpgov. For our NEOs, this information is also described in our Proxy Statement (see Compensation Matters—Executive Compensation—Potential Payments Upon Termination or Change-in-Control).

–

In addition to disclosing what is requested by the proposal, we also describe the treatment of vested equity-based awards (which are not the subject of the proposal) in the case of certain resignations to enter government service, providing full transparency to our shareholders.

¡	We do not agree with the premise of the proposal, which seems to penalize senior employees for choosing to accept government positions in service of their country.

Item 7. Shareholder Proposal Regarding Right to Act by Written Consent

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, beneficial owners of 40 shares of Common Stock, are the proponents of the following shareholder proposal. Mr. McRitchie and Ms. Young have advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponents’ Statement

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting. However it takes a much more challenging 25% of Goldman Sachs shareholders to call a special meeting.

Please vote to enhance shareholder value:

Right to Act by Written Consent – Proposal 7

84	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

The Board has re-evaluated the ability of shareholders to act by written consent and believes that our existing governance structure, which is highly supportive of shareholder rights, already addresses the proponents’ concerns. Action by written consent as proposed may cause confusion and disruption, as well as promote short-termism or special interests. Our Board does not believe that the adoption of this proposal is in the best interests of the Company or our shareholders.

¡

Our Board is committed to engaging with our shareholders and listening to their perspectives. In addition to various other governance practices which enhance the rights of all shareholders, our firm maintains open lines of communication between our shareholders and our Board.

–

For example, during 2014 our current Lead Director met with shareholders representing approximately 35% of our shares outstanding on topics such as board composition and director succession planning, executive compensation, regulation and reputational risk.

¡

Matters subject to a shareholder vote should be communicated to all shareholders in the context of an annual or special meeting (which may be called by 25% of outstanding shares), with adequate time to consider the matters proposed.

–	Our governing documents provide protections, such as notice and disclosure to all shareholders, for the conduct of business at annual and special meetings, to ensure a fair and equitable process.

–	Annual and special meetings also allow opportunity for discussion and interaction among shareholders so that all points of view may be considered prior to a vote.

–	In contrast, enabling a limited group of shareholders to act by written consent may deprive almost half of our shareholders of these important rights.

¡	Action by written consent as proposed may cause confusion and disruption, as well as promote short-termism or special-interests. For example:

–	Shareholders may not receive timely or complete information on important pending actions.

–

Our Board may be denied the opportunity to consider the merits of a proposed action and to suggest alternative proposals for shareholder evaluation that may be in the best interests of our shareholders.

–

Multiple shareholder groups may solicit multiple written consents simultaneously, some of which may be duplicative or contradictory, causing confusion and disruption to shareholders, the Board and management.

¡	In addition to the right to call a special meeting and extensive shareholder outreach, we maintain several other strong governance practices that protect the rights of all shareholders. For example:

–	Independent Lead Director with expansive duties.

–	Experienced and diverse Board of Directors.

–	Single class shareholder structure; no supermajority vote requirements.

–	Annual elections of directors; majority voting with resignation policy for directors in uncontested elections.

–	No “poison pill.”

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	85

Certain Relationships and Related Transactions

On the recommendation of our independent directors, our Board has in place both a Related Person Transactions Policy and a policy with respect to outside director involvement with financial firms (see Corporate Governance—Item 1. Election of Directors—Our Directors) to provide guidelines for the review of certain relationships and transactions involving our directors and executive officers.

Related Person Transactions Policy

Our Board has a written Related Person Transactions Policy regarding the review and approval of transactions between us and “related persons” (directors, executive officers, immediate family members of a director or executive officer, or known 5% shareholders).

Under this policy, transactions that exceed $120,000 in which a related person may have or may be deemed to have a direct or indirect material interest are submitted to our Governance Committee Chair, our Audit Committee Chair or the full Governance Committee for approval, as applicable. Certain transactions, including employment relationships, ordinary course brokerage, investment and other services, payment of certain regulatory filing fees and certain other ordinary course non-preferential transactions, are considered preapproved transactions, and thus do not require specific approval under the policy (although these transactions must be reported to the Committee and may still be submitted for approval if deemed appropriate).

In determining whether to approve a related person transaction, the following factors, among others, are considered:

¡	whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third parties;

¡	the business reasons for the transaction;

¡	whether the transaction would impair the independence of an independent director;

¡

whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director or executive officer, the nature of the director’s or executive officer’s interest in the transaction and the ongoing nature of the transaction;

¡	any reputational issues; and

¡	whether the transaction is material, taking into account the significance of the transaction to our investors.

Certain Relationships and Transactions

Brokerage and Banking Services	Some of our directors and executive officers (and persons or entities affiliated with them) have brokerage and/or discretionary accounts at our broker-dealer affiliates, and, in certain cases, extensions of credit not involving more than the normal risk of collectability or presenting other unfavorable features have been and may be made to family members of directors by Goldman Sachs Bank USA in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unrelated to our firm.

Firm Managed Funds and Other Investments

We have established private investment funds (Employee Funds) to permit our employees (and in certain cases, retired employees) to participate in our private equity, hedge fund and other similar activities (including merchant banking and venture capital programs) by investing in or alongside funds and investments that we manage or sponsor for independent investors and/or for our firm. Investment decisions for the Employee Funds are made by the investment teams or committees that are fiduciaries for such funds, and no executive officers are members of such investment teams or committees. The Employee Funds generally maintain diversified investment portfolios, and these investment opportunities do not affect the incentives of our executive officers under our compensation program. Many of our employees, their spouses, related charitable foundations or entities they own or control have invested in these Employee Funds. In some cases, we have limited participation to our PMDs, including our executive officers, and future participation may be further limited to those eligible to invest pursuant to applicable law.

86	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Firm Managed Funds and Other Investments (Cont.)

Certain of the Employee Funds provide investors with an interest in the overrides we receive for managing the funds for independent investors (overrides). Employee Funds generally do not require our current or retired PMDs and other current or retired employees to pay management fees and do not deduct overrides from fund distributions. Similarly, certain other investments may be made available to our PMDs, retired PMDs and other current employees on a fee-free or reduced fee basis.

Distributions and redemptions exceeding $120,000 from Employee Funds made to our 2014 executive officers (or persons or certain entities affiliated with them) and Mr. Viniar during 2014, consisting of profits and other income and return of amounts initially invested (excluding overrides generally available only to PMDs, which are discussed below), were approximately, in the aggregate, as follows: Mr. Blankfein—$21.9 million; Mr. Cohn—$8.3 million; Mr. Harvey Schwartz—$3.3 million; Mr. Sherwood—$0.8 million; John S. Weinberg (Vice Chairman)—$6.0 million; Gregory K. Palm (General Counsel)—$17.6 million; Alan M. Cohen (Global Head of Compliance)—$0.5 million; John F.W. Rogers (Chief of Staff and Secretary to the Board)—$1.4 million; and Edith W. Cooper (Global Head of Human Capital Management)—$0.6 million; as well as Mr. Viniar—$12.6 million.

Distributions of overrides generally available only to PMDs (and retired PMDs) made to our 2014 executive officers (or persons or entities affiliated with them) and Mr. Viniar during 2014 were approximately, in the aggregate, as follows: Mr. Blankfein—$1.7 million; Mr. Cohn—$981,000; Mr. Harvey Schwartz—$384,000; Mr. Weinberg—$640,000; Mr. Palm—$1.7 million; Mr. Cohen—$32,000; Mr. Rogers—$173,000; and Ms. Cooper—$82,000, as well as Mr. Viniar—$1.2 million.

Subject to applicable laws, in addition, certain of our directors and executive officers may from time to time invest their personal funds in other funds or investments that we have established and that we manage or sponsor. Except as described above, these other investments are made on substantially the same terms and conditions as other similarly-situated investors in these funds or investments who are neither directors nor employees. In certain of these funds, including certain Employee Funds, our directors and executive officers own in the aggregate more than 10% of the interests in these funds.

Affiliates of Goldman Sachs generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, Employee Funds.

Particular Transactions with Director-Affiliated Entities

As discussed in Corporate Governance—Item 1. Election of Directors—Our Directors, as part of its ongoing review of Board composition, our Governance Committee has taken into account that ongoing experience in the financial industry is an important attribute for our Board.

We take very seriously any actual or perceived conflict of interest, and critically evaluate all potential transactions and relationships that may involve directors or director-affiliated entities.

Claes Dahlbäck

Mr. Dahlbäck, who is retiring from our Board in May 2015, serves as Chairman or a member of the investment committees of certain funds managed by EQT Partners, a private equity firm, and receives less than 1% of the total profits of each such fund in connection with his role, including the EQT funds involved in the transactions described below. Mr. Dahlbäck also has a direct or indirect interest in each of these EQT funds, amounting to less than 1% of each such fund.

Certain funds managed by one of our subsidiaries have an aggregate €50.9 million commitment in one such EQT fund (which has total committed capital of approximately €2.5 billion) and an aggregate €114 million commitment in another such EQT fund (which has total committed capital of approximately €4.3 billion). In connection with these commitments, the Goldman Sachs-managed funds have made aggregate capital contributions and paid fees aggregating approximately €131 million, with approximately €59 million contributed or paid in 2014 (including approximately €850,000 paid in 2014 to EQT funds as management fees).

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	87

Particular Transactions with Director-Affiliated Entities (cont.)

In 2014, Goldman Sachs acted as an underwriter in connection with an approximately £554 million initial public offering of a portfolio company of EQT funds, as well as acted as joint bookrunner in an approximately £221 million public offering through which EQT funds sold shares in this portfolio company.

In 2014, Goldman Sachs also acted as an underwriter in connection with an approximately NOK2.7 billion initial public offering of another portfolio company of EQT funds. In addition, in 2014 and 2015 Goldman Sachs also acted as an agent in three secondary sales of shares of a company in which funds managed by Goldman Sachs are co-invested with funds managed by EQT. Through such sales, the entity in which the Goldman Sachs funds and EQT funds hold their investment sold, in total, approximately DKK16.4 billion worth of shares.

Each of these transactions was conducted at, and all of these services were provided on, an arm’s-length basis.

Lakshmi N. Mittal

Mr. Mittal is the Chairman and CEO of ArcelorMittal S.A. and beneficially owns (directly and indirectly) approximately 40% of the outstanding common shares of ArcelorMittal. Goldman Sachs provides ordinary course financial advisory, lending, investment banking, trading and other financial services to ArcelorMittal and its affiliates, including as described below.

Goldman Sachs currently participates in two existing credit facilities for ArcelorMittal, which were restructured in 2013. Under a $2.4 billion five-year ArcelorMittal credit facility, Goldman Sachs has agreed to lend ArcelorMittal up to approximately $185 million at an interest rate of Libor + 175 basis points. Under a $3.6 billion two-year ArcelorMittal facility, Goldman Sachs has agreed to lend ArcelorMittal up to approximately $26 million at an interest rate of Libor + 150 basis points. Goldman Sachs has not made a loan under any of these facilities to date. In addition, in 2015, Goldman Sachs acted as an underwriter for a combined €900 million of debt offerings by ArcelorMittal.

Each of these transactions was conducted at, and all of these services were provided on, an arm’s-length basis.

Adebayo O. Ogunlesi

Mr. Ogunlesi is the Chairman and Managing Partner of Global Infrastructure Partners, LLC (together with its affiliates, GIP). In connection with his role at GIP, Mr. Ogunlesi is entitled to less than 5% of the total profits of the GIP funds that own or owned the portfolio companies referenced below. There were certain transactions in which Goldman Sachs participated in 2014 on behalf of clients other than GIP in which Mr. Ogunlesi may be deemed to have an indirect, material interest under SEC rules. Goldman Sachs participated as an underwriter in an approximately $3 billion equity offering for a client, the proceeds of which offering were used to fund the client’s acquisition of GIP’s interest in one of its portfolio companies. Goldman Sachs did not otherwise have a role in the acquisition transaction. In addition, Goldman Sachs participated as an underwriter in an approximately $570 million equity offering and an approximately $500 million debt offering for a client, the proceeds of which offerings were used, among other things, to purchase an asset from a GIP portfolio company. Goldman Sachs did not otherwise have a role in the purchase transaction.

Each of these transactions was conducted at, and all of these services were provided on, an arm’s-length basis, with no involvement by Mr. Ogunlesi or GIP.

Regulatory Filing	In connection with a regulatory filing required with respect to the delivery to Mr. Cohn of shares of Common Stock under Goldman Sachs’ equity-based compensation plan, we paid a $125,000 filing fee on his behalf.

5% Shareholders	For information on transactions involving Goldman Sachs, on the one hand, and State Street Corporation or BlackRock, Inc., on the other, see footnotes (b) and (c) under Beneficial Ownership—Beneficial Owners of More Than Five Percent.

88	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table contains certain information, as of March 23, 2015, regarding beneficial ownership of Common Stock by each director and each NEO as well as by all directors, NEOs and other executive officers as a group as of such date.

Number of Shares of Common Stock Beneficially Owned(a)(b)
Lloyd C. Blankfein(c)	3,120,176
Gary D. Cohn(c)	1,791,269
Harvey M. Schwartz(c)	611,520
Michael S. Sherwood(c)	1,030,267
Mark Schwartz(c)	1,104,363
M. Michele Burns	11,289
Claes Dahlbäck	42,492
Mark Flaherty	1,238
William W. George	70,225
James A. Johnson	47,359
Lakshmi N. Mittal	33,800
Adebayo O. Ogunlesi	9,854
Peter Oppenheimer	4,801
Debora L. Spar	10,892
Mark E. Tucker	8,316
David A. Viniar(c)	1,530,141
Mark O. Winkelman	90,238
All directors, NEOs and other executive officers as a group (22 persons)(d)	13,343,903

(a)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs and vested Options, we have also included in this table shares of Common Stock underlying vested RSUs and vested Options. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days (as well as the shares of Common Stock underlying vested RSUs and vested Options) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

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The shares of Common Stock underlying vested RSUs and vested Options included in the table above are as follows:

	RSUs	Options
Lloyd C. Blankfein	132,143	750,204
Gary D. Cohn	120,378	776,444
Harvey M. Schwartz	129,585	211,603
Michael S. Sherwood	166,743	548,032
Mark Schwartz	120,974	0
M. Michele Burns	10,289	0
Claes Dahlbäck	36,692	5,800
Mark Flaherty	238	0
William W. George	37,595	0
James A. Johnson	35,759	11,600
Lakshmi N. Mittal	18,800	0
Adebayo O. Ogunlesi	7,854	0
Peter Oppenheimer	2,801	0
Debora L. Spar	10,692	0
Mark E. Tucker	7,316	0
David A. Viniar	33,976	423,564
Mark O. Winkelman	238	0
All directors, NEOs and other executive officers as a group (22 persons)	1,203,309	3,758,427

(b)

Except as discussed in footnotes (c) and (d) below, all of our directors, NEOs and other executive officers have sole voting power and sole dispositive power over all shares of Common Stock beneficially owned by them. No individual director, NEO or other executive officer beneficially owned in excess of 1% of the outstanding Common Stock as of March 23, 2015. The group consisting of all directors, NEOs and other executive officers as of March 23, 2015 beneficially owned approximately 3.05% of the outstanding shares of Common Stock (1.94% not including vested RSUs and vested Options) as of such date.

(c)

Excludes any shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement. As of March 23, 2015, each of our NEOs was a party to our Shareholders’ Agreement and each of Mr. Blankfein, Mr. Cohn and Mr. H. Schwartz was a member of our Shareholders’ Committee; however, each NEO disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement, other than those specified above for each NEO individually. See Frequently Asked Questions—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans? for a discussion of our Shareholders’ Agreement.

Includes shares of Common Stock beneficially owned by our NEOs indirectly through certain estate planning vehicles of our NEOs, through family trusts, the sole beneficiaries of which are immediate family members of our NEOs, and through private charitable foundations of which our NEOs are trustees, as follows: Mr. Blankfein—344,475 shares, Mr. Cohn—278,593 shares, Mr. H. Schwartz—30,000 shares, and Mr. M. Schwartz—6,000 shares; similarly, with respect to Mr. Viniar—321,043 shares. Each NEO or Mr. Viniar, as applicable, shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

(d)

Includes an aggregate of 513,603 shares of Common Stock beneficially owned by these individuals indirectly through certain estate planning vehicles, an aggregate of 626,540 shares of Common Stock beneficially owned by family trusts, the sole beneficiaries of which are immediate family members of these individuals and an aggregate of 194,730 shares of Common Stock beneficially owned by the private charitable foundations of which certain of these individuals are trustees. Each of these individuals shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

Each current executive officer is a party to our Shareholders’ Agreement and disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement.

See Compensation Matters—Compensation Discussion and Analysis—Other Compensation Policies and Practices for a discussion of our executive stock ownership guidelines and retention requirements.

90	Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 23, 2015, the only persons known by us to be beneficial owners of more than 5% of Common Stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Parties to Shareholders’ Agreement c/o The Goldman Sachs Group, Inc. 200 West Street New York, New York 10282	34,462,849(a)		7.77%
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	25,071,873	(b)	5.80%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	24,198,695	(c)	5.60%

(a)

Each person who is a party to our Shareholders’ Agreement disclaims beneficial ownership of the shares subject to our Shareholders’ Agreement that are owned by any other party to the agreement. As of March 23, 2015, 20,673,255 of the outstanding shares of Common Stock that were held by parties to our Shareholders’ Agreement were subject to the voting provisions of our Shareholders’ Agreement (representing approximately 4.78% of the outstanding shares entitled to vote at our Annual Meeting). For a discussion of our Shareholders’ Agreement, see Frequently Asked Questions—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

(b)

This information has been derived from the Schedule 13G filed with the SEC on February 5, 2013, Amendment No. 1 to such filing filed with the SEC on February 4, 2014 and Amendment No. 2 to such filing filed with the SEC on February 9, 2015, by BlackRock, Inc. We and our affiliates engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, and may provide ordinary course investment banking, lending or other financial services to, BlackRock, Inc. and its affiliates or their clients. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions. Affiliates of BlackRock, Inc. are an investment manager for certain investment options under the 401(k) Plan and are an investment manager with respect to certain assets in the Pension Plan. The engagement of BlackRock is unrelated to the ownership of Common Stock, and we believe their fees, which were determined through arms-length negotiations, are reasonable in amount and reflect market terms and conditions.

(c)

This information has been derived from the Schedule 13G filed with the SEC on February 12, 2015 by State Street Corporation, State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors LTD, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., LTD., State Street Global Advisors, Asia Limited. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to, and engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, State Street Corporation and its affiliates, related entities and clients. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions. State Street Bank and Trust Company is trustee and a custodian for each of the 401(k) Plan and the GS Pension Plan. State Street Global Advisors is an investment manager for certain investment options under the 401(k) Plan and is an investment manager with respect to certain assets in the GS Pension Plan. The engagement of State Street Bank and Trust Company and State Street Global Advisors is unrelated to the ownership of Common Stock, and we believe their fees, which were determined through arms-length negotiations, are reasonable in amount and reflect market terms and conditions.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	91

Additional Information

Corporate Governance Materials Available on our Website

On our website (www.gs.com/shareholders) under the heading “Corporate Governance,” you can find, among other things, our:

¡	Restated Certificate of Incorporation

¡	Amended and Restated By-Laws

¡	Corporate Governance Guidelines

¡	Code of Business Conduct and Ethics

¡	Policy Regarding Director Independence Determinations

¡	Charters of our Audit, Compensation, Governance, Public Responsibilities and Risk Committees

¡	Compensation Principles

¡	Statement on Policy Engagement and Political Participation

¡	Policy on Reporting of Concerns Regarding Accounting and Other Matters

¡	Environmental, Social and Governance Impact Report

¡	Report on Vesting of Equity-Based Awards Due to Voluntary Resignation to Enter Government Service

¡	Statement on Human Rights

¡	Business Principles

¡	Business Standards Committee Report and Business Standards Committee: Impact Report

Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Executive Compensation Litigation

The following description is as of March 23, 2015:

Goldman Sachs and certain of its current and former directors and senior executives were named as defendants in an action filed on March 24, 2009 in New York Supreme Court, New York County, alleging violation of Delaware statutory and common law in connection with the firm’s valuation of Options granted to certain directors and senior executives from 2005 to 2008 as compensation, alleging, among other things, that Goldman Sachs’ use of a discount to reflect restrictions on the stock underlying the Option awards was improper. On April 18, 2012, the plaintiff disclosed that he lacked standing to continue to prosecute the action. An intervenor plaintiff filed an amended complaint on June 19, 2013 and, on December 20, 2013, the court dismissed the amended complaint. The plaintiff moved for leave to replead on February 28, 2014. In November 2014, the court denied the plaintiff’s motion, converted the dismissal of the amended complaint from without prejudice to with prejudice and dismissed the action in its entirety. Plaintiff has appealed. A copy of the plaintiff’s proposed amended complaint, which accompanied its February 2014 motion for leave to replead, is available at www.gs.com/litigation/complaint2014.pdf.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of Goldman Sachs. No member of our Compensation Committee is an executive officer of another entity at which one of our executive officers serves on the board of directors. For information about related person transactions involving members of our Compensation Committee, see Certain Relationships and Related Transactions.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports they file. The reports are published on our website at www.gs.com/shareholders.

Based on a review of the copies of these reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were complied with during 2014.

Incorporation by Reference

Only the following sections of this Proxy Statement shall be deemed incorporated by reference into our 2014 Annual Report on Form 10-K in response to Part III, Items 10, 11, 12, 13 and 14 thereof: Corporate Governance—Item 1. Election of Directors—Our Directors, Corporate Governance—Item 1. Election of Directors—Independence of Directors, Corporate Governance—Structure of our Board and Governance Practices—Our Committees—Audit; Compensation Matters—Compensation Discussion and Analysis, Compensation Matters—Executive Compensation, Compensation Matters—Report of our Compensation Committee, Compensation Matters—Non-Employee Director Compensation Program and Compensation Matters—Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the 2015 SIP) – Equity Compensation Plan Information; Audit Matters—Item 4. Ratification of Appointment of Independent Registered Public Accounting Firm; Certain Relationships and Related Transactions; Beneficial Ownership; Additional Information—Compensation Committee Interlocks and Insider Participation, Additional Information—Section 16(a) Beneficial Ownership Reporting Compliance; and Frequently Asked Questions—How can I submit a recommendation of a director candidate?, Frequently Asked Questions—How do I obtain more information about Goldman Sachs?

To the extent that this Proxy Statement is incorporated by reference into any other filing by Goldman Sachs under either the U.S. Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of our Compensation Committee” and “Report of our Audit Committee” (to the extent permitted by the rules of the SEC) and the court documents to which we refer under —Executive Compensation Litigation, will not be deemed incorporated into any such filing, unless specifically provided otherwise in such filing.

Other Business

As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

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Frequently Asked Questions

How do we refer to Goldman Sachs in this Proxy Statement?

When we use the terms “Goldman Sachs,” “our firm,” “we,” “us” and “our,” we mean The Goldman Sachs Group, Inc., a Delaware corporation and its consolidated subsidiaries.

What are the definitions of certain financial terms used in this Proxy Statement?

¡	BVPS: Book Value Per Common Share

¡	Common Stock: Common stock of The Goldman Sachs Group, Inc.

¡	Compensation Ratio: Ratio of firmwide compensation and benefits expense to net revenues

¡	EPS: Diluted Earnings Per Common Share

¡	ROE: Return on Average Common Shareholders’ Equity

What are some key facts about Goldman Sachs?

¡	Our market capitalization was approximately $83 billion as of March 23, 2015, the record date.

¡	34,000 staff members (includes employees, consultants and temporary staff) as of December 31, 2014.

¡	During 2014, total charitable giving, primarily in connection with the GS Gives program, was in excess of $185 million.

¡

During 2014, our quarterly dividend increased by $0.05 per share in the aggregate to $0.60 per share, and we repurchased approximately 31.8 million shares in the aggregate under our share repurchase program.

When and where is our Annual Meeting?

We will hold our Annual Meeting on Thursday, May 21, 2015, at 8:30 a.m., local time, at our offices at 555 California Street, San Francisco, California 94104.

Will our Annual Meeting be webcast?

Our Annual Meeting will also be available through a live, audio-only webcast. Information about the webcast can be found on our website at www.gs.com/proxymaterials.

What is included in our proxy materials?

Our proxy materials, which are available on our website at www.gs.com/proxymaterials, include:

¡	Our Notice of 2015 Annual Meeting of Shareholders;

¡	Our Proxy Statement; and

¡	Our 2014 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.

How are we distributing our proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By April 10, 2015, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2014 Annual Report to Shareholders, which will be sent on or about April 14, 2015.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on March 23, 2015, the record date for our Annual Meeting.

As of March 23, 2015, there were 432,393,548 shares of Common Stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

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What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

Can I attend our Annual Meeting?

Shareholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting in person by following the procedures described below.

What do I need to bring to attend the Annual Meeting?

Photo Identification. Anyone wishing to gain admission to our Annual Meeting must provide a form of government-issued photo identification, such as a driver’s license or passport.

Proof of Ownership

¡	Shareholders of Record: No additional document regarding proof of ownership is required.

¡

Beneficial Owner of Shares Held in Street Name: You or your representative must bring an account statement, voting instruction form or legal proxy as proof of your ownership of shares as of the close of business on March 23, 2015.

Additional Documentation for an Authorized Representative. Any shareholder representative (for example, of an entity that is a shareholder) must also present satisfactory documentation evidencing his or her authority with respect to the shares.

We reserve the right to limit the number of representatives for any shareholder who may attend the meeting.

Failure to follow these procedures may delay your entry into or prevent you from being admitted to our Annual Meeting. Please contact Beverly O’Toole at 1-212-357-1584 or Beverly.OToole@gs.com at least five business days in advance of our Annual Meeting if you would like to confirm you have proper documentation or if you have other questions about attending our Annual Meeting.

How do I vote?

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	If you are a shareholder of record:	If you are a beneficial owner of shares held in street name:
By Internet* (24 hours a day):	www.proxyvote.com	www.proxyvote.com
By Telephone* (24 hours a day):	1-800-690-6903	1-800-454-8683
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available
In Person at our Annual Meeting:	Instructions on attending our Annual Meeting in person can be found above	To do so, you will need to bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares. Additional instructions on attending our Annual Meeting in person can be found above

*	Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (Broadridge) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

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Can I change my vote after I have voted?

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.

You can revoke your vote:

¡	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

¡	By signing and returning a new proxy card with a later date;

¡	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold shares; or

¡	By attending our Annual Meeting and voting in person.

You may also revoke your proxy by giving written notice of revocation to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, which must be received no later than 5:00 p.m., Eastern Time, on May 20, 2015.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

How can I obtain an additional proxy card?

Shareholders of record can contact our Investor Relations team at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, e-mail: gs-investor-relations@gs.com.

If you hold your shares of Common Stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

How will my shares be voted if I do not vote in person at the Annual Meeting?

The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of Common Stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions?

Shareholders of Record. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Governance Committee and designated by our Board.

Beneficial Owners of Shares Held in Street Name. If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.

¡

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of independent registered public accounting firm, the NYSE rules provide that brokers (other than brokers that are affiliated with Goldman Sachs) that have not received voting instructions from their customers 10 days before the meeting date may vote their customers’ shares in the brokers’ discretion on the ratification of independent registered public accounting firm. This is known as broker-discretionary voting.

–	If your broker is Goldman, Sachs & Co. or another affiliate of ours, NYSE policy specifies that, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to the proposal.

–	For shares of Common Stock held in retail accounts at Goldman, Sachs & Co. for which specific voting instructions are not received, we will vote such shares in proportion to the voted shares of Common Stock in retail accounts at Goldman, Sachs & Co.

¡

All other matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

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Participants in our 401(k) Plan. If you sign and return the voting instruction form but otherwise leave it blank or if you do not otherwise provide voting instructions to the 401(k) Plan trustee by mail, Internet or telephone, your shares will be voted in the same proportion as the shares held under the 401(k) Plan for which instructions are received, unless otherwise required by law.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

What is the quorum requirement for our Annual Meeting?

A quorum is required to transact business at our Annual Meeting.

The holders of a majority of the outstanding shares of Common Stock as of March 23, 2015, present in person or represented by proxy and entitled to vote, will constitute a quorum.

Abstentions and broker non-votes are treated as present for quorum purposes.

What vote is required for adoption or approval of each matter to be voted on?

Proposal	Vote Required	Directors’ Recommendation
Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the shares present in person or represented by proxy	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2015)	Majority of the shares present in person or represented by proxy	FOR the resolution approving The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of the shares present in person or represented by proxy	FOR the ratification of the appointment of PricewaterhouseCoopers LLP Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment
Shareholder Proposals	Majority of the shares present in person or represented by proxy (for each shareholder proposal)	AGAINST each shareholder proposal Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST each shareholder proposal

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What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect - not counted as a “vote cast”	No	No effect
Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2015)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Shareholder Proposals	FOR, AGAINST or ABSTAIN (for each shareholder proposal)	Treated as a vote AGAINST the proposal	No	No effect

If I abstain, what happens to my vote?

If you choose to abstain in voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain in voting on any other matter at our Annual Meeting, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Employees of Goldman Sachs who participate in The Goldman Sachs Partner Compensation Plan or the RPCP are “covered persons” under our Shareholders’ Agreement. Our Shareholders’ Agreement governs, among other things, the voting of shares of Common Stock owned by each covered person directly or jointly with a spouse (but excluding shares acquired under our 401(k) Plan). Shares of Common Stock subject to our Shareholders’ Agreement are called “voting shares.”

Our Shareholders’ Agreement requires that before any of our shareholders vote, a separate, preliminary vote is held by the persons covered by our Shareholders’ Agreement. In the election of directors, all voting shares will be voted in favor of the election of the 13 director nominees receiving the highest numbers of votes cast by the covered persons in the preliminary vote. For all other matters, all voting shares will be voted in accordance with the majority of the votes cast by the covered persons in the preliminary vote.

If you are a party to our Shareholders’ Agreement, you previously gave an irrevocable proxy to our Shareholders’ Committee to vote your voting shares at our Annual Meeting in accordance with the preliminary vote, and to vote on any other matters that may come before our Annual Meeting as the proxy holder sees fit in a manner that is not inconsistent with the preliminary vote and that does not frustrate the intent of the preliminary vote.

As of March 23, 2015, 20,673,255 of the outstanding shares of Common Stock were voting shares under our Shareholders’ Agreement (representing approximately 4.78% of the outstanding shares entitled to vote at our Annual Meeting). The preliminary vote with respect to the voting shares will be concluded on or about May 7, 2015.

Other than this Shareholders’ Agreement (which covers our two employees who are directors), there are no voting agreements by or among any of our directors.

Who counts the votes cast at our Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and American Election Services, LLC will act as the independent inspector of election.

Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

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When will Goldman Sachs next hold an advisory vote on the frequency of say on pay votes?

The next advisory vote on the frequency of say on pay votes will be held no later than our 2017 Annual Meeting of Shareholders.

How do I obtain more information about Goldman Sachs?

A copy of our 2014 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2014 Annual Report on Form 10-K, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Director Independence Policy and the charters for our Audit, Compensation, Governance, Public Responsibilities and Risk Committees by writing to: The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations; e-mail: gs-investor-relations@gs.com.

These documents, as well as other information about Goldman Sachs, are also available on our website at www.gs.com/shareholders.

How do I inspect the list of shareholders of record?

A list of the shareholders of record as of March 23, 2015 will be available for inspection during ordinary business hours at our headquarters at 200 West Street, New York, New York 10282, from May 11, 2015 to May 20, 2015, as well as at our Annual Meeting.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2014 Annual Report to Shareholders are available on our website at: www.gs.com/proxymaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.gs.com/electronicdelivery.

Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Who pays the expenses of this proxy solicitation?

Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We have also hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, to assist in the solicitation and distribution of proxies, for which they will receive a fee of $25,000, as well as reimbursement for certain out-of-pocket costs and expenses. We will reimburse brokers, including Goldman, Sachs & Co., and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What is “householding”?

In accordance with a notice sent to certain street name shareholders of Common Stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2014 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2014 Annual Report to Shareholders, you may contact us at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, e-mail: gs-investor-relations@gs.com, and we will deliver those documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

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How can I submit a recommendation of a director candidate?

Shareholders who wish to submit director candidates for consideration by our Governance Committee for election at our 2016 Annual Meeting of Shareholders may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our By-laws, to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282 no earlier than January 22, 2016 and no later than February 21, 2016.

How can I submit a shareholder proposal at the 2016 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2016 Annual Meeting of Shareholders must submit their proposals to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282. Proposals must be received on or before Saturday, December 12, 2015. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

In accordance with our By-laws, for a matter not included in our proxy materials to be properly brought before the 2016 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, not less than 90 nor more than 120 days prior to the first anniversary of the 2015 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 22, 2016 and no later than February 21, 2016.

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Annex A: Additional Details on Director Independence

Set forth below is detailed information regarding certain categories of transactions reviewed and considered by our Governance Committee and our Board in making independence determinations, which our Board has determined are immaterial under our Director Independence Policy.

Category	Directors

Ordinary Course Business Transactions

(Revenues or payments must not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues (CGR))

Where the independent director or his or her immediate family member is or was during 2014 an executive officer or employee of the other for-profit entity

Ms. Burns, Mr. Dahlbäck,* Mr. George,* Mr. Mittal,* Mr. Ogunlesi, Mr. Oppenheimer and Mr. Tucker

¡        Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed 0.10% of such other entity’s 2014 CGR.

Where the independent director has or had a less than 5% equity or limited partnership interest and is or was during 2014 an investment advisor or advisory director or holds a similar position	Mr. Dahlbäck ¡ There were no revenues to us from, or payments by us to, any such entity in 2014.
Where the independent director or his or her immediate family member is or was during 2014 an executive officer or employee of a not-for-profit organization (for example, management of endowments)	Mr. George* and Dr. Spar ¡ Aggregate revenues to us from, or payments by us to, any such entity in each case either did not exceed $200,000 or did not exceed 0.50% of such other entity’s 2014 CGR.

Donations to a Not-For-Profit Organization

(Donations by our firm must not exceed the greater of $1 million or 2% of the organization’s CGR)

Where the independent director or his or her immediate family member is or was during 2014 an executive officer or employee (for example, donations made by Goldman Sachs, including pursuant to the matching gift program, The Goldman Sachs Foundation and GS Gives)

Mr. George and Dr. Spar ¡ Aggregate donations by us to such organization in each case did not exceed 0.30% of the other organization’s 2014 CGR.

Transactions on Substantially the Same Terms as Similarly-Situated Persons

Where the independent director or his or her immediate family member is our client (for example, brokerage, discretionary and other similar accounts)

Ms. Burns,* Mr. George,* Mr. Mittal,* Mr. Ogunlesi,* Dr. Spar,* Mr. Tucker and Mr. Winkelman* ¡ Aggregate revenues to us from each of these accounts did not exceed 0.01% of our 2014 CGR.
Where the independent director makes investments in funds sponsored or managed by us	Ms. Burns, Mr. George, Mr. Mittal and Mr. Ogunlesi

*	Includes or relates to immediate family member(s). An immediate family member includes an independent director’s spouse, parents, children, siblings (in each case, including in-laws and step relationships) and anyone (other than tenants or domestic employees) who shares the independent director’s home.

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Annex B: The Goldman Sachs Amended and Restated Stock Incentive Plan (2015)

ARTICLE I

GENERAL

1.1	Purpose

The purpose of The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) is to: (i) attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for the Firm (as hereinafter defined), to compensate them for their contributions to the long-term growth and profits of the Firm and to encourage them to acquire a proprietary interest in the success of the Firm, (ii) align the interests of officers, directors, employees, consultants and others who may perform services for the Firm with those of shareholders of GS Inc., (iii) assist the Firm in ensuring that its compensation program does not provide incentives to take imprudent risks and (iv) comply with regulatory requirements.

The Plan was originally adopted by the Board of Directors of GS Inc. (the “Board”) on April 30, 1999 as The Goldman Sachs 1999 Stock Incentive Plan (the “1999 SIP”) and was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (the “2003 SIP”) by the Board on January 16, 2003, subject to the approval by the shareholders of GS Inc., which approval was obtained on April 1, 2003. The 2003 SIP was further amended and restated, effective as of December 31, 2008, and subsequently amended as of December 20, 2012. The 2003 SIP was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) (the “2013 SIP”) by the Board on March 19, 2013, subject to the approval by the shareholders of GS Inc., which approval was obtained on May 23, 2013.

The Plan was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) by the Board on March 6, 2015, subject to the approval by the shareholders of GS Inc.

The amendments made to the 2013 SIP shall affect only Awards granted on or after the Effective Date (as hereinafter defined). Awards granted prior to the Effective Date shall be governed by the terms of the 2013 SIP (as in effect prior to the Effective Date), the 2003 SIP (as in effect prior to the effective date of the 2013 SIP) or the 1999 SIP (as in effect prior to the effective date of the 2003 SIP), as applicable, and the applicable Award Agreements. The terms of this Plan are not intended to affect the interpretation of the terms of the 2013 SIP, the 2003 SIP or the 1999 SIP, as applicable, as they existed prior to the Effective Date.

1.2	Definitions of Certain Terms

Unless otherwise specified in an applicable Award Agreement, the terms listed below shall have the following meanings for purposes of the Plan and any Award Agreement.

1.2.1 “Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.

1.2.2 “Award” means an award made pursuant to the Plan.

1.2.3 “Award Agreement” means the written document or documents by which each Award is evidenced, including any Award Statement.

1.2.4 “Award Statement” means a written statement that reflects certain Award terms.

1.2.5 “Board” means the Board of Directors of GS Inc.

1.2.6 “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

1.2.7 “Cause” means (a) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (ii) on a felony charge, or (iii) on an equivalent charge to those in clauses (i) and (ii) in jurisdictions which do not use those designations, (b) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including

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statutory disqualification as defined under the Exchange Act), (c) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (d) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (e) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (f) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (g) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

1.2.8 “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

1.2.9 “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (a) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (b) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (i) were members of the Board on the Effective Date or (ii) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).

1.2.10 “Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.

1.2.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

1.2.12 “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

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1.2.13 “Common Stock” means common stock of GS Inc., par value $0.01 per share.

1.2.14 “Competitive Enterprise” means an existing or planned business enterprise that (a) engages, or may reasonably be expected to engage, in any activity, (b) owns or controls, or may reasonably be expected to own or control, a significant interest in or (c) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than the Grantee and members of the Grantee’s family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

1.2.15 “Conflicted Employment” means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award would result in an actual or perceived conflict of interest.

1.2.16 “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

1.2.17 “Delivery Date” means each date specified in the Grantee’s Award Agreement as a delivery date, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

1.2.18 “Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.

1.2.19 “Effective Date” means the date this Plan is approved by the shareholders of GS Inc. pursuant to Section 3.15 hereof.

1.2.20 “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (b) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

1.2.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

1.2.22 “Exercise Price” means (i) in the case of Options, the price specified in the Grantee’s Award Agreement as the price-per-share of Common Stock at which such share can be purchased pursuant to the Option or (ii) in the case of SARs, the price specified in the Grantee’s Award Agreement as the reference price-per-share of Common Stock used to calculate the amount payable to the Grantee.

1.2.23 “Expiration Date” means the date specified in the Grantee’s Award Agreement as the final expiration date of the Award.

1.2.24 “Extended Absence” means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.

1.2.25 “Fair Market Value” means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

1.2.26 “Firm” means GS Inc. and its subsidiaries and affiliates.

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1.2.27 “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

1.2.28 “Grantee” means a person who receives an Award.

1.2.29 “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

1.2.30 “Incentive Stock Option” means an option to purchase shares of Common Stock that is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Option Award Agreement.

1.2.31 “Initial Exercise Date” means, with respect to an Option or an SAR, the date specified in the Grantee’s Award Agreement as the initial date on which such Award may be exercised, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

1.2.32 “1999 SIP” means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the effective date of the 2003 SIP.

1.2.33 “New York Stock Exchange” means the New York Stock Exchange, Inc. and any successor exchange or trading market that is the principal trading market for the Common Stock.

1.2.34 “Nonqualified Stock Option” means an option to purchase shares of Common Stock that is not an Incentive Stock Option.

1.2.35 “Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

1.2.36 “Outstanding” means any Award to the extent it has not been forfeited, canceled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

1.2.37 “Plan” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2015), as described herein and as hereafter amended from time to time.

1.2.38 “RSU” means a restricted stock unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.

1.2.39 “RSU Shares” means shares of Common Stock that underlie an RSU.

1.2.40 “Restricted Share” means a share of Common Stock delivered under the Plan that is subject to Transfer Restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the Restricted Share Award Agreement or other applicable Award Agreement. All references to Restricted Shares include “Shares at Risk.”

1.2.41 “Retirement” means termination of the Grantee’s Employment (other than for Cause) on or after the Date of Grant at a time when (i) (A) the sum of the Grantee’s age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60 and (B) the Grantee has completed at least 10 years of service with the Firm (as determined by the Committee in its sole discretion) or, if earlier, (ii) (A) the Grantee has attained age 50 and (B) the Grantee has completed at least five years of service with the Firm (as determined by the Committee in its sole discretion).

1.2.42 “SAR” means a stock appreciation right granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock, cash or other property equal in value to the excess of the Fair Market Value per share of Common Stock over the Exercise Price per share of the SAR, subject to the terms of the SAR Award Agreement.

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1.2.43 “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

1.2.44 “Shares at Risk” means Restricted Shares that are designated as “Shares at Risk” in the applicable Award Agreement.

1.2.45 “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.

1.2.46 “SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.

1.2.47 “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

1.2.48 “Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.

1.2.49 “Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.

1.2.50 “2003 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan, as in effect prior to the effective date of the 2013 SIP.

1.2.51 “2013 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2013), as in effect prior to the Effective Date.

1.2.52 “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.

1.2.53 “Vesting Date” means each date specified in the Grantee’s Award Agreement as a date on which part or all of an Award becomes Vested.

1.2.54 “Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).

1.3	Administration

1.3.1 Subject to Sections 1.3.3 and 1.3.4, the Plan shall be administered by the Committee.

1.3.2 The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) exercise all of the powers granted to it under the Plan, (b) construe, interpret and implement the Plan and all Award Agreements, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (f) amend the Plan to reflect changes in applicable law (whether or not the rights of the Grantee of any Award are adversely affected, unless otherwise provided in such Grantee’s Award Agreement), (g) grant Awards and determine who shall receive Awards, when such Awards shall be granted and the terms of such Awards, including setting forth provisions with regard to termination of Employment, such as termination of Employment for Cause or due to death, Conflicted Employment, Extended Absence, or Retirement, (h) unless otherwise provided in an Award Agreement, amend any

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outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected, including, without limitation, to (1) accelerate the time or times at which the Award becomes Vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any shares of Common Stock acquired pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any shares of Common Stock delivered pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities) and (i) determine at any time whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised (including a “cashless” exercise) or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee and (3) Awards may be settled by GS Inc., any of its subsidiaries or affiliates or any of its or their designees.

1.3.3 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Firm, including the SIP Committee, the SIP Administrators or any of them, any of its powers, responsibilities or duties. In delegating its authority, the Committee shall consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

1.3.4 Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.3.5 No Liability

No member of the Board or the Committee or any employee of the Firm (each such person, a “Covered Person”) shall have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by GS Inc. against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Covered Person, with GS Inc.’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that GS Inc. shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once GS Inc. gives notice of its intent to assume the defense, GS Inc. shall have sole control over such defense with counsel of GS Inc.’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under GS Inc.’s Restated Certificate of Incorporation, as may be amended from time to time, or Amended and Restated Bylaws, as may be amended from time to time, as a matter of law, or otherwise, or any other power that GS Inc. may have to indemnify such persons or hold them harmless.

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1.4	Persons Eligible for Awards

Awards under the Plan may be made to such current, former (solely with respect to their final year of service) and prospective officers, directors, employees, consultants and other individuals who may perform services for the Firm, as the Committee may select.

1.5	Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) Options, (b) SARs, (c) Restricted Shares, (d) RSUs, (e) Dividend Equivalent Rights and (f) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Firm. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by GS Inc. in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

1.6	Shares Available for Awards

1.6.1 Total Shares Available. Subject to adjustment pursuant to Section 1.6.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan on or after the Effective Date shall not exceed fifty million (50,000,000) shares, plus the number of shares available for awards under the 2013 SIP as of the Effective Date. Each Option, SAR, Restricted Share, RSU or similar Award or share of Common Stock underlying an Award shall count as one share of Common Stock. No further Awards shall be granted pursuant to the 2013 SIP. If, on or after the Effective Date, any Award or any outstanding award granted under the 2013 SIP (“2013 SIP Award”) is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award or 2013 SIP Award to satisfy any obligation of the Grantee (including Federal, state or foreign taxes) or shares of Common Stock owned by a Grantee are tendered to pay the exercise price of any Award, then the shares covered by such forfeited, terminated or canceled Award or 2013 SIP Award or which are equal to the number of shares surrendered, withheld or tendered shall again become available to be delivered pursuant to Awards granted under this Plan. Notwithstanding the foregoing, but subject to adjustment as provided in Section 1.6.2, no more than twenty-four million (24,000,000) shares of Common Stock that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options. The maximum number of shares of Common Stock with respect to which Options or SARs may be granted to an individual Grantee in any fiscal year shall equal one million (1,000,000) shares of Common Stock. Any shares of Common Stock (a) delivered by GS Inc., (b) with respect to which Awards are made hereunder and (c) with respect to which the Firm becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not count against the shares of Common Stock available to be delivered pursuant to Awards under this Plan. Shares of Common Stock that may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in GS Inc.’s treasury or otherwise acquired for the purposes of the Plan.

1.6.2 Adjustments. The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and shall adjust (including, without limitation, by payment of cash) the terms of any Outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each Outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the Committee determines in its sole discretion affects the capitalization of GS Inc., provided, however, that no such adjustment shall be required if the Committee determines that such action would cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A or otherwise would subject a Grantee to an additional tax imposed under Section 409A in respect of an Outstanding Award. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Stock subject to each Outstanding Award shall be rounded up or down to the nearest whole number as determined by the Committee.

1.6.3 Except as provided in this Section 1.6 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.

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1.6.4 There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in Section 1.6.1, as adjusted by Section 1.6.2) or other property that may be delivered pursuant to any Award.

ARTICLE II

AWARDS UNDER THE PLAN

2.1	Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by an Award Agreement, which shall contain such provisions and conditions as the Committee deems appropriate (and which may incorporate by reference some or all of the provisions of the Plan). The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Firm. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	No Rights as a Shareholder

No Grantee (or other person having rights pursuant to an Award) shall have any of the rights of a shareholder of GS Inc. with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property), or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

2.3	Options

2.3.1 Grant. Subject to the individual limit described in Section 1.6.1, the Committee may grant Awards of Options in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such Option grants); provided, however, that (i) the Exercise Price for any Option may not be less than the lesser of (A) the closing price of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such Option and (B) the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such Option and (ii) the Expiration Date in respect of an Option may not be later than the tenth anniversary of the Date of Grant. Except as provided for in Section 1.6.2, the Exercise Price for any Outstanding Option may not be reduced after the Date of Grant.

2.3.2 Exercise. Options that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested Options may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested Options shall not be exercisable.

2.3.3 Payment of Exercise Price. Any acceptance by the Committee of a Grantee’s written notice of exercise of a Vested Option shall be conditioned upon payment for the shares of Common Stock being purchased. Such payment may be made in cash or by such other methods as the Committee may from time to time prescribe.

2.3.4 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon receipt of payment of the full Exercise Price (or upon satisfaction of procedures adopted by the Committee in connection with a “cashless” exercise method adopted by it) for shares of Common Stock subject to an Outstanding Vested Option, delivery of such shares of Common Stock shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Account. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.

2.3.5 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Option Award Agreement in respect of exercised Options were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of shares of Common Stock that were delivered in excess of the Exercise Price paid therefor

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or (ii) pay the Firm an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised Options over the Exercise Price paid therefor, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such shares.

2.4	SARs

2.4.1 Grant. Subject to the individual limit described in Section 1.6.1, the Committee may grant Awards of SARs in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such SAR grants); provided, however, that (i) the Exercise Price for any SAR may not be less than the lesser of (A) the closing price of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such SAR and (B) the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such SAR and (ii) the Expiration Date in respect of an SAR may not be later than the tenth anniversary of the Date of Grant. Except as provided for in Section 1.6.2, the Exercise Price for any SAR may not be reduced after the Date of Grant.

2.4.2 Exercise. SARs that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested SARs may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested SARs shall not be exercisable.

2.4.3 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon exercise of an Outstanding Vested SAR for which payment will be made partly or entirely in shares of Common Stock, delivery of shares of Common Stock (and cash in respect of fractional shares), with a Fair Market Value (on the exercise date) equal to (i) the excess of (a) the Fair Market Value of a share of Common Stock (on the exercise date) over (b) the Exercise Price of such SAR multiplied by (ii) the number of SARs exercised, shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Account on such date of delivery. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.

2.4.4 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s SAR Award Agreement in respect of exercised SARs were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of shares of Common Stock that were delivered in excess of the Exercise Price paid therefor or (ii) pay the Firm an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock subject to the exercised SARs over the Exercise Price therefor, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such SARs.

2.5	Restricted Shares

2.5.1 Grant. The Committee may grant or offer for sale Awards of Restricted Shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the issuance of such shares in the name of the Grantee, the Grantee shall have the rights of a shareholder with respect to the Restricted Shares and shall become the record holder of such shares, subject to the provisions of the Plan and any restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of Restricted Shares, such Certificate may be registered in the name of the Grantee but, unless otherwise determined by the Committee, shall be held by a custodian (which may be GS Inc. or one of its affiliates) until the time the restrictions lapse.

2.5.2 Condition to Grant. Any grant or offer for sale of Awards of Restricted Shares is subject to the Grantee’s irrevocable grant of full power and authority to GS Inc. to register in GS Inc.’s name, or that of any designee, any and all Restricted Shares that have been or may be delivered to the Grantee, and the Grantee’s irrevocable authorization of GS Inc., or its designee, to sell, assign or transfer such shares to GS Inc. or such other persons as it may determine in the event of a forfeiture of such shares pursuant to any Award Agreement.

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2.5.3 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Restricted Share Award Agreement (or other Award Agreement which provides for delivery of Restricted Shares) in respect of Restricted Shares which have become Vested (or for which Transfer Restrictions have been released) were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of Restricted Shares for which such terms and conditions were not satisfied or (ii) pay an amount equal to the Fair Market Value (determined at the time such shares became Vested, or at the time Transfer Restrictions were released, as applicable) of such Restricted Shares, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such Restricted Shares.

2.6	RSUs

2.6.1 Grant. The Committee may grant Awards of RSUs in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of an RSU has only the rights of a general unsecured creditor of GS Inc. until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement.

2.6.2 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.3, and subject to Section 3.2, on each Delivery Date the number or percentage of RSU Shares specified in the Grantee’s Award Agreement with respect to the Grantee’s then Outstanding Vested RSUs (which amount may be rounded to avoid fractional RSU Shares) shall be delivered. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, delivery of RSU Shares shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of any RSU Shares properly credited to the Grantee’s Account. No delivery of shares of Common Stock underlying a Grantee’s RSUs shall be made unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise determined by the Committee or the SIP Administrator.

2.6.3 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s RSU Award Agreement in respect of the delivery of shares underlying such RSUs were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of the shares of Common Stock delivered in respect of such RSUs for which such terms and conditions were not satisfied or (ii) pay the Firm an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to such Delivery Date, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such shares of Common Stock.

2.7	Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8	Dividend Equivalent Rights

2.8.1 Grant. The Committee may grant, either alone or in connection with any other Award, a Dividend Equivalent Right.

2.8.2 Payment. The Committee shall determine whether payments in connection with a Dividend Equivalent Right shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of any Award to which they relate, the time or times at which they shall be made and such other terms and conditions as the Committee shall deem appropriate. No payments will be made in respect of any Dividend Equivalent Right at a time when any performance-based goals that apply to the Dividend Equivalent Right or Award that is granted in connection with a Dividend Equivalent Right have not been satisfied (as determined by the Firm in its sole discretion).

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2.8.3 Certain Section 162(m) Related Conditions. No Dividend Equivalent Right shall be conditioned on the exercise of any Option or SAR, if and to the extent such Dividend Equivalent Right would cause the compensation payable to a “covered employee” as a result of the related Option or SAR not to constitute performance-based compensation under Section 162(m)(4)(C) of the Code.

2.8.4 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement in respect of which a Dividend Equivalent Right was granted were not satisfied (including the terms and conditions of any other Award that was granted in connection with the Dividend Equivalent Right), then the Grantee shall be obligated to pay the Firm immediately upon demand therefor, any payments in connection with such Dividend Equivalent Right (and, if such payments in respect of the Dividend Equivalent Right were made in a form other than cash, as determined by the Firm in its sole discretion, either return to the Firm the property paid in respect of such Dividend Equivalent Right or an amount equal to the Fair Market Value of such payment determined at the time of payment), without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such payments.

ARTICLE III

MISCELLANEOUS

3.1	Amendment of the Plan or Award Agreement

3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Grantee of an Award.

3.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law, rule or regulation; provided, however, if and to the extent the Board determines that it is appropriate for Awards granted under the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require shareholder approval in order for amounts paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the shareholders of GS Inc. as required by Section 162(m) of the Code and the regulations thereunder and, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code shall be effective without the approval of the shareholders of GS Inc.

3.2	Tax Withholding

3.2.1 As a condition to the delivery of any shares of Common Stock, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a Federal or other governmental tax withholding obligation on the part of the Firm relating to an Award (including, without limitation, FICA tax), (a) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Grantee, whether or not pursuant to the Plan, (b) the Committee shall be entitled to require that the Grantee remit cash to the Firm (through payroll deduction or otherwise) or (c) the Firm may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.

3.2.2 If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the discretion of the Committee, the Grantee may satisfy the withholding obligation described under Section 3.2.1 by electing to have GS Inc. withhold shares of Common Stock (which withholding, unless otherwise provided in the applicable Award Agreement, will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined, which may, as determined by the Committee, be the closing price of a share of Common Stock on the New York Stock Exchange on the trading day immediately prior to the date shares of Common Stock (or cash or other property) are delivered in respect of RSUs (and GS Inc. may cause any fractional share amount to be settled in cash).

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3.3	Required Consents and Legends

3.3.1 If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares.

3.3.2 By accepting an Award, each Grantee shall have expressly provided consent to the items described in Section 3.3.3(d) hereof.

3.3.3 The term “consent” as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any Federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Firm’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Firm’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Firm for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Firm’s imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require GS Inc. to list, register or qualify the shares of Common Stock on any securities exchange.

3.4	Right of Offset

The Firm shall have the right to offset against its obligation to (i) deliver shares of Common Stock (or other property or cash), (ii) release restrictions and/or other terms and conditions in respect of Restricted Shares or (iii) pay dividends or payments under Dividend Equivalent Rights (granted alone or in connection with any Award), in each case, under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) the Grantee then owes to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

3.5	Nonassignability

3.5.1 Except to the extent otherwise expressly provided in the applicable Award Agreement and Sections 3.5.2 and 3.5.3 below, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 3.5 shall be void. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.5.2 The Committee may adopt procedures pursuant to which some or all Grantees of RSUs or Restricted Shares may transfer some or all of their RSUs or Restricted Shares, in each case, which shall continue to be subject to the same terms and conditions on such Award, through a gift for no consideration to any immediate family member (as

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determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% (or such lesser amount as determined by the Committee from time to time) of the beneficial interest (as determined pursuant to the procedures).

3.5.3 The Committee may adopt procedures pursuant to which a Grantee may be permitted to specifically bequeath some or all of the Grantee’s Outstanding RSUs under the Grantee’s will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

3.6	Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the law of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. If a Grantee of an Award, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted under the terms of the Award Agreement or by such Committee action to make any such election and the Grantee makes the election, the Grantee shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

3.7	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any Grantee shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify GS Inc. of such disposition within ten (10) days thereof.

3.8	Change in Control

3.8.1 The Committee may provide in any Award Agreement for provisions relating to a Change in Control, including, without limitation, the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any Outstanding Awards; provided, however, that, in addition to any conditions provided for in the Award Agreement, any acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any Outstanding Awards in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) the Grantee’s Employment is terminated by the Firm without Cause or by the Grantee for Good Reason within 18 months following such Change in Control.

3.8.2 Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of GS Inc. with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of GS Inc., or all or substantially all of the assets of GS Inc., Outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement.

3.9	Other Conditions to Awards

Unless the Committee determines otherwise, the Grantee’s rights in respect of all of his or her Outstanding Awards (whether or not Vested) shall immediately terminate and such Awards shall cease to be Outstanding if: (a) the Grantee attempts to have any dispute under the Plan or his or her Award Agreement resolved in any manner that is not provided for by Section 3.17, (b) the Grantee in any manner, directly or indirectly, (1) Solicits any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (2) interferes with or damages (or attempts to interfere with or damage) any relationship between the Firm and any Client or (3) Solicits any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise, (c) the Grantee fails to certify to GS Inc., in accordance with procedures established by the Committee, that the Grantee has complied, or the Committee determines that the Grantee in fact has failed to comply, with all the terms and conditions of the Plan or Award Agreement, (d) any event constituting Cause occurs with respect to the Grantee, (e) the Committee determines that the Grantee failed to meet, in any respect, any obligation the Grantee may have under any agreement between the Grantee and the Firm, or any agreement entered into in connection with the Grantee’s Employment with the

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Firm or the Grantee’s Award, (f) as a result of any action brought by the Grantee, it is determined that any of the terms or conditions for delivery of shares of Common Stock (or cash or other property) in respect of an Award are invalid or (g) the Grantee’s Employment terminates for any reason or the Grantee is otherwise no longer actively Employed with the Firm and an entity to which the Grantee provide services grants the Grantee cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Award. By exercising any Option or SAR or by accepting delivery of shares of Common Stock (including, for the avoidance of doubt, in the case of Restricted Shares, accepting Restricted Shares for which Transfer Restrictions are released), payment in respect of Dividend Equivalent Rights or any other payment under this Plan, the Grantee shall be deemed to have represented and certified at such time that the Grantee has complied with all the terms and conditions of the Plan and the Award Agreement.

3.10	Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement shall confer upon any Grantee the right to continued Employment by the Firm or affect any right that the Firm may have to terminate or alter the terms and conditions of the Grantee’s Employment.

3.11	Nature and Form of Payments

3.11.1 Any and all grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall be in consideration of services performed or to be performed for the Firm by the Grantee. Awards under the Plan may, in the sole discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to an Employee. Without limitation on Section 1.3 hereof, unless otherwise specifically provided in an Award Agreement or by applicable law, the Committee shall be permitted with respect to any or all Awards to exercise all of the rights described in Sections 1.3.2(h) and 1.3.2(i). Deliveries of shares of Common Stock may be rounded to avoid fractional shares. In addition, the Firm may pay cash in lieu of fractional shares.

3.11.2 All grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Firm or under any agreement with the Grantee, unless the Firm specifically provides otherwise.

3.12	Non-Uniform Determinations

None of Committee’s determinations under the Plan and Award Agreements need to be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, (c) whether a Grantee’s Employment has been terminated for purposes of the Plan and (d) any adjustments to be made to Awards pursuant to Section 1.6.2 or otherwise.

3.13	Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Firm from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.14	Plan Headings; References to Laws, Rules or Regulations

The headings in this Plan are for the purpose of convenience only, and are not intended to define or limit the construction of the provisions hereof.

Any reference in this Plan to any law, rule or regulation shall be deemed to include any amendments, revisions or successor provisions to such law, rule or regulation.

3.15	Date of Adoption and Term of Plan; Shareholder Approval Required

The adoption of the Plan as amended and restated on March 6, 2015 is expressly conditioned on the approval of the shareholders of GS Inc. in accordance with Treasury Regulation §1.162-27(e)(4), Section 422 of the Code, the rules of the New York Stock Exchange and other applicable law.

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Unless sooner terminated by the Board, the Plan shall terminate on the date of the annual meeting of shareholders of GS Inc. that occurs in 2019. The Board reserves the right to terminate the Plan at any time. All Awards made under the Plan prior to the termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.16	Governing Law

ALL RIGHTS AND OBLIGATIONS UNDER THE PLAN AND EACH AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.17	Arbitration

3.17.1 Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that any dispute, controversy or claim between the Firm and a Grantee, arising out of or relating to or concerning the Plan or applicable Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter in New York City (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by the Grantee must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Section is subject to the provisions of Sections 3.17.2 and 3.17.3 below.

3.17.2 Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that the Firm and the Grantee irrevocably submit to the exclusive jurisdiction of any state or Federal court located in the City of New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award that is not otherwise arbitrated or resolved according to Section 3.17.1. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. By accepting an Award, the Grantee acknowledges that the forum designated by this Section 3.17.2 has a reasonable relation to the Plan, any applicable Award and to the Grantee’s relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.17 or otherwise.

3.17.3 Unless otherwise specified in an applicable Award Agreement, the agreement by the Grantee and the Firm as to forum is independent of the law that may be applied in the suit, action or proceeding and the Grantee and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. By accepting an Award, (a) the Grantee waives, to the fullest extent permitted by applicable law, any objection which the Grantee may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.17.2, (b) the Grantee undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in Section 3.17 and (c) the Grantee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Grantee and the Firm.

3.17.4 Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee irrevocably appoints each General Counsel of GS Inc. as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award which is not arbitrated pursuant to the provisions of Section 3.17.1, who shall promptly advise the Grantee of any such service of process.

3.17.5 Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 3.17, except that the Grantee may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.17.6 By accepting an Award, Grantee agrees to arbitrate all claims as described in this Section 3.17, in accordance with the arbitration procedure set forth in this Section 3.17. Nothing herein shall be construed as an agreement by either the Firm or Grantee to arbitrate claims on a collective or class basis. In addition, by accepting an Award, Grantee agrees that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class or collective claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

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3.18	Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. By accepting an Award, the Grantee acknowledges that the Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.19	Waiver of Claims

By accepting an Award, the Grantee recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits under such Award. Accordingly, in consideration of the Grantee’s receipt of any Award, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the SIP Administrator, GS Inc. or the Board or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement), and the Grantee expressly waives any claim related in any way to any Award including any claim based upon any promissory estoppel or other theory in connection with any Award and the Grantee’s employment with the Firm.

3.20	No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Firm and the Grantee of the Award any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 1.3.5 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.

3.21	Limitations Imposed by Section 162(m) of the Code

Notwithstanding any other provision hereunder, prior to a Change in Control, if and to the extent that the Committee determines GS Inc.’s Federal tax deduction in respect of a particular Grantee’s Award may be limited as a result of Section 162(m) of the Code, the Committee may determine to delay delivery or payment under the Award in such manner as it deems appropriate, including the following actions:

3.21.1 With respect to such Grantee’s Options, SARs and Dividend Equivalent Rights, the Committee may delay the payment in respect of such Options, SARs and Dividend Equivalent Rights until a date that is within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control. In the event that a Grantee exercises an Option or SAR or would receive a payment in respect of a Dividend Equivalent Right at a time when the Grantee is a “covered employee” and the Committee determines to delay the payment in respect of any such Award, the Committee shall credit cash or, in the case of an amount payable in Common Stock, the Fair Market Value of the Common Stock, payable to the Grantee to a book account. The Grantee shall have no rights in respect of such book account, and the amount credited thereto shall be subject to the transfer restrictions in Section 3.5. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded unsecured promise to pay the amount credited thereto to the Grantee in the future.

3.21.2 With respect to such Grantee’s Restricted Shares, the Committee may require the Grantee to surrender to the Committee any certificates and agreements with respect to such Restricted Shares in order to cancel the Awards of Restricted Shares. In exchange for such cancellation, the Committee shall credit the Fair Market Value of the Restricted Shares subject to such Awards to a book account. The amount credited to the book account shall be paid to the Grantee within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control. The Grantee shall have no rights in respect of such book account, and the amount credited

B-16	Goldman Sachs	Proxy Statement for 2015 Annual Meeting of Shareholders

thereto shall be subject to the transfer restrictions in Section 3.5. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded unsecured promise to pay the amount credited thereto to the Grantee in the future.

3.21.3 With respect to such Grantee’s RSUs, the Committee may elect to delay delivery of such RSU Shares until a date that is within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control.

3.22	Certain Limitations on Transactions Involving Common Stock; Fees and Commissions

3.22.1 Each Grantee shall be subject to, and acceptance of an Award shall constitute an agreement to be subject to, the Firm’s policies in effect from time to time concerning trading in Common Stock, hedging or pledging and confidential or proprietary information. In addition, with respect to any shares of Common Stock delivered to any Grantee in respect of an Award, sales of such Common Stock shall be effected in accordance such rules and procedures as may be adopted from time to time with respect to sales of such shares of Common Stock (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm).

3.22.2 Each Grantee may be required to pay any brokerage costs or other fees or expenses associated with any Award, including, without limitation, in connection with the sale of any shares of Common Stock delivered in respect of any Award or the exercise of an Option or SAR.

3.23	Deliveries

3.23.1 Deliveries of shares of Common Stock, cash or other property under the Plan shall be made to the Grantee reasonably promptly after the Delivery Date or any other date such delivery is called for, but in no case more than thirty (30) Business Days after such date.

3.23.2 In the discretion of the Committee, delivery of shares of Common Stock (including Restricted Shares) or the payment of cash or other property may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of shares of Common Stock, cash or other property required by this Award Agreement have been satisfied. The Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, the Grantee’s (or the Grantee’s estate or beneficiary) executing any documents related to, and the Grantee (or the Grantee’s estate or beneficiary) paying for any costs associated with, such account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such shares of Common Stock while held in escrow and (B) dividends paid on such shares of Common Stock held in escrow may be accumulated and shall be paid as determined by the Firm in its sole discretion.

3.24	Successors and Assigns of GS Inc.

The terms of this Plan shall be binding upon and inure to the benefit of GS Inc. and its successors and assigns.

Goldman Sachs	Proxy Statement for 2015 Annual Meeting of Shareholders	B-17

Directions to our 2015 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

555 California Street

San Francisco, California 94104

Located at the corner of California and Kearny Streets. Please enter through the lower California Street entrance, located near the taxi stand.

Public Transportation

BART – Our office is accessible from the Montgomery Street Station and Embarcadero Station. Metro services available from these stops are Blue, Green, Yellow and Red. There is also a cable car stop located outside the building.

Driving Directions

From the North via 101 South

Follow US 101 South across the Golden Gate Bridge to Broadway. Turn left onto Broadway and follow Broadway approximately 1 mile to Columbus Avenue. Take a right onto Columbus Avenue for .25 miles to Montgomery Street. Turn right onto Montgomery Street. Continue on Montgomery Street for 3 blocks to California Street. Turn right onto California Street.

From the South via 101 North (including from San Francisco International Airport)

Follow US 101 North to I-80 East. Continue on I-80 east to Fourth Street, exit to Bryant Street. Follow Bryant Street 1 block to Third Street. Turn left onto Third Street. Follow Third Street across Market Street where it turns into Kearny Street. Follow Kearny Street 6 blocks and turn right onto California Street.

From the East via I-80 West

Follow I-80 across the San Francisco-Oakland Bay Bridge. Take the Fremont Street exit (the first exit off the bridge on the right). Turn left onto Fremont and follow Fremont Street across Market. Fremont Street then becomes Front Street. Stay on Front Street for 2 blocks and turn left onto California Street.

From the West

Go east on California Street. Turn left onto Kearny Street and proceed 2 blocks. Turn right onto California Street.

Goldman Sachs	Proxy Statement for the 2015 Annual Meeting of Shareholders	C-1

THE GOLDMAN SACHS GROUP, INC. 200 WEST STREET NEW YORK, NEW YORK 10282	THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING FOR HOLDERS AS OF 3/23/15 TO BE HELD ON 5/21/15

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on May 18, 2015 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on May 20, 2015. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on May 18, 2015 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on May 20, 2015. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy at your earliest convenience and in any event by May 14, 2015 to ensure timely receipt.

If you vote by Internet or by telephone, please do NOT mail back the proxy card below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M83339-P62050-Z65023 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —

        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOLDMAN SACHS GROUP, INC.
Matters to be voted on: The Board of Directors recommends you vote FOR proposal 1:

1.	Election of Directors		For	Against	Abstain
”

	1a.	Lloyd C. Blankfein	☐	☐	☐

	1b.	M. Michele Burns	☐	☐	☐

	1c.	Gary D. Cohn	☐	☐	☐

	1d.	Mark Flaherty	☐	☐	☐

	1e.	William W. George	☐	☐	☐

	1f.	James A. Johnson	☐	☐	☐

	1g.	Lakshmi N. Mittal	☐	☐	☐

	1h.	Adebayo O. Ogunlesi	☐	☐	☐

	1i.	Peter Oppenheimer	☐	☐	☐

	1j.	Debora L. Spar	☐	☐	☐

	1k.	Mark E. Tucker	☐	☐	☐

	1l.	David A. Viniar	☐	☐	☐

	1m.	Mark O. Winkelman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2-4:		For	Against	Abstain
”

2.	Advisory Vote to Approve Executive Compensation (Say on Pay)	☐	☐	☐

3.	Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2015)	☐	☐	☐

4.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2015	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 5-7:		For	Against	Abstain
”

5.	Shareholder Proposal Regarding Vote-Counting	☐	☐	☐

6.	Shareholder Proposal Regarding Vesting of Equity Awards Upon Entering Government Service	☐	☐	☐

7.	Shareholder Proposal Regarding Right to Act by Written Consent	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Notice and Proxy Statement and the 2014 Annual Report to Shareholders are available at: www.proxyvote.com

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M83340-P62050-Z65023

THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING: MAY 21, 2015 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Lloyd C. Blankfein and Adebayo O. Ogunlesi, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote for, and on behalf of, the undersigned as designated on the reverse side at the 2015 Annual Meeting of Shareholders to be held on May 21, 2015 and at any adjournment or postponement thereof. Other than with respect to shares held through The Goldman Sachs 401(k) Plan, the undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2015 Annual Meeting of Shareholders, the Proxy Statement in connection with such meeting and the 2014 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return (or submit electronically) this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1), (2), (3) and (4), “AGAINST” Proposals (5), (6) and (7) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern Time on May 20, 2015.

Parties to the Goldman Sachs Shareholders’ Agreement should refer to the e-mail notice that accompanied the proxy card for information regarding the authorization granted by the proxy card.

Special instructions with respect to shares held through The Goldman Sachs 401(k) Plan. This proxy also provides voting instructions for shares held by State Street Bank and Trust Company, Trustee of the Goldman Sachs Stock Fund under The Goldman Sachs 401(k) Plan, and authorizes and directs the Trustee to vote in person or by proxy all shares credited to the undersigned’s account as of the March 23, 2015 record date. You must indicate how the shares allocated to your account are to be voted by the Trustee by Internet or telephone or by completing and returning this form no later than 5:00 p.m. Eastern Time on May 18, 2015. If you (i) sign and return (or submit electronically) this form but do not give any direction or (ii) fail to sign and return (or submit electronically) this form or vote by Internet or telephone, the shares allocated to your account will be voted in the same proportion as the shares held under the Plan for which instructions are received, unless otherwise required by law.

Submitting your proxy via the Internet or by telephone or mail will not affect your right to vote in person should you decide to attend the Annual Meeting.